   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 13, 1998
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                              AEP INDUSTRIES INC.
             (Exact Name of Registrant as Specified in its Charter)

            DELAWARE                            3081                           22-1916107
(State or Other Jurisdiction of     (Primary Standard Industrial            (I.R.S. Employer
         Incorporation)             Classification Code Number)          Identification Number)

                              125 PHILLIPS AVENUE
                    SOUTH HACKENSACK, NEW JERSEY 07606-1546
                                 (201) 641-6600
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                                 PAUL M. FEENEY
              EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                              AEP INDUSTRIES INC.
                              125 PHILLIPS AVENUE
                    SOUTH HACKENSACK, NEW JERSEY 07606-1546
                                 (201) 641-6600
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                                       of
                               Agent for Service)
                         ------------------------------

                                    COPY TO:

                             PAUL E. GELBARD, ESQ.
                      BACHNER, TALLY, POLEVOY & MISHER LLP
                               380 MADISON AVENUE
                         NEW YORK, NEW YORK 10017-2590
                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement of the earlier effective registration statement for the same offering. / /
                        CALCULATION OF REGISTRATION FEE

                                                                PROPOSED                     PROPOSED
     TITLE OF EACH CLASS OF           AMOUNT TO BE          MAXIMUM OFFERING             MAXIMUM AGGREGATE           AMOUNT OF
   SECURITIES TO BE REGISTERED         REGISTERED          PRICE PER NOTE (1)           OFFERING PRICE (1)        REGISTRATION FEE
9.875% Senior Subordinated Notes      $200,000,000
  due 2007.......................   Principal Amount              100%                     $200,000,000               $59,000

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) under the Securities Act of 1933.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION--DATED FEBRUARY 13, 1998
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS

                                                                       [LOGO]

                              AEP INDUSTRIES INC.

                     OFFER TO EXCHANGE $200,000,000 OF ITS

                   9.875% SENIOR SUBORDINATED NOTES DUE 2007,

              WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT,

                      FOR $200,000,000 OF ITS OUTSTANDING

                   9.875% SENIOR SUBORDINATED NOTES DUE 2007
                            ------------------------

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON          ,
1998, UNLESS EXTENDED.
                            ------------------------

    AEP INDUSTRIES INC. (the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange an aggregate of up to $200,000,000 principal amount of 9.875% Senior Subordinated Notes due 2007 (the "Exchange Notes") of the Company for an identical face amount of the issued and outstanding 9.875% Senior Subordinated Notes due 2007 (the "Old Notes" and together with the Exchange Notes the "Notes") of the Company from the Holders (as defined) thereof. As of the date of this Prospectus, there are $200,000,000 aggregate principal amount of the Old Notes outstanding. The terms of the Exchange Notes are identical in all material respects to the Old Notes except that the Exchange Notes have been registered under the Securities Act of 1933, as amended (the "Securities Act") and therefore will not bear legends restricting their transfer and will not contain certain provisions providing for an increase in the interest rate on the Old Notes under certain circumstances described in the Registration Rights Agreement (as defined), which provisions will terminate as to all of the Notes upon the consummation of the Exchange Offer.

    Interest on the Exchange Notes will be payable semi-annually on May 15 and November 15 of each year, commencing on May 15, 1998. The Exchange Notes will mature on November 15, 2007. Except as described below, the Company may not redeem the Exchange Notes prior to November 15, 2002. On or after such date, the Company may redeem the Exchange Notes, in whole or in part, at the redemption prices set forth herein, together with accrued and unpaid interest, if any, to the date of redemption. In addition, at any time on or prior to November 15, 2000, the Company may, subject to certain requirements, redeem up to 35% of the aggregate principal amount of the Exchange Notes originally issued with the net proceeds of one or more Equity Offerings (as defined), at a price equal to 109.875% of the aggregate principal amount to be redeemed together with accrued and unpaid interest, if any, to the date of redemption; provided that at least $100,000,000 of the aggregate principal amount of the Exchange Notes remains outstanding immediately after each such redemption. The Exchange Notes will not be subject to any sinking fund requirements. Upon the occurrence of a Change of Control (as defined), the Company will be required to make an offer to purchase the Exchange Notes at a price equal to 101% of the aggregate principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase. See "Description of the Exchange Notes."

    The Exchange Notes will be unsecured obligations of the Company subordinate in right of payment to all existing and future Senior Debt (as defined) of the Company, including obligations under the Credit Agreement (as defined), and will rank senior to all other Subordinated Indebtedness (as defined) of the Company. As of October 31, 1997, after giving effect to the issuance of the Notes, the aggregate amount of the Company's outstanding Senior Debt would have been approximately $185 million (excluding unused commitments) and the Company would have had no senior subordinated indebtedness outstanding other than the Notes. See "Description of the Exchange Notes--Subordination."

    The Old Notes were issued and sold on November 19,1997 in a transaction not registered under the Securities Act in reliance upon an exemption from the registration requirements thereof. In general, the Old Notes may not be offered or sold unless registered under the Securities Act except pursuant to an exemption from, or in a transaction not subject to, the Securities Act. The Exchange Notes are being offered hereby in order to satisfy certain obligations of the Company contained in the Registration Rights Agreement (as defined). Based on interpretations by the staff of the Securities and Exchange Commission (the "Commission") set forth in no-action letters issued to third parties, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by any holder thereof (other than any such holder that is an "affiliate" of the Company within the meaning of Rule 405 promulgated under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business, such holder has no arrangement with any person to participate in the distribution of such Exchange Notes, and neither such holder nor any such other person is engaging in, or intends to engage in, a distribution of such Exchange Notes. However, the Company has not sought and does not intend to seek, its own no-action letter, and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer. Notwithstanding the foregoing, each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal stales that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with any resale of Exchange Notes received in exchange for such Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities (other than Old Notes acquired directly from the Company). The Company has agreed that for a period of 120 days after the date of this Prospectus, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

    The Old Notes are designated for trading in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") market. There is no established trading market for the Exchange Notes. The Company does not currently intend to list the Exchange Notes on any securities exchange or to seek approval for quotation through any automated quotation system. Accordingly, there can be no assurance as to the development or liquidity of any market for the Exchange Notes.

    The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Old Notes being tendered for exchange. The date of acceptance and exchange of the Old Notes (the "Exchange Date") will be the fourth business day following the Expiration Date (as defined). Old Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date. The Company will not receive any proceeds from the Exchange Offer. The Company will pay all of the expenses incident to the Exchange Offer.

    SEE "RISK FACTORS," BEGINNING ON PAGE 13, FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY INVESTORS IN CONNECTION WITH THE EXCHANGE OFFER AND AN INVESTMENT IN THE EXCHANGE NOTES.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this Prospectus is       , 1998

                             AVAILABLE INFORMATION

    The Company has filed with the Commission a Registration Statement on Form S-4 (together with all amendments, exhibits, schedules and supplements thereto, the "Registration Statement") under the Securities Act with respect to the Exchange Notes being offered hereby. This Prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement. For further information with respect to the Company and the Exchange Notes, reference is made to the Registration Statement. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and, where such contract or other document is an exhibit to the Registration Statement, each such statement is qualified in all respects by the provisions in such exhibit, to which reference is hereby made.

    The Company is presently subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports and other information with the Commission. The Registration Statement, such reports and other information can be inspected and copied at the Public Reference Section of the Commission located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549 and at regional public reference facilities maintained by the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material, including copies of all or any portion of the Registration Statement, can be obtained from the Public Reference Section of the Commission at prescribed rates. Such material may also be accessed electronically by means of the Commission's home page on the Internet (http://www.sec.gov). The Company's Common Stock is traded on the Nasdaq National Market ("Nasdaq"). Reports, proxy statements and other information concerning the Company may be inspected at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006-1500.

    THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED THEREIN BY REFERENCE) ARE AVAILABLE UPON REQUEST FROM AEP INDUSTRIES INC., 125 PHILLIPS AVENUE, SOUTH HACKENSACK, NEW JERSEY 07606-1546 (TELEPHONE: (201) 641-6600). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY
            , 1998.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS OFFERING MEMORANDUM. UNLESS THE CONTEXT OTHERWISE REQUIRES, REFERENCES IN THIS OFFERING MEMORANDUM TO "AEP" AND THE "COMPANY" REFER TO AEP INDUSTRIES INC. AND ITS SUBSIDIARIES.

                                  THE COMPANY

    AEP Industries Inc. (the "Company") is a leading worldwide manufacturer of plastic packaging films. Incorporating both cast and blown film technologies, the Company manufactures an extensive range of specialty and standard flexible packaging products for use in the packaging, transportation, beverage, food, automotive, pharmaceuticals, chemical, electronics, construction, agricultural and textile industries. The Company currently has manufacturing operations located in 11 countries in North America, Europe and the Asia/Pacific region.

    In October 1996, in order to establish a worldwide market presence, diversify its product lines and strengthen market share in certain of its existing businesses, the Company acquired the global packaging operations of Borden, Inc. ("Borden") in exchange for approximately $280 million (including the assumption of certain indebtedness and other purchase price adjustments) and
2.4 million shares of common stock of the Company, $.01 par value ("Common Stock"). The addition of Borden's global packaging operations (the "Borden Acquisition") broadened the Company's product portfolio, established the Company as the largest manufacturer of polyvinyl chloride food wrap and polyethylene stretch wrap in North America and worldwide, and positioned the Company as a leader in a number of other markets, including processed cheese films and twist wrap. Moreover, the Company has realized economies of scale and other synergies which have enabled it to significantly reduce certain operating expenses of the combined business.

    The following table summarizes the Company's product lines:

PRODUCT                               LOCATION                     MATERIAL                       USES
---------------------------  ---------------------------  ---------------------------  ---------------------------
Polyvinyl chloride wrap      North America, Europe,       Polyvinyl chloride           Meat and food wrap,
                             Asia/Pacific                                              institutional films, twist
                                                                                       wrap
Stretch (pallet) wrap        North America, Europe,       Polyethylene                 Pallet wrap
                             Asia/Pacific
Industrial films             North America,               Polyethylene                 Drum, box, carton, and pail
                             Asia/Pacific                                              liners; bags for furniture
                                                                                       and mattresses; films to
                                                                                       cover high value products;
                                                                                       agricultural films
Printed and converted films  Europe, Asia/Pacific         Primarily polyethylene       Printed, laminated and/ or
                                                                                       converted films providing
                                                                                       flexible packaging to
                                                                                       consumer markets
Polypropylene and barrier    North America, Europe        Polypropylene Polyethylene   Packaging of baked goods,
  films                                                                                cheese, candies, and salted
                                                                                       snacks; used in tape,
                                                                                       diaper tabs, box windows
                                                                                       and graphic arts
Other products and           North America, Europe,       Various thermoplastics and   Manufactured and resale
  specialty films            Asia/Pacific, South Africa   machinery                    items used in packaging

COMPETITIVE STRENGTHS

    The Company believes that its competitive strengths include the following:

    - LEADING MARKET SHARES. The Company is a market leader in most of its core product lines. The Company believes it now holds the number one market share, on a worldwide basis, in polyvinyl chloride food wrap and polyethylene stretch wrap, is a market leader in Europe for processed cheese films and twist wrap and holds the number two market share position for industrial films in North America.

    - PRODUCT LINE AND GEOGRAPHIC DIVERSITY. The Company manufactures a broad array of packaging films, including specialty and commodity films, thereby enabling the Company to satisfy the specific needs of each of its customers and reduce its dependence on any single product. For example, the Company's stretch wrap business, which accounted for approximately 40% of total sales prior to the Borden Acquisition, accounted for 24% of total sales during the fiscal year ended October 31, 1997 ("Fiscal 1997"), and no single product line accounted for more than 30% of the Company's sales during Fiscal 1997. Because of its broad range of products, the Company is able to bundle various products and offer new and existing customers one-stop shopping, thereby affording it a greater opportunity to increase market share. In addition, the location of the Company's operations reduces its dependence on any single geographic market. Primarily a North American stretch wrap and industrial films manufacturer prior to the Borden Acquisition, the Company now manufactures products for a variety of packaging applications and has a substantial presence in Europe and a growing presence in the Asia/Pacific region, as evidenced by the fact that 38% of the Company's sales during Fiscal 1997 were generated outside North America.

    - LOW COST PRODUCER. The Company believes its production costs are among the lowest in the industry. The Company's favorable cost position is the result of several important factors, many of which were enhanced by the Borden Acquisition. The Company's position as North America's largest stretch wrap and second largest industrial films manufacturer, as well as its long-standing relationships with its suppliers, have enabled the Company to negotiate favorable resin prices. Since resin typically comprises approximately 60% of a manufacturer's costs of goods sold, the Company's purchasing leverage ensures that it is able to offer competitive pricing. In addition, the Company uses highly automated manufacturing equipment and continually seeks to consolidate less efficient operations and allocate production among the Company's various plants in order to maximize capacity utilization. These efforts have enabled the Company to significantly reduce labor costs, waste and production time.

    - STRATEGICALLY LOCATED MANUFACTURING SITES. The strategic locations of the Company's large, well-integrated plants provide it with unique cost advantages, including reduced transportation and warehousing costs. In addition, the proximity of the Company's manufacturing sites to major markets enables the Company to rapidly respond to changing customer needs and market conditions.

    - HIGH-QUALITY PRODUCTS AND SERVICES; STRONG RELATIONSHIPS WITH
      CUSTOMERS. The Company has adopted strict quality control systems and procedures which it regularly reviews, updates and modifies as appropriate. The Company believes that its ability to consistently manufacture high-quality products and provide timely delivery and superior customer service is a critical component of its success. As a result of its focus on quality and service, the Company believes it has developed a reputation in the industry as a dependable manufacturer of a wide variety of high-quality, high-performance products, which makes the Company the supplier of choice for many of its customers and has enabled it to develop long-standing relationships with them.

    - CUSTOMER-ORIENTED RESEARCH AND DEVELOPMENT. The Company's research and development efforts are structured to anticipate and respond to evolving customer needs. The principal efforts of the research and development department are directed to assisting sales personnel in designing specialty products to meet individual customer's needs and reformulating existing products to improve quality and/or performance. These efforts have resulted in the development of a number of new products and improvements to existing products, including the Company's improvement to its cold seal wrap technology, a system which permits automatic sealing of films without application of glue or significant heat. The Company's research and development team also seeks to reduce production costs and maintain and improve quality control in the Company's manufacturing operations.

    - PROVEN MANAGEMENT TEAM. The Company, which was founded by its current chief executive officer in 1970, has assembled a superior management team with a strong track record and an average of 25 years of experience in the plastic packaging industry. The current management team has been successful in diversifying product lines, increasing sales and market share, strengthening customer and supplier relationships, improving manufacturing efficiencies and productivity, selecting and integrating strategic acquisitions, and developing new technologies to enhance the competitive strengths of the Company.

BUSINESS STRATEGY

    The Company's goals are to build and maintain leading market positions in a broad range of products, provide superior quality and customer service, expand its markets worldwide and continue to serve as a low-cost producer. The Company intends to achieve these goals through application of the following strategies:

    - INCREASE MARKET SHARE. The Company pursues opportunities to increase market share and improve profitability through (i) the expansion of its product lines, (ii) penetration into new geographic markets, (iii) the development of opportunities to cross-market and bundle multiple products to new and existing customers and (iv) small strategic acquisitions. For example, the Company is continuing to develop new barrier, high performance and cold seal films to further penetrate these high growth and/or high margin markets. In addition, the Company will continue to pursue opportunities for additional growth in additional geographic markets for plastic films, including Eastern Europe, Mexico, Central America, the Caribbean, and the Asia/Pacific region, where the Company believes that the opportunities for growth and/or competitive conditions are favorable. The Company may also seek small strategic acquisitions, particularly when they provide opportunities to consolidate operations and decrease unit production costs, such as the recent acquisition of ICI's Visqueen industrial films operations in Australia, which will enable the Company to consolidate several operations in Australia and eliminate duplication of facilities, equipment and personnel.

    - REDUCE COSTS. In order to maintain and improve its cost position, the Company continues to identify opportunities for ongoing cost reduction. In connection with the Borden Acquisition and in response to overcapacity in the stretch wrap industry and other market conditions, the Company has (i) reduced its labor force by approximately 500 people (10.9% of its total workforce); (ii) closed its North Andover manufacturing facility for polyvinyl chloride food wrap and consolidated those operations at its Griffin, Georgia facility; and (iii) reduced its excess stretch wrap capacity by an aggregate of approximately 103 million pounds through a combination of permanently eliminating, temporary idling and reallocating stretch wrap capacity, thereby improving efficiency. Some of these actions were consummated late in Fiscal 1997 and had associated costs to the Company in this period. Accordingly, the Company expects a portion of the benefits of these actions will not be realized until its fiscal year ending October 31, 1998 ("Fiscal 1998"). In addition, the Company continuously scrutinizes its manufacturing processes and overhead infrastructure to conserve material and energy, reduce set-up time and lower overhead expenses. To this end, the Company has identified additional cost saving opportunities it expects to implement in Fiscal 1998, including reformulating certain products to reduce raw material costs, further rationalizing its salesforce to reduce selling expenses per unit and further streamlining its distribution systems to reduce delivery costs.

    - DIVEST NON-CORE PRODUCT LINES. In order to concentrate on its core business and reduce costs, the Company seeks to consolidate certain of its existing product lines and divest itself of businesses which do not fit into its overall strategy for growth. To this end, the Company is endeavoring to sell certain businesses acquired from Borden, namely the rigids businesses and the Company's operations in South Africa.

    The Company was organized under the laws of the State of New Jersey in 1970 and reincorporated under the laws of the State of Delaware in 1985. Its principal executive offices are located at 125 Phillips Avenue, South Hackensack, New Jersey 07606, and its telephone number at that address is (201) 641-6600.

                               THE EXCHANGE OFFER

The Exchange Offer.........  The Company is offering to exchange pursuant to the Exchange
                             Offer up to $200,000,000 aggregate principal amount of its new
                             9.875% Subordinated Notes due 2007 (the "Exchange Notes") for a
                             like aggregate principal amount of its outstanding 9.875%
                             Senior Subordinated Notes due 2007 (the "Old Notes" and
                             together with the Exchange Notes, the "Notes"). The terms of the Exchange Notes are identical in all material respects
                             (including principal amount, interest rate) to the terms of the
                             Old Notes for which they may be exchanged pursuant to the
                             Exchange Offer, except that the Exchange Notes are freely
                             transferrable by Holders (as defined) thereof (other than as provided herein), and are not subject to any covenant regarding registration under the Securities Act. See "The Exchange
                             Offer."

Interest Payments..........  Interest on the Exchange Notes shall accrue from the last interest payment date (May 15 or November 15) on which interest was paid on the Notes so surrendered or, if no interest has been paid on such Notes, from November 19, 1997 (the "Interest
                             Payment Date").

Minimum Condition..........  The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Old Notes being tendered for exchange.

Expiration Date; Withdrawal
  of Tender................  The Exchange Offer will expire at 5:00 p.m., New York City
                             time, on            , 1998, unless the Exchange Offer is
                             extended, in which case the term "Expiration Date" means the latest date and time to which the Exchange Offer is extended.
                             Tenders may be withdrawn at any time prior to 5:00 p.m., New
                             York City time, on the Expiration Date. See "The Exchange
                             Offer--Withdrawal Rights."

Exchange Date..............  The date of acceptance for exchange of the Old Notes will be the fourth business day following the Expiration Date.

Conditions to the Exchange
  Offer....................  The Exchange Offer is subject to certain customary conditions, which may be waived by the Company. The Company currently
                             expects that each of the conditions will be satisfied and that no waivers will be necessary. See "The Exchange Offer--Certain
                             Conditions to the Exchange Offer." The Company reserves the right to terminate or amend the Exchange Offer at any time prior to the Expiration Date upon the occurrence of any such condition.

Procedures for Tendering
  Old Notes................  Each holder of Old Notes wishing to accept the Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions
                             contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with the Old Notes and any other required documentation, to the
                             Exchange Agent (as defined) at the address set forth therein.
                             See "The Exchange Offer--Procedures for Tendering Old Notes"
                             and "Plan of Distribution."

Use of Proceeds............  There will be no proceeds to the Company from the exchange of
                             Notes pursuant to the Exchange Offer.

Federal Income Tax
  Consequences.............  The exchange of Notes pursuant to the Exchange Offer should not be a taxable event for federal income tax purposes. See
                             "Certain U.S. Federal Income Tax Consequences."

Special Procedures for       Any beneficial owner whose Old Notes are registered in the name
  Beneficial Owners........  of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such beneficial owner's own behalf, such beneficial owner must, prior to completing and executing the
                             Letter of Transmittal and delivering the Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such beneficial owner's name or obtain a properly completed bond power from the registered holder. The transfer of
                             registered ownership may take considerable time. See "The
                             Exchange Offer--Procedures for Tendering Old Notes."

Guaranteed Delivery          Holders of Old Notes who wish to tender their Old Notes and
  Procedures...............  whose Old Notes are not immediately available or who cannot deliver their Old Notes, the Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange
                             Agent prior to the Expiration Date must tender their Old Notes according to the guaranteed delivery procedures set forth in
                             "The Exchange Offer--Procedures for Tendering Old Notes."

Acceptance of Old Notes and
  Delivery of Exchange
  Notes....................  The Company will accept for exchange any and all Old Notes which are properly tendered in the Exchange Offer prior to 5:00
                             p.m., New York City time, on the Expiration Date. The Exchange
                             Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date. See "The Exchange
                             Offer--Acceptance of Old Notes for Exchange; Delivery of
                             Exchange Notes."

Effect on Holders of Old     As a result of the making of, and upon acceptance for exchange
  Notes....................  of all validly tendered Old Notes pursuant to the terms of this
                             Exchange Offer, the Company will have fulfilled a covenant contained in the Registration Rights Agreement (the
                             "Registration Rights Agreement"), dated November 19, 1997, among the Company and J.P. Morgan & Co., Morgan Stanley Dean
                             Witter and Salomon Brothers Inc (the "Initial Purchasers") and,
                             accordingly, there will be no increase in the interest rate on the Old Notes pursuant to the terms of the Registration Rights
                             Agreement, and the holders of the Old Notes will have no
                             further registration or other rights under the Registration
                             Rights Agreement. Holders of the Old Notes who do not tender their Old Notes in the Exchange Offer will continue to hold such Old Notes and will be entitled to all the rights and
                             limitations applicable thereto under the Indenture, dated
                             November 19, 1997, between the Company and The Bank of New York relating to the Old Notes and the Exchange Notes (the

                             "Indenture"), except for any such rights under the Registration
                             Rights Agreement that by their terms terminate or cease to have further effectiveness as a result of the making of, and the acceptance for exchange of all validly tendered Old Notes
                             pursuant to, the Exchange Offer. All untendered Old Notes will continue to be subject to the restrictions on transfer provided for in the Old Notes and in the Indenture. To the extent that
                             Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered Old Notes could be adversely affected.

Consequence of Failure to
  Exchange.................  Holders of Old Notes that do not exchange their Old Notes for
                             Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the offer or sale of the Old Notes pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless
                             registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the
                             Securities Act and applicable state securities laws. The
                             Company does not currently anticipate that it will register the
                             Old Notes under the Securities Act.

Exchange Agent.............  The Bank of New York is serving as exchange agent (the
                             "Exchange Agent") in connection with the Exchange Offer. See
                             "The Exchange Offer--Exchange Agent."

                                TERMS OF THE EXCHANGE NOTES

Securities Offered.........  $200,000,000 of 9.875% Senior Subordinated Notes due 2007.

Maturity Date..............  November 15, 2007.

Interest Payment Dates.....  May 15 and November 15, commencing May 15, 1998.

Optional Redemption........  The Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after November 15, 2002, at the redemption prices set forth herein, plus accrued and unpaid interest to the redemption date. In addition, on or prior to
                             November 15, 2000, the Company may redeem up to 35% of the
                             Notes originally issued at a redemption price equal to 109.875%
                             of the principal amount thereof, plus accrued and unpaid
                             interest thereon to the redemption date, with the net cash proceeds of one or more Equity Offerings, provided, however, that at least $100.0 million in aggregate principal amount of
                             Notes shall remain outstanding after each such redemption.

Ranking....................  The Notes will be unsecured obligations of the Company, subordinated in right of payment to all existing and future
                             Senior Debt of the Company, including all obligations under the
                             Credit Agreement. As of October 31, 1997, after giving pro forma effect to the Offering and the application of the net proceeds therefrom, the Company would have had approximately
                             $185 million of Senior Debt outstanding (including
                             approximately $128.0 million outstanding under the Credit
                             Agreement).

Change of Control..........  Upon the occurrence of a Change of Control, the Company will be required to make an offer to repurchase all outstanding Notes at a purchase price equal to 101% of the principal amount
                             thereof plus accrued and unpaid interest thereon to the
                             purchase date. See "Description of Notes--Covenants--Change of
                             Control." The terms of the Credit Agreement may limit the
                             Company's ability to repurchase any Notes upon a Change of
                             Control. In addition, there can be no assurance that upon a
                             Change of Control the Company will have sufficient funds to repurchase any of the Notes.

Certain Covenants..........  The Indenture will contain certain covenants that, among other things, limit the ability of the Company or any of its
                             Restricted Subsidiaries to incur additional Indebtedness, make certain Restricted Payments and Investments, create Liens, permit dividend or other payment restrictions to apply to
                             Restricted Subsidiaries, enter into certain transactions with
                             Affiliates or consummate certain merger, consolidation or
                             similar transactions. In addition, in certain circumstances, the Company will be required to offer to purchase Notes at 100%
                             of the principal amount thereof with the net proceeds of
                             certain asset sales. These covenants are subject to a number of significant exceptions and qualifications. See "Description of
                             Notes."

Absence of Market..........  The Exchange Notes are new securities for which there is currently no established market. Accordingly, there can be no assurance as to the development or liquidity of any market for the Exchange Notes. The Company does not intend to apply for a listing on a securities exchange of the Exchange Notes.

                                  RISK FACTORS

    Holders of the Old Notes should carefully consider the specific matters set forth under "Risk Factors" as well as the other information and data included in this Prospectus, including the documents incorporated herein by reference, prior to tendering Old Notes in the Exchange Offer.

          SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

    The following tables set forth certain summary historical and unaudited pro forma consolidated financial data, which should be read in connection with the Company's Consolidated Financial Statements and the Notes thereto and with "Management's Discussion and Analysis of Financial Condition and Results of Operations." The summary statement of operations data for the years ended October 31, 1993 and 1994 have been derived from the Company's audited financial statements. The summary balance sheet data as of October 31, 1997 and statement of operations data for the years ended October 31, 1995, 1996 and 1997, have been derived from the Company's audited financial statements included elsewhere herein. The accompanying unaudited Pro Forma statement of operations and balance sheet data are based upon the consolidated financial statements of the Company included elsewhere herein, and adjusted to give effect to the sale of the Old Notes, the application of the net proceeds therefrom and the amendment to the Credit Agreement (defined below) as if each such event had occurred on November 1, 1996. See "Description of Credit Facilities--Credit Agreement--Amendment to Credit Agreement."

                                                                                                PRO FORMA
                                                                                           YEAR ENDED OCTOBER
                                                  YEARS ENDED OCTOBER 31,                          31,
                                   -----------------------------------------------------  ---------------------
                                     1993       1994       1995       1996       1997           1997 (1)
                                   ---------  ---------  ---------  ---------  ---------  ---------------------
                                                                                               (UNAUDITED)
Dollars in thousands
STATEMENT OF OPERATIONS DATA:
Net sales........................  $ 153,307  $ 184,669  $ 242,886  $ 270,534  $ 759,123       $   759,123
Gross profit.....................     43,839     54,068     60,373     59,770    159,732           159,732
Income from operations...........     14,277     19,734     25,224     15,538     39,852            39,852
Interest expense.................      1,897      1,456      3,209     11,517     30,061            37,658
Other (income) expense...........        474       (523)      (384)      (390)    (3,475)           (3,475)
Pre-tax income...................     11,906     18,801     22,399      4,411     13,266             5,669
Income tax provision.............      4,572      7,397      8,723      1,858      4,695             1,656
Net income.......................      6,880     11,404     13,486      2,553      8,571             4,013

OTHER FINANCIAL DATA:
EBITDA (2).......................  $  20,678  $  28,537  $  35,430  $  28,462  $  75,978       $    75,978
EBITDA margin (2)................      13.5%      15.5%      14.6%      10.5%      10.0%             10.0%
Depreciation and amortization....  $   6,875  $   8,280  $   9,822  $  12,534  $  32,651       $    32,651
Capital expenditures.............      9,319     28,007     28,402     14,040     39,352            39,352

RATIOS:
Ratio of earnings to fixed
  charges (3)....................       5.43       9.56       6.49       1.36       1.42              1.14
Ratio of EBITDA to interest
  expense........................       10.9       19.6      11.04       2.47       2.53              2.02

                                                                                            OCTOBER 31, 1997
                                                                                        -------------------------
BALANCE SHEET DATA:                                                                      ACTUAL    PRO FORMA (4)
                                                                                        ---------  --------------
Working capital.......................................................................  $  56,045    $   56,045
Total assets..........................................................................  $ 613,083    $  621,083
Total debt (including current portion)................................................  $ 377,006    $  385,006
Stockholders' equity..................................................................  $  87,982    $   87,982

------------------------

(1) Interest Expense for the year ended October 31, 1997 would have been $7.6 million higher on a pro forma basis giving effect to the refinancing as if it had occurred on November 1, 1996. The refinancing resulted in a change of the interest rate from an average rate of 6.29% under the Credit Agreement to 9.875% under the Notes.

(2) EBITDA is defined as pre-tax income before interest, depreciation and amortization. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to incur and service debt. However, EBITDA should not be considered in isolation as a substitute for net income or cash flow data determined in accordance with generally accepted accounting principles or as a measure of the Company's profitability or liquidity. In addition, this measure of EBITDA may not be comparable to similar measures reported by other companies. EBITDA margin is calculated as the ratio of EBITDA to net sales for the period. For Fiscal 1996 and 1997, amortization included $2.9 million and $3.3 million related to write off of prior unamortized debt costs.

(3) For purposes of the ratio of earnings to fixed charges, earnings are calculated as the Company's income before extraordinary charge and income taxes, plus fixed charges. Fixed charges include interest expense on all indebtedness (including amortization of deferred financing costs) and the component of operating lease rental expense that management of the Company believes is representative of the interest component of rent expense.

(4) Adjusted to give effect to the sale of the Old Notes and the application of the net proceeds therefrom to reduce a portion of the outstanding indebtedness under that certain Term Loan and Revolving Credit Facility (the "Credit Agreement"), dated October 16, 1996, as amended as of October 24, 1997, among the Company as borrower, the lending banks and Morgan Guaranty and Trust Company as agent for the respective lending banks. See "Use of Proceeds," and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                  RISK FACTORS

    HOLDERS OF THE OLD NOTES SHOULD CONSIDER CAREFULLY THE RISK FACTORS SET FORTH BELOW AS WELL AS THE OTHER INFORMATION SET FORTH, OR INCORPORATED BY REFERENCE, IN THIS PROSPECTUS BEFORE DECIDING TO TENDER OLD NOTES IN THE EXCHANGE OFFER. THE RISK FACTORS SET FORTH BELOW ARE GENERALLY APPLICABLE TO THE OLD NOTES AS WELL AS THE EXCHANGE NOTES.

LEVERAGE; RESTRICTIONS IMPOSED BY TERMS OF THE COMPANY'S INDEBTEDNESS

    As of October 31, 1997, on a pro forma basis giving effect to the sale of the Old Notes and the application of the net proceeds therefrom, the Company's total consolidated indebtedness and total shareholders' equity was $319.5 million and $88.0 million, respectively, and total indebtedness represented 78% of total capitalization.

    The degree to which the Company is leveraged could have important consequences to the holders of Notes, including: (i) the Company's ability to obtain additional financing for working capital (including inventory financing), capital expenditures, acquisitions or other purposes may be restricted; (ii) a substantial portion of the Company's cash flow from operations will be required to be used for debt service; (iii) the Company's leveraged position may make it more vulnerable to economic downturns and may limit its ability to withstand competitive pressures; and (iv) the Company's ability to capitalize on significant business opportunities may be limited. In addition, the Company's operating flexibility with respect to certain business matters will be limited by covenants contained in the Indenture and the Credit Agreement.

    As a result of the Company's high degree of leverage and the effect on net sales that occurred as a result of overcapacity in the domestic stretch wrap industry, the Company believed there was a substantial likelihood that it would fail to maintain certain financial ratios, including minimum fixed charge coverage and leverage ratios, at the levels required by the Credit Agreement. See "--Competition" below. The Company has received a waiver relating to such ratios and has entered into an amendment to the Credit Agreement. The amendment, among other things, modifies the financial covenants to require maintenance of such ratios at levels which the Company believes it can achieve, although there can be no assurance in this regard. See "Description of Credit Facilities--Amendment to Credit Agreement."

    The Company believes that, based on its current level of operations, it will have sufficient capital to carry on its business and will be able to meet its scheduled debt service requirements. However, there can be no assurance that the future cash flow of the Company will be sufficient to meet the Company's obligations and commitments, including its obligations under the Notes. If the Company is unable to generate sufficient cash flow from operations in the future to service its indebtedness and to meet its other commitments, the Company will be required to adopt one or more alternatives, such as refinancing or restructuring its indebtedness, selling material assets or operations or seeking to raise additional debt or equity capital. There can be no assurance that any of these actions could be effected on a timely basis or on satisfactory terms or that these actions would enable the Company to continue to satisfy its capital requirements. In addition, the terms of existing or future debt agreements, including the Indenture and the Credit Agreement, may prohibit the Company from adopting any of these alternatives. See "Description of Credit Facilities" and "Description of Notes."

    The Indenture contains certain covenants that restrict, among other things, the Company's ability to incur additional indebtedness, incur liens, pay dividends or make certain other restricted payments, consummate certain asset sales or enter into certain transactions with affiliates and impose restrictions on the ability of a subsidiary to pay dividends or make certain payments to the Company, merge or consolidate with any person or sell, assign, transfer, lease, convey, or otherwise dispose of all or substantially all of the assets of the Company. A breach of any of these covenants could result in a default under the Indenture. In the event of any event of default under the Indenture, the Noteholders could elect to declare all amounts outstanding thereunder, together with accrued and unpaid interest, to be immediately due and payable. However, the ability of the Noteholders to realize any recovery in respect of this action, as well as their ability to pursue their other rights and remedies upon the occurrence of a default under the Indenture, is limited by the subordination provisions applicable to the Notes set forth in the Indenture. See "--Subordination of the Notes," "Description of Credit Facilities" and "Description of Notes--Covenants."

SUBORDINATION OF THE NOTES

    The Notes are subordinated in right of payment to all Senior Debt of the Company, including all obligations under the Credit Agreement. In the event of the bankruptcy, liquidation or reorganization of the Company, the assets of the Company will be available to pay obligations on the Notes only after all Senior Debt of the Company has been paid in full, and sufficient assets may not remain to pay amounts due on any or all of the Notes then outstanding. In addition, holders of Designated Senior Debt of the Company could prohibit payments of amounts due to holders of the Notes under certain circumstances. See "Description of Notes--Ranking." As of October 31, 1997, on a pro forma basis after giving effect to the sale of the Old Notes and the application of the net proceeds therefrom, the Company would have had approximately $185 million of Senior Debt outstanding. In addition, the Company could have borrowed up to $100 million of additional Senior Debt under existing credit facilities. The Notes are also effectively subordinated to all future secured indebtedness of the Company, if any, to the extent of the value of the assets securing such indebtedness. Under the terms of the Indenture, the Company is permitted, subject to certain limitations, to incur additional Senior Debt. See "Description of Credit Facilities," "Description of Notes--Ranking" and "--Covenants."

    Pursuant to the Credit Agreement, a default in any payment under, or the occurrence of any other event or condition which causes or permits the acceleration of, the Notes constitutes an event of default under the Credit Agreement which would permit the lenders under the Credit Agreement to prohibit payments of amounts due under the Notes for certain periods of time. It is likely that the documents governing any future Senior Debt will contain similar provisions. Therefore, the occurrence of an event of default under the Indenture will constitute an event of default under the Credit Agreement and will likely constitute an event of default with respect to other Senior Debt, if any. By reason of the subordination provisions described above, the ability of the Trustee to pursue, on behalf of the holders of the Notes, the rights and remedies provided to the holders of the Notes by the Indenture upon the occurrence of a default will be severely restricted.

    The Notes are not guaranteed by the Company's direct or indirect subsidiaries. As a result, any right of the Company or its creditors, including holders of the Notes, to participate in the assets of any such subsidiary upon its liquidation or reorganization will be subject to the prior claims of that subsidiary's creditors, including holders of its indebtedness and trade creditors. Accordingly, the Notes are effectively subordinated to all existing and future indebtedness and other obligations, including trade payables, of the Company's subsidiaries.

RAW MATERIAL AVAILABILITY AND PRICE VOLATILITY

    The principal raw materials used in the Company's products are polyethylene, polypropylene and polyvinyl chloride resins (collectively, "resins"). The Company's financial performance is therefore dependent in large part on the market for plastic resins. The capacity, supply and demand for plastic resins and the petrochemical intermediates from which they are produced are subject to substantial cyclical price fluctuations and other market disturbances, including shortages of supply. Consequently, plastic resin prices may fluctuate as a result of changes in natural gas and crude oil prices and the capacity, supply and demand for plastic resins and the petrochemical intermediates from which they are produced. There can be no assurance that the prices of the Company's raw materials will not increase in the future or that the Company will be able to pass on any such increases to its customers. A significant increase in the price of raw materials that cannot be passed on to customers could have a material adverse effect on the Company's results of operations and financial condition.

COMPETITION

    The business of supplying plastic packaging products is extremely competitive and the Company faces competition from a substantial number of companies engaged in similar and alternative packaging products businesses. Some of the Company's competitors are subsidiaries or divisions of large international, diversified companies with extensive production facilities, well developed sales and marketing staffs and substantially greater financial resources than the Company.

    Because many of the Company's products are available from a number of local and national manufacturers, competition is highly price sensitive and margins are relatively low. The Company believes it also competes on the basis of quality, service (including its ability to supply customers in a timely fashion) and product differentiation.

    The Company believes that there are few barriers to entry into many of the Company's markets, enabling new and existing competitors to rapidly affect market conditions. As a result, the Company may experience increased competition resulting from the introduction of products by new manufacturers. In addition, in several of the Company's markets, products are generally regarded as a commodity. As a result, competition in such markets is based almost entirely on price and service.

    During Fiscal 1997, the Company experienced extreme competition in the stretch wrap business, resulting in reduced sales volume and profit margins (measured in the industry as the number of cents per pound above manufacturing and raw material costs). The Company believes that such reduced sales and margins were primarily the result of overcapacity in the market. There can be no assurance that such competitive pressures will not continue or that the Company will be able to reduce costs or maintain or increase its market share in this competitive environment. See "--Raw Material Availability and Price Volatility" above. Moreover, there can be no assurance that the Company will be able to continue to compete effectively with other companies in its market, or that other companies will not develop products which are superior to the Company's or which achieve greater market penetration.

INTEGRATION OF ACQUISITIONS

    While the Company believes it has been successful in integrating certain of the operations of Borden into the operations of the Company, no assurance can be given that the Company will be successful at integrating the remaining operations or that the anticipated strategic benefits of the Borden Acquisition or any future acquisitions will be realized. Acquisitions may involve a number of special risks, including, but not limited to, adverse short-term effects on the Company's reported operating results, diversion of management's attention, standardization of accounting systems, dependence on retaining, hiring and training key personnel and unanticipated problems or legal liabilities. Moreover, the Borden Acquisition involves the integration of foreign operations into the operations of the Company which may involve additional challenges. If the Company is unable to successfully integrate Borden or any future acquisition for these or other reasons, it could have a material adverse affect on the Company's results of operations and financial condition. In addition, as a result of the Company's rapid growth through acquisitions, past operating history is not necessarily indicative of future results.

POTENTIAL RISKS RELATED TO FOREIGN OPERATIONS

    In Fiscal 1997, 38% of the Company's net sales were derived from operations conducted outside North America. Such sales are principally in currencies other than United States dollars. Foreign operations are subject to certain risks that can materially affect the sales, profits, cash flows and financial position of the Company, such as currency exchange rate fluctuations, inflation, changes in import duties, exchange controls and variable political conditions. In particular, currency exchange rate fluctuations may impact the revenues and gross margins of the Company's foreign operations.

    For purposes of financial reporting, any change in the value of local currencies in the countries in which the Company has operations against the United States dollar during a given financial reporting period would result in a foreign exchange gain or loss upon the translation of results to United States dollars. Moreover, a substantial portion of the Company's indebtedness is denominated in United States dollars and exchange rate moves and other factors may affect the amount and availability of dollars to service such debt. Although the Company attempts to hedge exchange rate risks, there can be no assurance that the Company will be successful and that exchange rate fluctuations will not have a material adverse effect on the Company's results of operations and financial condition. In addition, a highly inflationary economy may also give rise to increased production costs without correspondingly increased prices, especially if products are exported to countries with low inflation rates.

DEPENDENCE ON KEY PERSONNEL

    The Company is dependent on the management experience and continued services of its executive officers, including J. Brendan Barba and Paul M. Feeney. See "Management." The loss of the services of these officers could have a material adverse effect on the Company's results of operations and financial condition. In addition, the Company's continued growth depends on its ability to attract and retain experienced key employees. Competition for qualified employees is intense, and the loss of such persons, or an inability to attract, retain and motivate additional highly skilled employees, could have a material adverse affect on the Company's results of operations and financial condition and prospects. There can be no assurance that the Company will be able to retain its existing personnel or attract and retain additional qualified employees.

CONTROL BY EXISTING STOCKHOLDERS

    The Company's principal stockholders, Borden and J. Brendan Barba and his family, control more than 50% of the outstanding shares of the Company's Common Stock. As a result, such stockholders will generally be able to control the outcome of corporate transactions or other matters submitted for stockholder approval and otherwise exert substantial influence over the affairs and operations of the Company. In connection with the Borden Acquisition, Borden and the Company have entered into a Governance Agreement pursuant to which, among other things, Borden has the right to designate up to four persons to serve on the ten-person Board of Directors of the Company and to consent to certain material corporate transactions. See "Management--Governance Agreement." Circumstances may occur in which the interests of such persons could be in conflict with the interests of the holders of the Notes. In addition, such persons may have an interest in pursuing transactions that, in their judgment, enhance the value of their equity investment in the Company, even though such transactions may involve risks to the holders of Notes.

LIMITED CONTRACTUAL RELATIONSHIPS

    As is typical in the Company's industry, the Company generally does not enter into long-term contractual relationships with its customers. As a result, such customers may unilaterally reduce their purchase of the Company's products or, in certain cases, terminate existing orders for which the Company may have incurred significant production costs. Moreover, in the absence of binding commitments, customers are free to quickly switch their sources of supply away from the Company. Any such action by a significant customer could have a material adverse effect on the Company.

NET ASSETS HELD FOR SALE

    At the time of the Borden Acquisition, management decided not to retain the rigids businesses acquired from Borden, which businesses manufacture, market and distribute wet food containers, dry food trays and disposable food service products. The Company has classified the net assets of such businesses as net assets held for sale and has written down the assets to approximately $15 million, representing the Company's best estimate as to their fair market value. There can be no assurance, however, that the Company will be successful in selling such businesses on terms satisfactory to the Company, or at all.

LABOR RELATIONS

    Approximately 320 of the Company's employees in North America are represented by two unions. Collective bargaining agreements with these unions affecting these employees expire beginning in February 1998 and are currently being negotiated. As is common in many foreign jurisdictions, substantially all of the Company's hourly employees in foreign countries are covered by country-wide collective bargaining agreements. While the Company believes that its relations with its employees are satisfactory, a dispute between the Company and its employees could have a material adverse effect on the Company.

PRODUCT LIABILITY

    The Company's businesses expose it to potential product liability risks that are inherent in the design, manufacture and sale of plastic packaging products. While the Company maintains what it believes to be suitable product liability insurance, there can be no assurance that it will be able to maintain such insurance on acceptable terms or that any such insurance will provide adequate protection against potential liabilities.

ENVIRONMENTAL CONSIDERATIONS

    The Company's operations are subject to various foreign, Federal, state and local environmental laws and regulations, including, but not limited to, those governing discharges into the air and water, the storage, handling and disposal of solid and hazardous wastes, the remediation of soil and groundwater contaminated by petroleum products or hazardous substances or wastes, and the health and safety of employees. Compliance with environmental laws, stricter interpretations of or amendments to such laws, or more vigorous enforcement policies by regulatory agencies may require material expenditures by the Company. The nature of the Company's current and former operations and the history of industrial uses at some of its facilities expose the Company to the risk of liabilities or claims with respect to environmental and worker health and safety matters.

    In addition, under certain environmental laws, a current or previous owner or operator of property may be jointly and severally liable for the costs of investigation, removal or remediation of certain substances on, under, or in such property, without regard to negligence or fault. The presence of, or failure to remediate properly, such substances may adversely affect the ability to sell or rent such property or to borrow using such property as collateral. In addition, persons who generate, arrange for the disposal or treatment of, or dispose of, hazardous substances may be jointly and severally liable for the costs of investigation, remediation or removal of such hazardous substances at or from the disposal or treatment facility, regardless of whether the facility is owned or operated by such person. Responsible parties also may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from a site. See "Business--Environmental Matters."

RISKS RELATING TO A CHANGE OF CONTROL

    Upon the occurrence of a Change of Control, each holder of Notes may require the Company to repurchase all or a portion of such holder's Notes. In addition, it is likely that any Change of Control would trigger an event of default under the Credit Agreement and under the Indenture pursuant to change of control provisions similar to those contained in the Credit Agreement. If a Change of Control were to occur, there can be no assurance that the Company would have sufficient financial resources or would be able to arrange financing to pay the repurchase price for all Notes tendered by holders thereof. Further, the provisions of the Indenture may not afford holders of Notes protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving the Company that may adversely affect holders of Notes, if such transaction does not result in a Change of Control. Moreover, the terms of the Credit Agreement may limit the Company's ability to repurchase any Notes upon a Change of Control. Any future credit agreements or other agreements relating to other indebtedness to which the Company becomes a party may contain similar restrictions and provisions. In the event that a Change of Control occurs at a time when the Company is prohibited from repurchasing Notes, the Company could seek the consent of its lenders to repurchase Notes or could attempt to refinance the borrowings under the agreements that contain such prohibition. If the Company does not obtain such consent or repay such borrowing, the Company would remain prohibited from repurchasing Notes. In such case, the Company's failure to repurchase tendered Notes would constitute an Event of Default under the Indenture, which would likely constitute a further default under the terms of other indebtedness that the Company may enter into from time to time. See "Description of Notes--Covenants--Change of Control."

LACK OF PUBLIC MARKET FOR THE EXCHANGE NOTES

    The Exchange Notes are being offered to the holders of the Old Notes. The Old Notes were offered and sold in November 1997 to a small number of institutional investors and are eligible for trading in the Private Offerings, Resale and Trading through Automatic Linkages (PORTAL) Market.

    The Company does not intend to apply for a listing of the Exchange Notes on a securities exchange. There is currently no established market for the Exchange Notes and there can be no assurance as to the liquidity of markets that may develop for the Exchange Notes, the ability of the holders of the Exchange Notes to sell their Exchange Notes or the price at which such holders would be able to sell their Exchange Notes. if such markets were to exist, the Exchange Notes could trade at prices that may be lower than the initial market values thereof depending on many factors, including prevailing interest rates and the markets for similar securities. Although there is currently no market for the Exchange Notes, the Initial Purchasers have advised the Company that they currently intend to make a market in the Exchange Notes. However, the Initial Purchasers are not obligated to do so, and any market making with respect to the Exchange Notes may be discontinued at any time without notice.

    The liquidity of, and trading market for, the Exchange Notes also may be adversely affected by general declines in the market for similar securities.

FORWARD-LOOKING STATEMENTS

    This Prospectus contains certain forward-looking statements concerning the Company's operations, economic performances and financial condition, including, in particular, the likelihood of the Company's success in developing and expanding its business. These statements are based upon a number of assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company, and reflect future business decisions which are subject to change. Some of these assumptions inevitably will not materialize, and unanticipated events will occur which will affect the Company's results.

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company as of October 31, 1997, and as adjusted to give effect to the issuance and sale of the Old Notes and the application of the proceeds therefrom to repay a portion of the Company's outstanding indebtedness under the Credit Agreement. See "Description of Credit Facilities--Credit Agreement."

                                                                                           AS OF OCTOBER 31, 1997
                                                                                           -----------------------
                                                                                             ACTUAL    AS ADJUSTED
                                                                                           ----------  -----------
                                                                                            DOLLARS IN THOUSANDS
Short-term debt:
  Short-term debt(1).....................................................................  $   50,207   $  50,207
  Current portion of long term debt......................................................      15,277      15,277
                                                                                           ----------  -----------
    Total current debt...................................................................      65,484      65,484
                                                                                           ----------  -----------
Long-term debt (less current portion):
  Term loan portion of Credit Agreement..................................................     305,000     113,000
  Revolving credit portion of Credit Agreement...........................................      --          --
  Senior Subordinated Notes..............................................................      --         200,000
  Other(2)...............................................................................       6,522       6,522
                                                                                           ----------  -----------
    Total long-term debt.................................................................     311,522     319,522
                                                                                           ----------  -----------
Shareholders' equity:
  Common stock and additional paid-in capital............................................      90,074      90,074
  Treasury stock--common stock--at cost..................................................     (61,783)    (61,783)
  Retained earnings......................................................................      78,679      78,679
  Cumulative Translation Adjustment......................................................     (18,988)    (18,988)
                                                                                           ----------  -----------
    Total shareholders' equity...........................................................  $   87,982   $  87,982
                                                                                           ----------  -----------
Total capitalization.....................................................................  $  399,504   $ 407,504
                                                                                           ----------  -----------
                                                                                           ----------  -----------

------------------------

(1) Represents debt related to foreign bank borrowings by foreign subsidiaries of the Company under available credit facilities aggregating approximately $71 million, of which approximately $51.0 million is outstanding, $20.0 million remains available for borrowing, and $42 million of such borrowings is guaranteed by the Company.

(2) Includes approximately $5.7 million in Pennsylvania industrial development bonds and $818,000 associated with foreign credit facilities.

         SELECTED HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

    The following tables set forth certain selected historical and unaudited pro forma consolidated financial data, which should be read in connection with the Company's Consolidated Financial Statements and the Notes thereto included elsewhere herein and with "Management's Discussion and Analysis of Financial Condition and Results of Operations." The selected balance sheet data as of October 31, 1993, 1994 and 1995 and statement of operations data for the years ended October 31, 1993 and 1994, have been derived from the Company's audited financial statements. The selected balance sheet data as of October 31, 1996 and 1997 and statement of operations data for the years ended October 31, 1995, 1996 and 1997, have been derived from the Company's audited financial statements included elsewhere herein. The accompanying unaudited Pro Forma statement of operations and balance sheet data are based upon the consolidated financial statements of the Company included elsewhere herein, and adjusted to give effect to the sale of the Old Notes, the application of the net proceeds therefrom and the amendment to the Credit Agreement (defined below) as if each such event had occurred on November 1, 1996.

                                                                                                      PRO FORMA
                                                                                                     YEAR ENDED
                                                          YEARS ENDED OCTOBER 31,                    OCTOBER 31,
                                         ----------------------------------------------------------  -----------
                                            1993        1994        1995        1996        1997     1997(1)(4)
                                         ----------  ----------  ----------  ----------  ----------  -----------
                                                                                                     (UNAUDITED)
DOLLARS IN THOUSANDS

STATEMENT OF OPERATIONS DATA:

Net sales..............................  $  153,307  $  184,669  $  242,886  $  270,534  $  759,123   $ 759,123
Gross profit...........................      43,839      54,068      60,373      59,770     159,732     159,732
Income from operations.................      14,277      19,734      25,224      15,538      39,852      39,852
Interest expense.......................       1,897       1,456       3,209      11,517      30,061      37,658
Other (income) expense.................         474        (523)       (384)       (390)     (3,475)     (3,475)
Pre-tax income.........................      11,906      18,801      22,399       4,411      13,266       5,669
Income tax provision...................       4,572       7,397       8,723       1,858       4,695       1,656
Net income.............................       6,880      11,404      13,486       2,553       8,571       4,013

OTHER FINANCIAL DATA:

EBITDA (2).............................  $   20,678  $   28,537  $   35,430  $   28,462  $   75,978   $  75,978
EBITDA margin (2)......................        13.5%       15.5%       14.6%       10.5%       10.0%       10.0%
Depreciation and amortization..........  $    6,875  $    8,280  $    9,822  $   12,534  $   32,651   $  32,651
Capital expenditures...................       9,319      28,007      28,402      14,040      39,352      39,352

RATIOS:

Ratio of earnings to fixed charges
  (3)..................................        5.43        9.56        6.49        1.36        1.42        1.14
Ratio of EBITDA to interest expense....       10.90       19.60       11.04        2.47        2.53        2.02

BALANCE SHEET DATA:

Working capital........................  $   23,303  $   20,592  $   15,030  $   60,536  $   56,045   $  56,045
Total assets...........................      88,992     118,496     143,287     611,665     613,083     621,083
Total debt (including current
  portion).............................      20,254      23,595      86,000     377,545     377,006     385,006
Shareholders' equity...................      50,616      61,789      16,808      95,133      87,982      87,982

------------------------
(1) Interest Expense for the year ended October 31, 1997 would have been $7.6 million higher on a pro forma basis giving effect to the refinancing as if it had occurred on November 1, 1996. The refinancing resulted in a change of the interest rate from an average rate of 6.29% under the Credit Agreement to 9.875% under the Notes.

(2) EBITDA is defined as pre-tax income before interest, depreciation and amortization. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to incur and service debt. However, EBITDA should not be considered in isolation as a substitute for net income or cash flow data determined in accordance with generally accepted accounting principles or as a measure of the Company's profitability or liquidity. In addition, this measure of EBITDA may not be comparable to similar measures reported by other companies. EBITDA margin is calculated as the ratio of EBITDA to net sales for the period. For Fiscal 1996 and Fiscal 1997, amortization included $2.9 million and $3.3 million, respectively, related to write off of prior unamortized debt costs.

(3) For purposes of the ratio of earnings to fixed charges, earnings are calculated as the Company's income before extraordinary charge and income taxes, plus fixed charges. Fixed charges include interest expense on all indebtedness (including amortization of deferred financing costs) and the component of operating lease rental expense that management of the Company believes is representative of the interest component of rent expense.

(4) Adjusted to give effect to the sale of the Old Notes and the application of the net proceeds therefrom to reduce a portion of the outstanding indebtedness under that certain Term Loan and Revolving Credit Facility (the "Credit Agreement"), dated October 16, 1996, as amended as of October 24, 1997, among the Company as borrower, the lending banks and Morgan Guaranty and Trust Company as agent for the respective lending banks. See "Use of Proceeds," and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

    The Company's primary business is the manufacture and marketing of plastic films for use in the packaging, transportation, beverage, food, automotive, pharmaceuticals, chemical, electronics, construction, agricultural and textile industries. The Company currently has manufacturing operations located in 12 countries in North America, Europe, the Asia/Pacific region and Africa. The Company manufactures plastic films principally from resins blended with other raw materials, using both cast and blown extrusion processes. The Company may either sell the film after the extrusion processes or further process the film by metallizing, printing, laminating, slitting or converting it. Further processing technologies enable the Company to create a variety of value-added products according to the specifications of its customers.

    Resin costs generally constitute approximately 60% of the cost of goods sold. Since resin costs typically fluctuate, selling prices are generally determined as a "spread" over resin costs, usually expressed as cents per pound. Accordingly, costs and profits are most often expressed in cents per pound, and, with limited exceptions, the historical increases and decreases in resin costs have generally been reflected in the sales prices of the products on a penny for penny basis. Assuming a constant volume of sales, an increase in resin costs should therefore result in increased sales revenues but lower gross profit as a percentage of sales ("gross profit margin"), while a decrease in resin costs should result in lower sales revenues with higher gross profit margins.

    On October 11, 1996, in order to establish a worldwide market presence, diversify its product lines and strengthen market share in certain of its existing businesses, the Company acquired the global packaging operations of Borden, Inc. ("Borden"). The purchase price for the acquisition (the "Borden Acquisition") was approximately $280 million (including the assumption of certain indebtedness and other purchase price adjustments) and 2.4 million shares of Common Stock of the Company. However, as a result of the assumption by the Company of certain indebtedness of foreign subsidiaries acquired in the transaction, as well as certain purchase price adjustments, the actual cash portion of the purchase price was $263 million, which amount includes approximately $36 million used to repay certain additional intercompany indebtedness of such foreign subsidiaries to Borden. The Borden Acquisition was accounted for using the purchase method of accounting, and the results of operations of Borden for the 20 day period following the Borden Acquisition are included in the Company's results of operations for Fiscal 1996.

    Management had decided not to retain the rigids businesses of Borden. The rigids businesses manufacture, market and distribute wet food containers, dry food trays and disposable food service products. These businesses are not considered core businesses, and the Company has offered these businesses for sale. Accordingly, the net assets of such businesses are classified as net assets held for sale in the accompanying Consolidated Balance Sheets and the results of the rigids businesses have not been included in the Company's results of operations. The $15 million carrying value of the rigids businesses represents the Company's best estimate as to the fair market value based on recent market information.

    The Borden Acquisition resulted in a significant increase in the Company's sales and costs associated therewith. As a result, the results of operations for the years ended October 31, 1997 and 1996, and, to a lesser extent, for the years ended October 31, 1996 and 1995, are not comparable from period to period. A summary of unaudited proforma consolidated results of operations of the Company as if the Acquisition had occurred at November 1, 1995, has been presented in Note 3 to the Consolidated Financial Statements.

RESULTS OF OPERATIONS

    YEAR ENDED OCTOBER 31, 1997 AS COMPARED TO YEAR ENDED OCTOBER 31, 1996

    Net sales for Fiscal 1997 increased by 181% to $759,123,000 from $270,534,000 during Fiscal 1996. This increase in net sales reflects the Borden Acquisition which resulted in increased net sales in North America of $199,097,000, in Europe of $208,906,000 and in the Asia/Pacific region of $80,586,000. The Company believes that sales during Fiscal 1997 were negatively impacted as a result of volume and price declines in the overall North America stretch wrap business due to overcapacity which was partially offset by volume increases in the Company's other product lines, Europe and Asia/Pacific had an increase in sales volume which was offset by a decrease in average selling prices when compared to the proforma results in the prior year.

    Gross profit for Fiscal 1997 increased by 167% to $159,732,000 from $59,770,000 during the same period in Fiscal 1996. This increase in gross profit resulted from the Borden Acquisition and consisted of increased gross profit in North America of $43,564,000, Europe of $41,777,000 and the Asia/Pacific region of $14,621,000. Gross profit as a percentage of sales during 1997 declined to 21.0% from 22.1% during Fiscal 1996 primarily as a result of overcapacity and intense competition in the North America stretch wrap business, which was partially offset by cost savings associated with the Borden Acquisition. This overcapacity resulted in reduced sales volume and underutilization of plant facilities, each of which negatively impacted margins as labor and other fixed costs were spread over fewer sales. Europe had a slight increase in gross margins due to increased sales volumes, which lowered production costs by increasing plant efficiencies Asia/Pacific had decreased gross profit margins primarily due to the deterioration of economic conditions in the regions which resulted in lower average selling prices.

    Operating expenses for Fiscal 1997 increased 171% to $119,880,000 from $44,232,000 during Fiscal 1996. This increase of $75,648,000 in operating expenses can be attributed to the businesses acquired from Borden and the operating expenses associated with them. Operating expenses as a percentage of sales during Fiscal 1997 decreased slightly to 15.8% from 16.3% during Fiscal 1996. Operating expenses in Fiscal 1997 reflect certain synergies achieved as a result of the Borden Acquisition through the consolidation of administrative and sales personnel and warehouse facilities, partially offset by higher than expected costs associated with closing operations at a North Andover plant and relocating certain of those operations to the Griffin, Georgia plant. The Company incurred increased warehouse and delivery costs during the current period due to the installation of new delivery systems to accommodate this consolidation.

    Interest expense for Fiscal 1997 increased by 161% to $30,061,000 from $11,517,000 during Fiscal 1996. This increase in interest expense is primarily due to increased borrowings used to finance the Borden Acquisition and an additional charge of $3,330,000 for loan origination fees applicable to amendments to the current credit facility in connection with the Company's issuance of its $200,000,000 of 9.875% Senior Subordinated Notes. A decline in interest rates during the Fiscal 1997 partially offset this increase for the period.

    Other income for Fiscal 1997 increased to $3,475,000 from $390,000 in Fiscal 1996. The amount for the Fiscal 1997 includes $1,278,000 in interest income, $198,000 in foreign currency exchange gains realized during the period, $416,000 in gain from the sale of securities and income from investment in a joint venture of $317,000. Also included in other income were $256,000 in gains on sales of machinery and equipment $121,000 in rental income and other miscellaneous income earned for the period.

    Net income for Fiscal 1997 increased by 236% to $8,571,000 from $2,553,000 in Fiscal 1996. This increase was due primarily to additional sales volume attributable to the Borden Acquisition, offset by the aforementioned overcapacity in the stretch wrap business, as well as increased interest expense.

    YEAR ENDED OCTOBER 31, 1996 AS COMPARED TO YEAR ENDED OCTOBER 31, 1995

    Net sales for Fiscal 1996 increased by 11% to $270,534,000 from $242,886,000 during the Company's fiscal year ended October 31, 1995 ("Fiscal 1995"). This increase can be attributed to the additional sales revenue generated from the Borden Acquisition. The business of the Company excluding Borden had an increase in sales volume of 19%, which was offset by an 18% decrease in per unit selling prices, which decrease was primarily due to corresponding reductions in market prices for resins.

    Gross profit for Fiscal 1996 decreased by 1% to $59,770,000 from $60,373,000 in Fiscal 1995. The Fiscal 1996 gross profit was adversely impacted by approximately $7,300,000 because the Company absorbed inventory valuation charges of $5,600,000 related to the acquisition of Borden inventory and an additional charge during the fourth quarter of Fiscal 1996 of $1,700,000 incurred in the build up of Company inventory levels. These charges were primarily a result of the Company's consistent costing of its inventories using the last-in, first-out (LIFO) method. Gross profit as a percentage of sales during Fiscal 1996 declined to 22.1% from 24.9% during Fiscal 1995, primarily as a result of the aforementioned inventory charges which more than offset the increases in gross profit margin attributable to the increase in sales volume, net of the reduction in per unit sales prices.

    Operating expenses for Fiscal 1996 increased by 26% to $44,232,000 from $35,149,000 in Fiscal 1995. Approximately $5,200,000 of the Fiscal 1996 amount can be attributed directly to the additional expenses absorbed by the Company for the 20 day period of operations following the Borden Acquisition. The AEP business had an increase of $2,200,000, or 13%, in shipping and warehousing costs and an increase of $1,500,000, or 12%, in selling expenses which were directly attributable to the 19% increase in sales volume. Operating expenses as a percentage of sales during Fiscal 1996 increased to 16.3% from 14.5% during Fiscal 1995, primarily as a result of the 18% decrease in per unit selling prices, partially offset by the increase in sales volume.

    Interest expense for Fiscal 1996 increased by 259% to $11,517,000 from $3,209,000 in Fiscal 1995. This increase can be attributed to new credit facilities and increased borrowings during Fiscal 1996. In Fiscal 1996, the Company incurred interest expense associated with the credit facility that was put in place during the fourth quarter of Fiscal 1995, which financed the Company's purchase of shares of the Company's Common Stock (the "Stock Repurchase") for its treasury from its stockholders and chief executive officer. In October 1996, the Company replaced that credit facility with the Credit Agreement used to finance the Borden Acquisition and retire the then existing credit facility. The Company absorbed an additional charge to interest expense in Fiscal 1996 of $2,900,000 for loan origination fees applicable to the old credit facility. Interest expense as a percentage of sales increased to 4.3% during Fiscal 1996 from 1.3% during Fiscal 1995, primarily as a result of the additional debt incurred as a result of the Stock Repurchase and the Borden Acquisition.

    Other income in Fiscal 1996 amounted to $390,000, which consisted primarily of interest and dividend income of $113,000, net gains on sale of machinery and equipment of $71,000, foreign currency exchange gains of $135,000, and other miscellaneous income of $71,000.

    Net income for Fiscal 1996 decreased by 81% to $2,553,000 from $13,486,000 in Fiscal 1995. This decrease was due primarily to the aforementioned charges totaling $7,300,000 related to valuation of inventories and increased interest expense incurred during the period, including the charge of $2,900,000 for loan origination fees on the old credit facility.

    YEAR ENDED OCTOBER 31, 1995 AS COMPARED TO YEAR ENDED OCTOBER 31, 1994

    Net sales for Fiscal 1995 increased by 32% to $242,886,000 from $184,669,000 during the Company's fiscal year ended October 31, 1994 ("Fiscal 1994"). The increase was attributable primarily to a 27% increase in average selling prices combined with a 4% increase in sales volume. The increase in per unit selling prices was a result of an increase in raw material (resin) costs, which were passed through to customers.

    Gross profit for Fiscal 1995 increased by 12% to $60,373,000 from $54,068,000 in Fiscal 1994. The increase in gross profit resulted from volume increases and higher selling prices per unit offset by start-up costs associated with the implementation of new production lines in the Company's Midwest facility and a provision of $740,000 related to the 1996 relocation of the Company's New Jersey manufacturing facility to Pennsylvania. Gross profit as a percentage of sales during Fiscal 1995 declined to 24.9% from 29.3% during Fiscal 1994, as the Company maintained its gross profit per unit sold as selling prices per unit increased as a result of increased resin costs, thereby resulting in lower gross profit margins.

    Operating expenses for Fiscal 1995 increased by 2% to $35,149,000 from $34,334,000 in Fiscal 1994. This increase in operating expenses can be directly attributed to the Company's 4% increase in sales volume over the prior year which increased selling expenses. These increased costs were offset by a reduction in per unit delivery costs during the year, which can be attributed to the opening of the Company's Midwest plant. Operating expenses as a percentage of sales decreased during Fiscal 1995 to 14.5% from 18.6% during Fiscal 1994, primarily as a result of the increased unit selling prices noted above coupled with reduced per unit operating expenses.

    Interest expense in Fiscal 1995 increased by 120% to $3,209,000 from $1,456,000 in Fiscal 1994. This increase was due to the Company's new credit facility, which replaced its old credit facility and was used to finance the Stock Repurchase. These purchases were completed during the fourth quarter of Fiscal 1995. Interest expense as a percentage of sales increased during Fiscal 1995 to 1.3% from 0.8% during Fiscal 1994, primarily as a result of the establishment of the new credit facility.

    Other income in Fiscal 1995 totaled $384,000, which included, among other things, interest and dividend income of $213,000 and gain on sales of machinery and equipment of $109,000.

    Net income in Fiscal 1995 increased by 18% to $13,486,000 from $11,404,000 in Fiscal 1994. This increase was a result of the improvement in gross profit due to increased sales volume and a nominal increase in operating expenses. This improvement was partially offset by an extraordinary net of tax charge of $190,000 associated with the prepayment penalty paid when the Company prepaid its 6.59% Senior Notes.

LIQUIDITY AND CAPITAL RESOURCES

    The Company has historically financed its operations through cash flow generated from operations and borrowings by the Company or its subsidiaries under various credit facilities. The Company's principal uses of cash have been to fund working capital, including operating expenses, debt service, and capital expenditures.

    The Company's working capital amounted to $56,045,000 at October 31, 1997, compared to $75,624,000 at October 31, 1996. This decrease of $19,579,000 in working capital is primarily attributable to maturities of long term debt and the strengthening of the United States dollar during Fiscal 1997, thereby reducing the translation of working capital balances of foreign subsidiaries. The remaining increases and decreases in components of the Company's financial position reflect normal operating activity.

    On October 11, 1996, the Company entered into the Credit Agreement with the Morgan Guaranty Trust Company, as Agent, and the banks party thereto. The Credit Agreement provided the Company with two credit facilities, consisting of a term credit facility in the amount of $350,000,000 and a revolving credit facility for an amount up to $100,000,000. The proceeds borrowed under the Credit Agreement were used to pay the $263,000,000 cash portion of the purchase price for the Borden Acquisition, to repay the $95,400,000 balance under the then existing term credit and revolving credit obligations and to pay the expenses and related costs of the Borden Acquisition and the borrowing under the Credit Agreement. The term loan commitment expired on the date of the closing of the Credit Agreement and the borrowing of the term loan thereunder. Amounts repaid or prepaid with respect to the term loan may not be reborrowed. As of October 31, 1997, there was $320,000,000 outstanding under the term credit facility and no outstanding borrowings under the revolving credit facility.

    As a result of the Company's high degree of leverage and the effect on net sales that occurred as a result of overcapacity in the domestic stretch wrap industry, the Company believed there was a substantial likelihood that it would fail to maintain certain financial ratios, including minimum fixed charge coverage and leverage ratios, at the levels required by the Credit Agreement. The Company received a waiver relating to such ratios and entered into an amendment to the Credit Agreement. The amendment, among other things, modifies the financial covenants to require maintenance of such ratios at levels which the Company believes it can achieve, although there can be no assurance in this regard.

    On November 19, 1997, the Company completed an offering of $200,000,000 in aggregate principal amount of 9.875% Senior Subordinated Notes due November 15, 2007. The issue price was 99.224% resulting in an effective yield of 10%. The net proceeds from the Notes have been used to repay a portion of the indebtedness outstanding under the Company's outstanding Credit Agreement. After giving retroactive effect to the sale of the Notes on November 19, 1997, and the application of the net proceeds therefrom, at October 31, 1997, the Company would have had $128,000,000 outstanding under the term credit facility, no outstanding borrowings under the revolving credit facility, and $200,000,000 Notes due November 2007 outstanding.

    The Company also has a $10,000,000 unsecured revolving credit facility available for working capital purposes. At October 31, 1997, there were no outstanding borrowings under this facility.

    The Company also maintains various unsecured short-term credit facilities at its foreign subsidiaries. At October 31, 1997, the aggregate amount outstanding under such facilities was approximately $51,000,000 and approximately $20,000,000 was available for borrowing. Borrowings from these facilities are used to support operations at such subsidiaries and are generally serviced by cash flow from operations at such subsidiaries. Approximately $42,000,000 of such indebtedness is guaranteed by the Company.

    The Company's cash and cash equivalents decreased by $7,924,000 for Fiscal 1997, as compared to an increase of $11,738,000 during Fiscal 1996. Net cash provided by operating activities during Fiscal 1997 was $39,316,000 primarily due to net income of $8,571,000, depreciation and amortization expense of $32,651,000 offset by net decreases in other operating assets and liabilities of $1,906,000. Net cash provided by operating activities during Fiscal 1996 was $7,336,000, which was primarily due to net income of $2,553,000 and depreciation and amortization expense of $12,534,000, offset by net decreases in other operating assets and liabilities of $7,751,000. In each period, the net decreases in other operating assets and liabilities reflect normal operating activity.

    Net cash used in investing activities during Fiscal 1997 was $43,536,000, resulting primarily from the net investment in capital expenditures of $39,352,000 and certain acquisitions in our Asia/Pacific region of $8,758,000 which were partially offset by the sale of certain marketable securities and machinery and equipment. Net cash used in investing activities during Fiscal 1996 was $269,018,000, resulting primarily from cash used to consummate the Borden Acquisition of $254,939,000 (net of cash acquired) and capital expenditures of $14,040,000.

    Net cash provided by financing activities during Fiscal 1997 was $1,640,000, reflecting net borrowings on long-term debt of $10,549,000 and stock issuances of $1,091,000, offset by a repayment under the revolving credit portion of the Credit Agreement of $10,000,000. The remaining increases and decreases in the components of the Company's financial position reflect normal operating activity. Net cash provided by financing activities during Fiscal 1996 was $274,703,000, which reflected $370,300,000 in funds received under the Credit Agreement (of which $263,000,000 was used to consummate the Borden Acquisition), offset in part by the repayment of existing long-term debt of $101,710,000.

    The Company anticipates that its Fiscal 1998 capital expenditures will be approximately $32,000,000, of which approximately $16,000,000 has been committed and approximately $8,000,000 is expected to be utilized for general maintenance of equipment. This investment in capital expenditures is expected to be used to expand the Company's product lines and increase capacity of existing equipment.

    The Company anticipates that in Fiscal 1998 its debt service will approximate $49,451,000, including scheduled principal payments of $15,451,000 and interest expense of approximately $34,000,000.

    The Company believes that its cash flow from operations, combined with the availability of funds under the Credit Agreement and credit lines available to the Company's foreign subsidiaries for local currency borrowings, will be sufficient to meet the Company's working capital, capital expenditure and debt service requirements for the foreseeable future. The Company may also receive cash in the event that its rigids businesses are sold.

EFFECTS OF INFLATION

    Inflation is not expected to have significant impact on the Company's business.

YEAR 2000

    Many existing computer programs use only two digits to identify a year in the date field. These programs were designed and developed without considering the impact of the upcoming change in the century. If not corrected, many computer applications could fail or create erroneous results by or at the year 2000. The Company is currently undertaking a systems readiness review which will help mitigate the risks associated with the year 2000 issue. The Company has purchased certain new operating systems during Fiscal 1997 and as a result, the year 2000 issues will not have a material effect on its financial position and results of operations.

FORWARD LOOKING STATEMENTS

    Management's Discussion and Analysis of Financial Condition and the Results of Operations contains "Forward Looking Statements" about the Company's prospects for the future such as its ability to generate sufficient working capital, its ability to continue to maintain sales and profits of its combined AEP and Borden operations and its ability to generate sufficient funds to meet its cash requirements. Such statements are subject to certain risks and uncertainties which can cause actual results to differ materially from those projected, including availability of raw materials, ability to pass raw material price increases to customers in a timely fashion, the potential of technological changes which would adversely affect the need for the Company's products and price fluctuations which could adversely impact the Company's inventory. Parties are cautioned not to rely on any such forward looking benefits or judgments in this section and in other parts of this Prospectus.

                                    BUSINESS

GENERAL

    AEP Industries Inc. ("AEP" or the "Company") is a worldwide manufacturer of plastic packaging films. Incorporating both cast and blown film technologies the Company manufactures an extensive range of specialty and standard flexible packaging products for use in the packaging, transportation, beverage, food, automotive, pharmaceuticals, chemical, electronics, construction, agricultural and textile industries. The Company currently has manufacturing operations located in 11 countries in North America, Europe, and the Asia/Pacific region.

    In October 1996, in order to establish a worldwide market presence, diversify its product lines and strengthen market share in certain of its existing businesses, the Company acquired the global packaging operations of Borden, Inc. ("Borden") in exchange for approximately $280 million (including the assumption of certain indebtedness and other purchase price adjustments) and
2.4 million shares of the Common Stock of the Company. The addition of Borden's global packaging operations (the "Borden Acquisition") broadened the Company's product portfolio, established the Company as the largest manufacturer of polyvinyl chloride food wrap and polyethylene stretch film in North America, and positioned the Company as a leader in a number of other markets, including processed cheese films and twist wrap.

PRODUCTS

    The Company manufactures and markets an extensive and diverse line of polyethylene, polyvinyl chloride and polypropylene flexible packaging products, with consumer, industrial and agricultural applications. Flexible packaging and film products are thin, ductile bags, sacks, labels and films for food and non-food consumer, agricultural and industrial items. Flexible packaging containers not only protect their contents, they are also cost-effective, space-saving, lightweight, tamper-evident, convenient and often recyclable. The flexible packaging and film products manufactured by the Company are used in a variety of industries, including the packaging, transportation, beverage, food, automotive, pharmaceuticals, chemical, electronics, construction, agricultural and textile industries.

    The following table summarizes the Company's product lines:

PRODUCT                               LOCATION                     MATERIAL                       USES
---------------------------  ---------------------------  ---------------------------  ---------------------------
Polyvinyl chloride wrap      North America, Europe,       Polyvinyl chloride           Meat and food wrap;
                             Asia/Pacific,                                             institutional films, twist
                                                                                       wrap
Stretch (pallet) wrap        North America, Europe        Polyethylene                 Pallet wrap
                             Asia/Pacific,
Industrial films             United States, Asia/         Polyethylene                 Drum, box, carton, and pail
                             Pacific                                                   liners; bags for furniture
                                                                                       and mattresses; films to
                                                                                       cover high value products;
                                                                                       agricultural films
Printed and converted films  Europe, Asia/Pacific         Primarily polyethylene       Printed, laminated and/ or
                                                                                       converted films providing
                                                                                       flexible packaging to
                                                                                       consumer markets
Polypropylene and barrier    North America, Europe        Polypropylene Polyethylene   Packaging of baked goods,
  films                                                                                cheese, candies, and salted
                                                                                       snacks; used in tape,
                                                                                       diaper tabs, box windows
                                                                                       and graphic arts
Other products and           North America, Europe,       Various thermoplastics and   Manufactured and resale
  specialty films            Asia/Pacific,                machinery                    items used in packaging

NORTH AMERICAN OPERATIONS

    RESINITE (POLYVINYL CHLORIDE)

    The Company manufactures polyvinyl chloride food wrap for the supermarket, consumer, institutional and industrial markets in North America, offering a broad range of products with approximately 45 different formulations. These films are used for packaging of fresh red meats, poultry, fish, fruits and vegetables, and bakery products.

    The Company's Resinite facility also manufactures dispenser (cutter) boxes containing polyvinyl chloride food wrap for sales to consumers and to institutions, including restaurants, schools, hospitals and penitentiaries. The Company's most popular branded institutional polyvinyl chloride food wrap is marketed under the SEAL WRAP name. A substantial part of this product is sold to large paper and food distributors, with the rest sold directly to supermarket chains.

    The Company also has exclusive rights to an innovative separate slide cutter, which the Company believes is safer than regular cutters. The Company has begun to introduce the slide cutter into the market, and believes that this new product has had a positive impact on cutter box sales.

    STRETCH WRAP

    The Company manufactures a family of high performance stretch wrap for wrapping and securing palletized products for shipping. The Company markets a wide variety of stretch wrap designed for commodity and specialty uses and sells approximately 90% of its stretch wrap through distributors, while the remainder of its output is sold directly to customers on a national account basis.

    In connection with the Borden Acquisition, the Company identified and consolidated certain of the acquired less efficient stretch wrap operations, thereby reducing its stretch wrap capacity by approximately 58 million pounds. In addition, as a result of industry-wide overcapacity in the stretch wrap market, the Company has reduced its stretch wrap capacity by an additional 45 million pounds. Collectively, the Company has reduced its stretch wrap capacity by an aggregate of approximately 103 million pounds to an aggregate of 230 million pounds through a combination of permanently eliminating, temporarily idling and reallocating its capacity.

    INDUSTRIAL FILMS

    The Company manufactures a broad range of industrial films, generally custom-tailored, including sheeting, tubing and bags which are cut, rolled, or perforated; drum, box, carton and pail liners; and bags to package specialty items such as furniture and mattresses. The Company also manufactures films to protect items stored outdoors or in transit (such as boats and cars) and a wide array of shrink films and overwrap films. The Company sells the majority of its industrial film output directly to customers on a national account basis, with approximately 20% sold through distributors.

    Most of the industrial films manufactured by the Company, which may number as many as 20,000 separate and distinct products in any given year, are custom designed to meet the specific needs of its customers.

    The Company believes that the strength of its industrial film operations lies in its technologically superior products, high quality control standards, well-trained and knowledgeable sales force, and commitment to customer service. The Company's sales force, consisting of experts in packaging systems, provides technical support to the Company's distribution network and focuses on product knowledge and customer relations.

    The industrial films market is comprised of a large number of smaller manufacturers who together constitute approximately two-thirds of all sales, with the remainder of the market represented by a few large manufacturers.. The Company believes that its research and development team, which continually improves applications and creates new industrial film products, has helped establish the Company as one of the largest producers in this fragmented market. The Company believes it can continue to expand its share of the industrial films market through its ability to offer a broad range of industrial as well as other packaging films (including stretch wrap), thereby offering its customers one-stop shopping.

    PROFORMANCE

    The Company manufactures and markets oriented polypropylene films (characterized by their inelasticity) and, through Pro-Ex, co-extruded (layered) barrier and non-barrier films. Barrier films either encourage or restrict the passage of moisture, oxygen, light and gases (depending upon the desired properties), and are puncture resistant. A substantial portion of the Company's oriented polypropylene films (including metallized films) are used in packaging items such as salted snacks, confectionery, cookies, crackers, baked goods, and cheese. Industrial applications, such as tape, diaper tabs, box windows, tape and graphic arts, account for the remaining oriented polypropylene films manufactured by the Company.

    The Company sells the majority of its oriented polypropylene films to printers and converters for further processing before reaching end-users.

    The oriented polypropylene films market is dominated by a few large manufacturers, each with a substantial market share. The Company believes it is a niche supplier in this market. As a result, the Company has repositioned its efforts and adopted a niche strategy, de-emphasizing some of the lower margin commodity films such as tape and diaper tabs in favor of higher margin films such as films for packaging reduced fat and fat-free foods, which, because of the absence of fat (which serves as a preservative), require more sophisticated technology. The Company has several patents and patent applications relating to its cold seal and barrier films, and has a patent application pending for a barrier film useful for flavor retention for packaging of reduced fat and fat-free foods.

INTERNATIONAL OPERATIONS

    EUROPEAN RESINITE (POLYVINYL CHLORIDE)

    The Company manufactures polyvinyl chloride food wrap in cutter boxes and perforated rolls which are primarily sold to restaurants and food service establishments. European Resinite sells films across Europe (with the exception of Italy, which is covered by FIAP) and sells most of its film directly to end-users. The Company has recently streamlined its labor force in these businesses and anticipates that this will have a positive impact on its operating results.

    The market for polyvinyl chloride food wrap is relatively mature in Northern Europe, with intense competition. The Company expects that growth in Europe will be driven by developing catering, food service and volume feeding markets in Eastern Europe and by developing food distribution markets in Southern and Eastern Europe. In certain European markets, a tax is levied on packaging materials based on weight which has led to a demand for thinner but stronger meat films. The Company has the technology to deliver films with such properties at a low price and believes it maintains a competitive advantage over packaging entities without such technology.

    EUROPEAN FLEXIBLES

    The Company manufactures flexible packaging and converted films used in the food processing and pharmaceutical industries, including freezer film, processed cheese innerwrap and tamper evident seals. European Flexibles also manufactures and sells polyethylene-based stretch wrap for wrapping and securing pallet loads.

    European Flexibles sells 55% of its stretch wrap to distributors, and 45% directly to end-users. The European Flexibles division underwent staff reductions and equipment rationalizations in the fiscal year ended October 31, 1997 ("Fiscal 1997"), which combined with investments in new equipment, are expected to have a positive impact on future financial results.

    FIAP

    The Company, through Fabbrica Italiana Articoli Plastici (FIAP), manufactures polyvinyl chloride food wrap, unplasticized polyvinyl chloride twist wrap, and converted and printed films. FIAP is known as a specialist in unplasticized polyvinyl chloride twist wrap, which is used to wrap candles, candies, and similar products. This product, which has similar performance characteristics as cellophane, is emerging as a low cost substitute and, as a result, may continue to replace cellophane in the future. The Company believes unplasticized polyvinyl chloride, because of its performance characteristics, has significant growth potential opportunities as a replacement for cellophane and believes opportunities are developing for new uses for such wrap, such as battery covers and credit card laminates.

    Films manufactured by FIAP are sold in the United States, Europe, Africa, and the Middle East, mostly through an internal sales force directly to end-users.

    ASIA/PACIFIC REGION

    The Company is a major manufacturer of industrial films and flexible packaging and converted films in Australia and New Zealand. The Company's operations in the Asia/Pacific region resemble its North American and European operations with the same variety of films. Additionally, the Company acquired certain assets of ICI's Visqueen operations in August 1997, which strengthened its position as a major supplier of industrial packaging films in Australia.

    The Company sells the majority of the products it manufactures in Australia and New Zealand to end-users and the remainder to distributors.

    The markets for plastic packaging products in Australia and New Zealand are relatively small, offering limited growth opportunities. However, since New Zealand and Australia are significant exporters of high protein products, the Company expects to participate in the growing market for packaging materials for protein rich products for exports to China and Southeast Asia.

    The Company also has a 50% joint venture in Japan with Hitachi Chemical, which supplies polyvinyl chloride food wrap to the Japanese market. The Company accounts for the joint venture on an equity basis.

MANUFACTURING AND PRODUCTION

    MANUFACTURING OPERATIONS

    The Company manufactures both industrial grade products, which are manufactured to an industry specification or for distribution from stock, and specialty products, which are manufactured under more exacting standards to assure that their chemical and physical properties meet the particular requirements of the customer or the specialized application appropriate to its intended market. Specialty products generally sell at higher margins than industrial grade products.

    Prior to the Borden Acquisition, polyvinyl chloride food wrap was manufactured in North Andover, Massachusetts and Griffin, Georgia. In order to streamline operations, the Company has closed the Massachusetts plant and expanded and consolidated its domestic polyvinyl chloride food wrap manufacturing operations at the Georgia plant. The Company also manufactures polyvinyl chloride food wrap in Europe at three Resinite plants strategically located in Spain, France and England.

    The Company manufactures stretch wrap and industrial films at several large geographically dispersed, integrated extrusion facilities located throughout North America, which also have the ability to produce other products. The size and location of those facilities, as well as their capacity to manufacture multiple types of films or re-orient equipment as market conditions warrant, enable the Company to achieve savings and minimize overhead and transportation costs.

    The Company manufactures polypropylene films at its remaining plant in North Andover, Massachusetts. The Company has cast polypropylene capacity available in its North Carolina plant and is adding new capacity for five layer blown co-extruded film lines at its Wright Township, Pennsylvania facility. These lines are expected to be commissioned in the fiscal year ending October 31, 1998 ("Fiscal 1998").

    At the FIAP facility located in Turate, Italy, the Company manufactures polyvinyl chloride food wrap, unplasticized polyvinyl chloride twist wrap, and converted and printed films. The Company manufactures flexible packaging and converted films in Europe at facilities strategically located in Holland and Belgium. The Company is in the process of installing new, efficient pallet wrap equipment at these facilities which the Company believes will increase its market presence in Europe in this product. The Company also manufactures industrial films and flexible packaging and converted films at its facilities located in Australia and New Zealand.

    PRODUCTION

    In the film manufacturing process, resins (primarily polyethylene, polyvinyl chloride, and polypropylene) with various properties are blended with chemicals and other concentrates (including coloring, where appropriate) to achieve a wide range of specified product characteristics, such as color, clarity, tensile strength, toughness, thickness, shrinkability, surface friction, transparency, sealability and permeability. The gauges of the Company's products range from less than one mil (.001 inches) to more than 20 mils. The Company's extrusion equipment can produce printed products and film up to 40 feet wide. The blending of various kinds of resin combined with chemical and color additives is computer controlled to avoid waste and to maximize product consistency. The blended mixture is melted by a combination of applied heat and friction under pressure, and then is mechanically mixed. The mixture is then forced (extruded) through a die, at which point it is expanded into a flat sheet (cast) or a vertical tubular column (blown) of film and is cooled. The cooled film can then be shipped to a customer or can be further processed and then shipped. Generally, the Company's manufacturing plants operate 24 hours a day, seven days a week, except for plants located in areas where hours of operation are limited by law, local custom or in cases when 24 hour operations are not economically advantageous.

    The Company's domestic equipment has several processing features, including the capability to print "in-line" and to cut tubular film at either end to produce "bags" or to cut the side of the tubes to produce "sheeting." This sheeting can then be sold or further processed by metallizing, perforating and/or heat sealing it into a variety of products according to customer specifications.

    The Company's foreign operations have the capability of further processing the sheeting using the Company's flexographic or rotogravure printing capabilities. The printed sheet is then laminated, slit and/ or converted into a form desired by the customer. Sale to the customer can occur after any process or combination of processes.

    The Company has regularly upgraded or replaced older equipment in order to keep abreast of technological advances and to maximize production efficiencies by reducing labor costs, waste and production time. During the past five fiscal years, the Company made several capital improvements, which included the construction of new manufacturing, warehouse and sales facilities in Alsip, Illinois and Wright Township, Pennsylvania, the purchase of new state-of-the-art extrusion equipment and the upgrading of older equipment. The Company is in the process of shifting production among its plants to improve efficiency and cost savings and is upgrading and replacing equipment at certain of these facilities in order to increase production capacity and enhance efficiency. The Company will continue to upgrade or replace equipment as it deems appropriate.

QUALITY CONTROL

    The Company believes that maintaining the highest standards of quality in all aspects of its manufacturing operations plays an important part in its ability to maintain its competitive position. To that end, the Company has adopted strict quality control systems and procedures designed to test the mechanical properties of its products (such as strength, puncture resistance, elasticity, abrasion characteristics and sealability), which it regularly reviews, updates and modifies as appropriate. These quality control systems and procedures have been implemented in the manufacturing facilities acquired as part of the Borden Acquisition.

RAW MATERIALS

    The Company manufactures film products primarily from polyethylene, polypropylene and polyvinyl chloride resins, all of which are available from a number of domestic and foreign suppliers. The Company selects its suppliers based on the price, quality and characteristics of the resins they produce. As a result of the Borden Acquisition, the Company has been able to achieve economies of scale by reason of increased purchasing power for its North American requirements. Most of the Company's purchases of resin in Fiscal 1997 have been from 15 of the 20 international resin suppliers, none of which accounted for more than 15% of the Company's requirements. The Company believes that the loss of any resin supplier would not have a materially adverse effect on the Company.

    The resins used by the Company are produced from petroleum and natural gas. Instability in the world markets for petroleum and natural gas could adversely affect the prices of the Company's raw materials and their general availability, and this could have an adverse effect on the Company's profitability if the increased costs could not be passed on to customers or if the supply is limited. The cost of resin typically comprises approximately 60% of a manufacturer's cost of goods sold. With limited exceptions, the Company has historically been able to pass on substantially all of the price increases in raw materials to its customers on a penny for penny basis, although there can be no assurance that the Company will be able to do so in the future. The Company generally maintains a resin inventory of less than one month's supply and has not experienced any difficulty in maintaining its supply. Other raw materials, principally chemical colorings and other concentrates, are available from many sources.

MARKETING AND SALES

    The Company believes that its ability to continue to provide superior customer service will be critical to the Company's success. Even in those markets where the Company's products are considered commodities and price is the single most important factor, the Company believes that its sales and marketing capabilities and its ability to timely deliver products can be a competitive advantage. To that end, the Company has established good relations with its suppliers, and has long-standing relationships with most of its customers, which it attributes to its ability to consistently manufacture high-quality products and provide timely delivery and superior customer service.

    The Company believes that its research and development efforts, its high efficiency equipment (which is both automated and microprocessor-controlled) and the technical training given to its sales personnel enhance the ability of the Company to expand its sales in all of its product lines. An important component of the Company's marketing philosophy is the ability of its sales personnel to provide technical assistance to customers. The Company's sales force regularly consults with customers with respect to performance of its products and the customers' particular needs and communicates with appropriate research and development staff regarding these matters. In conjunction with the research and development staff, sales personnel are often able to recommend a product or suggest a resin blend to produce the product with the characteristics/properties which best suit the customers' requirements.

    The Company markets its polyethylene products in North America principally through its own sales force under the supervision of national and regional managers. The Company generally sells either directly to customers who are end-users of the products or to distributors for resale to end-users.

    The Company markets its polyvinyl chloride products in North America primarily through large distributors. Sales of polypropylene in North America are made by the Company's sales force primarily to packaging converters. The Company has restructured its Proponite division sales force into the newly formed PROformance division to use its preexisting relationships to sell its barrier films, cast polypropylene films and other specialty products into the existing market place. Because the Company has expanded and continues to expand its product lines, sales persons are able to offer a much broader line of products than they could offer prior to the Borden Acquisition.

    During Fiscal 1996 and Fiscal 1997, approximately 52% and 35%, respectively, of the sales by the Company in North America were directly to end-users with the balance representing sales to distributors or representatives. The Company serves approximately 16,000 customers, none of which account for more than 5% of the Company's net sales.

    Sales and marketing efforts in Europe and in the Asia/Pacific region are primarily by the Company's sales force to end-users, although distributors are used in cases where the distributor adds value to the customer.

DISTRIBUTION

    The Company believes that the timely delivery to customers of its products is a critical factor in the Company's ability to maintain its market position. Domestically, in order to ensure timely delivery, the Company uses both internal and external sources of distribution. The Company maintains a fleet of 36 trucks, most of which it leases, for the delivery to customers of approximately 21% of the Company's products, and it uses dedicated service haulers, contract carriers and common carriers where appropriate for the remainder of its deliveries. This combination enables the Company to control the distribution process and thereby insure priority handling and direct transportation of products to its customers, thus improving the speed, reliability and efficiency of delivery.

    Because of the geographic dispersion of the Company's plants, the Company is able to deliver most of its products within a 500 mile radius of its plants. This enables the Company to reduce its use of warehouses to store product. However, the Company also ships products great distances when necessary and exports to other countries.

    Internationally, the Company uses common and contract carriers to deliver most of its products, both in the country of origin and for export. The Company does not deliver its own products to an appreciable degree.

RESEARCH AND DEVELOPMENT

    The Company has a research and development department with a staff of approximately 20 persons. In addition, other members of management and supervisory personnel, from time to time, devote substantial amounts of time to research and development activities. The principal efforts of the research and development department are directed to maintaining and improving quality control in the Company's manufacturing operations, assisting sales personnel in designing specialty products to meet individual customer's needs, developing new products and reformulating existing products to improve quality and/or reduce production costs. During Fiscal 1997, the Company has focused a significant portion of its research and development efforts on co-extruded (layered), cold seal, high barrier and MAPAC-Registered Trademark- (modified atmosphere packaging, designed to either contain gases or allow the migration thereof) technologies.

    The Company's research and development department has developed a number of products with unique properties which the Company considers proprietary, certain of which are protected by patent.

    During Fiscal 1997, the Company spent approximately $2,192,000 for research and development activities. For the fiscal years ended October 31, 1996 and 1995, the Company incurred expenses for research and development activities of $635,000 and $698,000, respectively.

PROPRIETARY RIGHTS

    The Company owns or has rights to 77 issued patents and has filed 36 additional patent applications. The Company also owns a number of trademarks throughout the world and is in the process of applying for additional trademarks. The Company does not consider that any of these intellectual property rights are material to its overall business. In connection with the Borden Acquisition, the Company obtained the right to use the Borden trademark in conjunction with the Company's trademark until October 1998 as the Borden trademark is phased out.

COMPETITION

    The business of supplying plastic packaging products is extremely competitive, and the Company faces competition from a substantial number of companies engaged in similar and alternative packaging products businesses. Some of the Company's competitors are subsidiaries or divisions of large international, diversified companies with extensive production facilities, well developed sales and marketing staffs and substantially greater financial resources than the Company.

    The Company competes principally with (i) local manufacturers, who compete with the Company in specific geographic areas, generally within a 500 mile radius of its plants, (ii) companies which specialize in the extrusion of a limited group of products which they market nationally, and (iii) a limited number of manufacturers of flexible packaging products who offer a broad range of products and maintain production and marketing facilities domestically and internationally.

    Because many of the Company's products are available from a number of local and national manufacturers, competition is highly price sensitive and margins are relatively low. The Company believes that all of its products require efficient, low cost and high speed production to remain competitive. The Company believes it also competes on the basis of quality, service (including its ability to supply customers in a timely fashion) and product differentiation.

    The Company believes that there are few barriers to entry into many of the Company's markets, enabling new and existing competitors to rapidly affect market conditions. As a result, the Company may experience increased competition resulting from the introduction of products by new manufacturers. In addition, in several of the Company's markets, products are generally regarded as a commodity. As a result, competition in such markets is based almost entirely on price and service.

BACKLOG

    The Company estimates that the total dollar volume of its backlog as of the end of Fiscal 1997 and Fiscal 1996 was approximately $58,000,000 and $40,000,000, respectively. These backlogs represent approximately 27 days of production in Fiscal 1997 and 14 days in Fiscal 1996. The Company believes that because the great majority of its production is based upon purchase orders rather than long term contracts, the amount of its backlog is not an important indicator of future sales.

ENVIRONMENTAL MATTERS

    The Company's operations are subject to various foreign, Federal, state and local environmental laws and regulations, including, but not limited to, those governing discharges into the air and water, the storage, handling and disposal of solid and hazardous wastes, the remediation of soil and groundwater contaminated by petroleum products or hazardous substances or wastes, and the health and safety of employees. Compliance with environmental laws, stricter interpretations of or amendments to such laws, or more vigorous enforcement policies by regulatory agencies may require material expenditures by the Company. The nature of the Company's current and former operations and the history of industrial uses at some of its facilities expose the Company to the risk of liabilities or claims with respect to environmental and worker health and safety matters.

    In addition, under certain environmental laws, a current or previous owner or operator of property may be jointly and severally liable for the costs of investigation, removal or remediation of certain substances on, under or in such property, without regard to negligence or fault. The presence of, or failure to remediate properly such substances may adversely affect the ability to sell or rent such property or to borrow using such property as collateral. In addition, persons who generate, arrange for the disposal or treatment of, or dispose of hazardous substances may be jointly and severally liable for the costs of investigation, remediation or removal of such hazardous substances at or from the disposal or treatment facility, regardless of whether the facility is owned or operated by such person. Responsible parties also may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from a site. The Company believes that there are no current environmental matters that would have a material adverse effect on the Company's financial position or results operations.

NET ASSETS HELD FOR SALE

    At the time of the Company's acquisition of BGP, management decided not to retain the rigids businesses of BGP. The rigids businesses manufacture, market and distribute wet food containers, dry food trays and disposable food service products. These businesses are not considered core businesses, and the Company has offered these businesses for sale with the intention that they would be sold within one year from the date of acquisition and it would use the proceeds from the sale to pay down its debt. The Company is currently negotiating the sale of these businesses, although there can be no assurance that any transaction will occur. Following October 31, 1997, such businesses are being accounted for as discontinued operations.

EMPLOYEES

    At October 31, 1997, the Company had approximately 4,200 employees worldwide, including employees at its rigids operations and officers and administrative personnel. In North America, the Company has two collective bargaining agreements, one of which expired in February 1998, covering approximately 320 employees. The Company is currently renegotiating a new collective bargaining agreement to replace the one that has expired. Further, the Company has collective bargaining agreements at 16 international facilities covering substantially all of the hourly employees at such international facilities. As is common in many foreign jurisdictions, substantially all of the Company's employees in such foreign jurisdictions are covered by country-wide collective bargaining agreements. While the Company believes that its relations with its employees are satisfactory, a dispute between the Company and its employees could have a material adverse effect on the Company.

PROPERTIES

    The Company's principal executive and administrative offices are located in a leased building in South Hackensack, New Jersey.

    The Company owns and leases numerous properties in the ordinary course of business. Currently such properties consist of ten manufacturing facilities in the United States and Canada, twelve in Europe, three in Australia, four in New Zealand and one in Japan, pursuant to a joint venture with Hitachi. Sales offices are assigned to each of the Company's plants.

    In addition, as part of the Borden Acquisition, the Company acquired ten leaseholds for warehouse and office facilities, nine in the United States and one in Canada. The leases expire at various times through 2018. Some of these leases provide renewal options.

    The Company is in the process of divesting itself of certain of these facilities, including those located at: North Andover, Massachusetts; Moonachie, New Jersey; Scarborough, Ontario, Canada; Les Ulis, France; and Remschied, Germany.

    The following chart sets forth the properties owned and operated by the
Company:

                                                                                                     APPROXIMATE
LOCATION(1)                                                                                         SQUARE FOOTAGE
--------------------------------------------------------------------------------------------------  --------------
NORTH AMERICA
Griffin, Georgia..................................................................................       330,000
Wright Township, Pennsylvania.....................................................................       328,000
North Andover, Massachusetts......................................................................       250,000
Matthews, North Carolina..........................................................................       242,000
Gainesville, Texas................................................................................       220,000
Alsip, Illinois...................................................................................       182,000
West Hill, Ontario, Canada........................................................................       117,000
Chino, California.................................................................................       115,000
Waxahachie, Texas.................................................................................       100,000
Edmonton, Alberta, Canada.........................................................................        15,000

ASIA/PACIFIC
Auckland, New Zealand.............................................................................       154,000
Christchurch, New Zealand.........................................................................       128,000
Shimodate, Japan..................................................................................        69,000
Sydney, Australia.................................................................................       180,000
Melbourne, Australia..............................................................................        45,000

EUROPE
Apeldoom, Holland.................................................................................       267,000
Baudour-Lez-Mons, Belgium.........................................................................       223,000
Turate, Italy.....................................................................................       220,000
Bridgwater, England...............................................................................       220,000
Beuningen, Holland................................................................................       122,000
Fecamp, France....................................................................................       105,000
Pithiviers, France................................................................................       100,000
Venlo, Holland....................................................................................        68,000
Edinburgh, Scotland...............................................................................        68,000
Southampton, England..............................................................................        61,000
Alicante, Spain...................................................................................        52,000
Barbezieux, France................................................................................        25,000

------------------------

(1) Where the Company maintains multiple facilities at any particular location, the square footage has been aggregated. All facilities are owned by the Company except for the following facilities, subject to leasehold interests, which begin expiring in 1998: Bridgwater, England; Venlo, Holland; Auckland, New Zealand (both facilities); Christchurch, New Zealand (one of two facilities); Sydney, Australia (one of three facilities); and Melbourne, Australia.

    The Company believes that all of its properties are well maintained and in good condition, and that the current operating facilities are adequate for its present and immediate future business needs. However, the Company is in the process of increasing capacity and automating some manufacturing operations in Europe and relocating and consolidating some manufacturing operations in North America.

    At November 1, 1996, the Company had two separate manufacturing operations in North Andover, Massachusetts. The Company has closed one of these facilities and transferred the operations and equipment to other Company manufacturing facilities. In addition, as part of the Borden Acquisition, the Company acquired ten leaseholds for warehouse and office facilities, nine in the United States and one in

Canada. The Company has closed down many of these facilities and transferred warehouse and office operations to existing Company facilities.

    In aggregate, the Company currently utilizes approximately 6 million square feet of manufacturing, office and warehouse space excluding the North Andover facility being closed. Sales offices are assigned to each of the Company plants. As of October 31, 1997, the Company's manufacturing facilities had a combined average annual production capacity exceeding 1 billion pounds.

LEGAL PROCEEDINGS

    The Company is, from time to time, a party to litigation arising in the normal course of its business. The Company believes that there are currently no material legal proceedings the outcome of which would have a material adverse effect on the Company's financial position or its results of operations.

FORWARD LOOKING STATEMENTS

    Certain statements by the Company in this Prospectus in its description of the business of the Company, both prior to and subsequent to the Borden Acquisition, including its contemplated activities with respect to the Borden packaging business operations which it acquired, its statements as to its beliefs with respect to its business and its prospects and its statements of potential changes in the operations of the combined AEP and Borden business, potential savings and the integration of the Borden operations into the Company's business and statements about the Company's prospects for the future, such as its ability to generate sufficient working capital, its ability to continue to maintain sales to justify capital expenses, and its ability to generate additional sales and cash flow to meet the added costs incurred by the Company as a result of the Borden Acquisition and the debt incurred, including its ability to meet the required payments under the credit agreement pursuant to which a portion of the purchase price of the Borden Acquisition was financed. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those projected, including risks associated with the ability of the Company's management to integrate the Borden operations with the AEP operations, the ability of the Company to effect cost savings in the combined operations of AEP and Borden, the ability of the Company to manage both operations efficiently, changes in market conditions, inability to pass on raw material cost increases, and competitive factors.

                                   MANAGEMENT

    The directors and officers of the Company are as follows:

NAME                                                     AGE                           POSITION
---------------------------------------------------      ---      ---------------------------------------------------

J. Brendan Barba                                             56   Chairman of the Board, President and Director

Paul M. Feeney                                               55   Executive Vice President and Director

John J. Powers                                               33   Executive Vice President--Sales and Marketing

David J. Cron                                                43   Executive Vice President--Manufacturing

Lawrence R. Noll                                             49   Vice President, Secretary, Controller and Director

James B. Rafferty                                            45   Vice President and Treasurer

Robert S. House                                              53   Vice President--Tax

Jean L'Allier                                                42   Vice President and General Counsel

Robert Seavey                                                51   Vice President--International Operations

Kenneth Avia                                                 55   Director

William H. Carter                                            44   Director

Paul E. Gelbard                                              67   Director

C. Robert Kidder                                             53   Director

Clifton S. Robbins                                           39   Director

Lee C. Stewart                                               49   Director

Scott M. Stuart                                              38   Director

    J. BRENDAN BARBA is one of the founders of the Company and has been its President and a director since its organization in January 1970. In November 1985 Mr. Barba assumed the additional title of Chairman of the Board of Directors of the Company.

    PAUL M. FEENEY has been an Executive Vice President and a director of the Company since December 1988. From 1980 to 1988 Mr. Feeney was Vice President and Treasurer of Witco Corporation.

    JOHN J. POWERS was elected Executive Vice President Sales and Marketing in May 1996. Prior thereto, he was Vice President-Industrial Products of the Company.

    DAVID J. CRON has been Executive Vice President--Manufacturing since July 1997 Prior thereto he was Vice President--Manufacturing, a plant manager and held various other positions since 1976.

    LAWRENCE R. NOLL has been a Vice President, Secretary and a director of the Company since September 1993. For more than 16 years prior thereto, he was the Controller of the Company, and he was re-elected Controller in October 1996.

    JAMES B. RAFFERTY has been Vice President and Treasurer of the Company since October 1996. Prior thereto, he was Assistant Treasurer since July 1996. From 1989 to 1995, Mr. Rafferty was Director of Treasury Operations at Borden, Inc.

    ROBERT HOUSE has been Vice President-Tax since October 1996. Prior thereto, he was Manager-International Tax at Avnet Inc. since 1994. Prior thereto, he was Director of Taxes at Sunoco Products Company.

    JEAN L'ALLIER has been employed by the Company as general counsel since April 1997. He was elected Vice President and General Counsel in November 1997. Prior to April 1997 he was engaged in the practice of law as a sole practitioner.

    ROBERT SEAVEY was employed by the Company since December 1996 as director of European operations. He was elected Vice President--International Operations in November 1997. Prior to December 1996 he was held various management positions with Mobil Chemicals and Interplast Group/Formosa Plastics.

    KENNETH AVIA has served as a director of the Company since 1980. Mr Avia has been Executive Vice President of First Data Merchant Services (a merchant credit card servicing company) since 1993 and served as Divisional Vice President of Automatic Data Processing, Inc. from 1984 to 1993.

    WILLIAM H. CARTER has served as a director of the Company since October 1996. Mr. Carter has served as Executive Vice President, Chief Financial Officer and a director of Borden, Inc. since 1995, and was employed by Price Waterhouse & Co. from 1975 to 1994, most recently as a partner.

    PAUL E. GELBARD has served as a director of the Company since 1991. Mr. Gelbard has been Of Counsel to Bachner, Tally, Polevoy & Misher LLP, counsel to the Company, since January 1997 and was a Partner of such firm from 1974 to 1996.

    C. ROBERT KIDDER has served as a director of the Company since October 1996. Mr. Kidder has been Chairman of the Board and Chief Executive Officer of Borden, Inc. since 1995 and Chairman and Chief Executive Officer of Duracell International, Inc. from 1991 to 1995. Mr. Kidder also serves as a member of the Board of Directors of Borden, Inc., Electronic Data Systems Corporation and Dean Witter, Discover & Co.

    CLIFTON S. ROBBINS has served as a director of the Company since October 1996. Mr. Robbins has been a member of KKR & Co., LLC since 1996; a general partner of Kohlberg Kravis Roberts & Co., L.P. in 1995; and an executive of Kohlberg Kravis Roberts & Co., from 1987 to 1994. Mr. Robbins also serves as a member of the Board of Directors of Borden, Inc., Borden Chemicals & Plastics, IDEX Corporation, Kindercare Learning Centers, Inc., Newsquest Capital PLC, Newsquest Media Group, Ltd. and Glenisla Group Ltd. (U.K.).

    LEE C. STEWART has served as a director of the Company since December 1996. Mr. Stewart has been Vice President of Union Carbide Corporation since 1996, and was an investment banker with Bear Stearns & Co. Inc. for more than five years prior thereto.

    SCOTT M. STUART has served as a director of the Company since October 1996. Mr. Stuart has been a Member of KKR & Co., LLC since 1996; general partner of Kohlberg Kravis Roberts & Co., L.P. in 1995; and an executive of Kohlberg Kravis Roberts & Co. from 1986 to 1994. Mr. Stuart also serves as a member of the Board of Directors of Borden, Inc., Newsquest Capital PLC, World Color Press, Inc., Glenisla Group Ltd. (U.K.), KC Cable, KSL Golf Holdings, Inc., KSL Land Corporation, KSL Recreation Corporation and Newsquest Media Group, Ltd.

    The Company's directors are elected for terms of three years. Their terms are classified so that approximately one-third are elected each year.

GOVERNANCE AGREEMENT

    In connection with the Borden Acquisition, Borden and the Company entered into a Governance Agreement, dated as of June 20, 1996 (the "Governance Agreement"), with respect to certain matters relating to the corporate governance of the Company. The Governance Agreement provides that the Company's Board of Directors shall initially consist of ten members. Borden is entitled to designate four persons to serve on the Board, subject to reduction in the event that Borden's stockholdings are reduced below 25% of the outstanding common stock of the Company (the "Shares"), and to participate in the selection of one independent director so long as Borden's stockholdings remain above 10%.

    The Governance Agreement also provides that Borden will have certain rights to designate directors to serve on specified committees, that the approval of a number of directors that represent at least 66-2/3% of the total number of directors will be required on certain specific Board actions, and that, as long as Borden owns in excess of 25% of Shares, a Borden-designated director must be part of the 66-2/3% majority. The Governance Agreement also provides Borden with preemptive rights to purchase additional Shares in order to maintain its percentage ownership of the Shares and that Borden may not acquire Shares such that for the three-year period following the closing of the Borden Acquisition its percentage ownership of Shares would increase beyond the number of Shares it acquired pursuant to the Borden Acquisition and that Borden is subject to certain additional standstill provisions for the three-year period.

                               THE EXCHANGE OFFER

GENERAL

    The Company hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (which together constitute the Exchange Offer), to exchange up to $200,000,000 aggregate principal amount of Exchange Notes for a like aggregate principal amount of Old Notes properly tendered on or prior to the Expiration Date and not withdrawn as permitted pursuant to the procedures described below. The Exchange Offer is being made with respect to all of the Old Notes.

    As of the date of this Prospectus, $200,000,000 aggregate principal amount of the Old Notes is outstanding. This Prospectus, together with the Letter of
Transmittal, is first being sent on or about       , 1998, to all holders of Old
Notes known to the Company. The Company's obligation to accept Old Notes for exchange pursuant to the Exchange Offer is subject to certain conditions set forth under "Certain Conditions to the Exchange Offer" below. The Company currently expects that each of the conditions will be satisfied and that no waivers will be necessary.

PURPOSE OF THE EXCHANGE OFFER

    The Old Notes were issued on November 19, 1997, in a transaction exempt from the registration requirements of the Securities Act. Accordingly, the Old Notes may not be reoffered, resold, or otherwise transferred unless so registered or unless an applicable exemption from the registration and prospectus delivery requirements of the Securities Act is available.

    In connection with the issuance and sale of the Old Notes, the Company entered into the Registration Rights Agreement, which requires the Company to file with the Commission a registration statement relating to the Exchange Offer not later than 90 days after the date of issuance of the Old Notes and to use its best efforts to cause the registration statement relating to the Exchange Offer to become effective under the Securities Act not later than 150 days after the date of issuance of the Old Notes and the Exchange Offer to be consummated not later than 180 days after the date of issuance of the Old Notes (or use its best efforts to cause to become effective by the 180th calendar day after the Issuance Date (as defined) a shelf registration statement with respect to resales of the Old Notes). A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement.

    The Exchange Offer is being made by the Company to satisfy its obligations with respect to the Registration Rights Agreement. The term "holder" with respect to the Exchange Offer, means any person in whose name Old Notes are registered on the books of the Company or any other person who has obtained a properly completed bond power from the registered holder, or any person whose Old Notes are held of record by The Depository Trust Company. Other than pursuant to the Registration Rights Agreement, the Company is not required to file any registration statement to register any outstanding Old Notes. Holders of Old Notes who do not tender their Old Notes or whose Old Notes are tendered but not accepted would have to rely on exemptions to registration requirements under the securities laws, including the Securities Act, if they wish to sell their Old Notes.

    The Company is making the Exchange Offer in reliance on the position of the staff of the Commission as set forth in certain interpretive letters addressed to third parties in other transactions. However, the Company has not sought its own interpretive letter and there can be no assurance that the staff would make a similar determination with respect to the Exchange Offer as it has in such interpretive letters to third parties. Based on these interpretations by the staff, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by a Holder (other than any Holder who is a broker-dealer or an "affiliate" of the Company within the meaning of Rule 405 of the Securities Act) without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such Exchange

Notes are acquired in the ordinary course of such Holder's business and that such Holder is not participating, and has no arrangement or understanding with any person to participate, in a distribution (within the meaning of the Securities Act) of such Exchange Notes. See "--Resale of Exchange Notes." Each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

TERMS OF THE EXCHANGE

    The Company hereby offers to exchange, subject to the conditions set forth herein and in the Letter of Transmittal accompanying this Prospectus, $1,000 in principal amount of Exchange Notes for each $1,000 in principal amount of the Old Notes. The terms of the Exchange Notes are identical in all material respects to the terms of the Old Notes for which they may be exchanged pursuant to this Exchange Offer, except that the Exchange Notes will generally be freely transferable by holders thereof and will not be subject to any covenant regarding registration. The Exchange Notes will evidence the same indebtedness as the Old Notes and will be entitled to the benefits of the Indenture. See "Description of Exchange Notes."

    The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Old Notes being tendered for exchange.

    The Company has not requested, and does not intend to request an interpretation by the staff of the Commission with respect to whether the Exchange Notes issued pursuant to the Exchange Offer in exchange for the Old Notes may be offered for sale, resold or otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act. Instead, based on an interpretation by the staff of the Commission set forth in a series of no-action letters issued to third parties, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for sale, resold and otherwise transferred by any holder of such Exchange Notes (other than any such holder that is a broker-dealer or is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes and neither such holder nor any other such person is engaging in or intends to engage in a distribution of such Exchange Notes. Since the Commission has not considered the Exchange Offer in the context of a no action letter, there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer. Any holder who is an affiliate of the Company or who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes cannot rely on such interpretation by the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of Exchange Notes. Each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

    Interest on the Exchange Notes will accrue from the last Interest Payment Date on which interest was paid on the Old Notes so surrendered or, if no interest has been paid on such Notes, from November 19, 1997.

    Tendering holders of the Old Notes shall not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of the Old Notes pursuant to the Exchange Offer.

EXPIRATION DATE; EXTENSION; TERMINATION; AMENDMENT

    The Exchange Offer will expire at 5:00 p.m., New York City time, on       ,
1998, unless the Company, in its sole discretion, has extended the period of time for which the Exchange Offer is open (such date, as it may be extended, is referred to herein as the "Expiration Date") . The Expiration Date will be at least 20 business days after the commencement of the Exchange Offer in accordance with Rule 14e-1 (a) under the Exchange Act. The Company expressly reserves the right, at any time or from time to time, to extend the period of time during which the Exchange Offer is open, and thereby delay acceptance for exchange of any Old Notes, by giving oral or written notice to the Exchange Agent and by timely public announcement no later than 9:00 a.m. New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Old Notes previously tendered will remain subject to the Exchange Offer unless properly withdrawn.

    The Company expressly reserves the right to (i) terminate or amend the Exchange Offer and not to accept for exchange any Old Notes not theretofore accepted for exchange upon the occurrence of any of the events specified below under "Certain Conditions to the Exchange Offer" which have not been waived by the Company and (ii) amend the terms of the Exchange Offer in any manner which, in its good faith judgment, is advantageous to the holders of the Old Notes, whether before or after any tender of the Notes. If any such termination or amendment occurs, the Company will notify the Exchange Agent and will either issue a press release or give oral or written notice to the holders of the Old Notes as promptly as practicable.

    For purposes of the Exchange Offer, a "business day" means any day other than Saturday, Sunday or a date on which banking institutions are required or authorized by New York State law to be closed, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time. Unless the Company terminates the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date, the Company will exchange the Exchange Notes for the Old Notes on the Exchange Date.

PROCEDURES FOR TENDERING OLD NOTES

    The tender to the Company of Old Notes by a holder thereof as set forth below and the acceptance thereof by the Company will constitute a binding agreement between the tendering holder and the Company upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal.

    A holder of Old Notes may tender the same by (i) properly completing and signing the Letter of Transmittal or a facsimile thereof (all references in this Prospectus to the Letter of Transmittal shall be deemed to include a facsimile thereof) and delivering the same, together with the certificate or certificates representing the Old Notes being tendered and any required signature guarantees and any other documents required by the Letter of Transmittal, to the Exchange Agent at its address set forth below on or prior to the Expiration Date (or complying with the procedure for book-entry transfer described below) or (ii) complying with the guaranteed delivery procedures described below.

    THE METHOD OF DELIVERY OF OLD NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDERS. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO INSURE TIMELY DELIVERY. NO OLD NOTES OR LETTERS OF TRANSMITTAL SHOULD BE SENT TO THE COMPANY.

    If tendered Old Notes are registered in the name of the signer of the Letter of Transmittal and the Exchange Notes to be issued in exchange therefor are to be issued (and any untendered Old Notes are to be reissued) in the name of the registered holder (which term, for the purposes described herein, shall include any participant in The Depository Trust Company (also referred to as a "book-entry transfer facility") whose name appears on a security listing as the owner of Old Notes), the signature of such signer need not be guaranteed. In any other case, the tendered Old Notes must be endorsed or accompanied by written instruments of transfer in form satisfactory to the Company and duly executed by the registered holder, and the signature on the endorsement or instrument of transfer must be guaranteed by a bank, broker, dealer, credit union, savings association, clearing agency or other institution (each an "Eligible Institution") that is a member of a recognized signature guarantee medallion program within the meaning of Rule 17Ad-15 under the Exchange Act. If the Exchange Notes and/or Old Notes not exchanged are to be delivered to an address other than that of the registered holder appearing on the note register for the Old Notes, the signature in the Letter of Transmittal must be guaranteed by an Eligible Institution.

    The Exchange Agent will make a request within two business days after the date of receipt of this Prospectus to establish accounts with respect to the Old Notes at the book-entry transfer facility for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in the book-entry transfer facility's system may make book-entry delivery of Old Notes by causing such book-entry transfer facility to transfer such Old Notes into the Exchange Agent's account with respect to the Old Notes in accordance with the book-entry transfer facility's procedures for such transfer. Although delivery of Old Notes may be effected through book-entry transfer into the Exchange Agent's account at the book-entry transfer facility, an appropriate Letter of Transmittal with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the Exchange Agent at its address set forth below on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures.

    If a holder desires to accept the Exchange Offer and time will not permit a Letter of Transmittal or Old Notes to reach the Exchange Agent before the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if the Exchange Agent has received at its address set forth below on or prior to the Expiration Date, a letter, telegram or facsimile transmission (receipt confirmed by telephone and an original delivered by guaranteed overnight courier) from an Eligible Institution setting forth the name and address of the tendering holder, the names in which the Old Notes are registered and, if possible, the certificate numbers of the Old Notes to be tendered, and stating that the tender is being made thereby and guaranteeing that within three business days after the Expiration Date, the Old Notes in proper form for transfer (or a confirmation of book-entry transfer of such Old Notes into the Exchange Agent's account at the book-entry transfer facility), will be delivered by such Eligible Institution together with a properly completed and duly executed Letter of Transmittal (and any other required documents). Unless Old Notes being tendered by the above-described method are deposited with the Exchange Agent within the time period set forth above (accompanied or preceded by a properly completed Letter of Transmittal and any other required documents), the Company may, at its option, reject the tender. Copies of the notice of guaranteed delivery ("Notice of Guaranteed Delivery") which may be used by Eligible Institutions for the purposes described in this paragraph are available from the Exchange Agent.

    A tender will be deemed to have been received as of the date when (i) the tendering holder's properly completed and duly signed Letter of Transmittal accompanied by the Old Notes (or a confirmation of book-entry transfer of such Old Notes into the Exchange Agent's account at the book-entry transfer facility) is received by the Exchange Agent, or (ii) a Notice of Guaranteed Delivery or letter, telegram or facsimile transmission to similar effect (as provided above) from an Eligible Institution is received by the Exchange Agent. Issuances of Exchange Notes in exchange for Old Notes tendered pursuant to a Notice of Guaranteed Delivery or letter, telegram or facsimile transmission to similar effect (as provided above) by an Eligible Institution will be made only against deposit of the Letter of Transmittal (and any other required documents) and the tendered Old Notes.

    All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Old Notes tendered for exchange will be determined by the Company in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any and all tenders of any particular Old Notes not properly tendered or not to accept any particular Old Notes which acceptance might, in the judgment of the Company or its counsel, be unlawful. The Company also reserves the absolute right to waive any defects or irregularities or conditions of the Exchange Offer as to any particular Old Notes either before or after the Expiration Date (including the right to waive the ineligibility of any holder who seeks to tender Old Notes in the Exchange Offer). The interpretation of the terms and conditions of the Exchange Offer (including the Letter of Transmittal and the instructions thereto) by the Company shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes for exchange must be cured within such reasonable period of time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Old Notes for exchange, nor shall any of them incur any liability for failure to give such notification.

    If the Letter of Transmittal is signed by a person or persons other than the registered holder or holders of Old Notes, such Old Notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders appear on the Old Notes.

    If the Letter of Transmittal or any Old Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by the Company, proper evidence satisfactory to the Company of their authority to so act must be submitted.

    By tendering, each holder will represent to the Company that, among other things, the Exchange Notes acquired pursuant to the Exchange Offer are being acquired in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is the holder, that neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such Exchange Notes and that neither the holder nor any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company, or if it is an affiliate it will comply with the registration and prospectus requirements of the Securities Act to the extent applicable.

    Each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

TERMS AND CONDITIONS OF THE LETTER OF TRANSMITTAL

    The Letter of Transmittal contains, among other things, the following terms and conditions, which are part of the Exchange Offer.

    The party tendering Notes for exchange (the "Transferor") exchanges, assigns and transfers the Old Notes to the Company and irrevocably constitutes and appoints the Exchange Agent as the Transferor's agent and attorney-in-fact to cause the Old Notes to be assigned, transferred and exchanged. The Transferor represents and warrants that it has full power and authority to tender, exchange, assign and transfer the Old Notes and to acquire Exchange Notes issuable upon the exchange of such tendered Notes, and that, when the same are accepted for exchange, the Company will acquire good and unencumbered title to the tendered Old Notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim. The Transferor also warrants that it will, upon request, execute and deliver any additional documents deemed by the Exchange Agent or the Company to be necessary or desirable to complete the exchange, assignment and transfer of tendered Old Notes or transfer ownership of such Old Notes on the account books maintained by a book-entry transfer facility. The Transferor further agrees that acceptance of any tendered Old Notes by the Company and the issuance of Exchange Notes in exchange therefor shall constitute performance in full by the Company of certain of its obligations under the Registration Rights Agreement. All authority conferred by the Transferor will survive the death or incapacity of the Transferor and every obligation of the Transferor shall be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of such Transferor.

    The Transferor certifies that it is not an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act and that it is acquiring the Exchange Notes offered hereby in the ordinary course of such Transferor's business and that such Transferor has no arrangement with any person to participate in the distribution of such Exchange Notes. Each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of Exchange Notes. Each Transferor which is a broker-dealer receiving Exchange Notes for its own account must acknowledge that it will deliver a Prospectus in connection with any resale of such Exchange Notes. By so acknowledging and by delivering a Prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company will, for a period of 120 days after the Expiration Date, make copies of this Prospectus available to any broker-dealer for use in connection with any such resale.

WITHDRAWAL RIGHTS

    Tenders of Old Notes may be withdrawn at any time prior to the Expiration Date.

    For a withdrawal to be effective, a written notice of withdrawal sent by telegram, facsimile transmission (receipt confirmed by telephone) or letter must be received by the Exchange Agent at the address set forth herein prior to the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having tendered the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount of such Old Notes), (iii) specify the principal amount of Notes to be withdrawn, (iv) include a statement that such holder is withdrawing his election to have such Old Notes exchanged, (v) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered or as otherwise described above (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee under the Indenture register the transfer of such Old Notes into the name of the person withdrawing the tender, and (vi) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. The Exchange Agent will return the properly withdrawn Old Notes promptly following receipt of notice of withdrawal. If Old Notes have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn Old Notes or otherwise comply with the book-entry transfer facility procedure. All questions as to the validity of notices of withdrawals, including time of receipt, will be determined by the Company and such determination will be final and binding on all parties.

    Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the book-entry transfer facility pursuant to the book-entry transfer procedures described above, such Old Notes will be credited to an account with such book-entry transfer facility specified by the holder) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described under "Procedures for Tendering Old Notes" above at any time on or prior to the Expiration Date.

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF EXCHANGE NOTES

    Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company will accept, promptly on the Exchange Date, all Old Notes properly tendered and will issue the Exchange Notes promptly after such acceptance. See "Certain Conditions to the Exchange Offer" below. For purposes of the Exchange Offer, the Company shall be deemed to have accepted properly tendered Old Notes for exchange when, as and if the Company has given oral or written notice thereof to the Exchange Agent.

    For each Old Note accepted for exchange, the holder of such Old Note will receive an Exchange Note having a principal amount equal to that of the surrendered Old Note.

    In all cases, issuance of Exchange Notes for Old Notes which are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Old Notes or a timely book-entry confirmation of such Old Notes into the Exchange Agent's account at the book-entry transfer facility, a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Old Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged Old Notes will be returned without expense to the tendering holder thereof (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the book-entry transfer facility pursuant to the book-entry transfer procedures described above, such non-exchanged Old Notes will be credited to an account maintained with such book-entry transfer facility) as promptly as practicable after the expiration of the Exchange Offer.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

    Notwithstanding any other provision of the Exchange Offer, or any extension of the Exchange Offer, the Company shall not be required to accept for exchange, or to issue Exchange Notes in exchange for, any Old Notes and may terminate or amend the Exchange Offer (by oral or written notice to the Exchange Agent or by a timely press release) if at any time before the acceptance of such Old Notes for exchange or the exchange of the Exchange Notes for such Old Notes, any of the following conditions exist:

        (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency or regulatory authority or any injunction, order or decree is issued with respect to the Exchange Offer which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or have a material adverse effect on the contemplated benefits of the Exchange Offer to the Company; or

        (b) any change (or any development involving a prospective change) shall have occurred or be threatened in the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Company that is or may be adverse to the Company, or the Company shall have become aware of facts that have or may have adverse significance with respect to the value of the Old Notes or the Exchange Notes or that may materially impair the contemplated benefits of the Exchange Offer to the Company; or

        (c) any law, rule or regulation or applicable interpretations of the staff of the Commission is issued or promulgated which, in the good faith determination of the Company, do not permit the Company to effect the Exchange Offer; or

        (d) any governmental approval has not been obtained, which approval the Company, in its sole discretion, deems necessary for the consummation of the Exchange Offer; or

        (e) there shall have been proposed, adopted or enacted any law, statute, rule or regulation (or an amendment to any existing law statute, rule or regulation) which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or have a material adverse effect on the contemplated benefits of the Exchange Offer to the Company; or

        (f) there shall occur a change in the current interpretation by the staff of the Commission which permits the Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes to be offered for resale, resold and otherwise transferred by holders thereof (other than any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such Exchange Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement with any person to participate in the distribution of such Exchange Notes; or

        (g) there shall have occurred (i) any general suspension of, shortening of hours for, or limitation on prices for, trading in securities on any national securities exchange or in the over-the-counter market (whether or not mandatory), (ii) any limitation by any governmental agency or authority which may adversely affect the ability of the Company to complete the transactions contemplated by the Exchange Offer, (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks by Federal or state authorities in the United States (whether or not mandatory), (iv) a commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States, (v) any limitation (whether or not mandatory) by any governmental authority on, or other event having a reasonable likelihood of affecting, the extension of credit by banks or other leading institutions in the United States, or (vi) in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer, a material acceleration or worsening thereof.

    The Company expressly reserves the right to terminate the Exchange Offer and not accept for exchange any Old Notes upon the occurrence of any of the foregoing conditions (which represent all of the material conditions to the acceptance by the Company of properly tendered Old Notes). In addition, the Company may amend the Exchange Offer at any time prior to the Expiration Date if any of the conditions set forth above occur. Moreover, regardless of whether any of such conditions has occurred, the Company may amend the Exchange Offer in any manner which, in its good faith judgment, is advantageous to holders of the Old Notes.

    The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. If the Company waives or amends the foregoing conditions, it will, if required by law, extend the Exchange Offer for a minimum of five business days from the date that the Company first gives notice, by public announcement or otherwise, of such waiver or amendment, if the Exchange Offer would otherwise expire within such five business-day period. Any determination by the Company concerning the events described above will be final and binding upon all parties.

    In addition, the Company will not accept for exchange any Old Notes tendered, and no Exchange Notes will be issued in exchange for any such Old Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939, as amended. In any such event the Company is required to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.

    The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange.

EXCHANGE AGENT

    The Bank of New York has been appointed as the Exchange Agent for the Exchange Offer. All executed Letters of Transmittal, should be directed to the Exchange Agent at one of the addresses set forth below:

BY HAND/OVERNIGHT COURIER:   BY MAIL:
The Bank of New York         The Bank of New York
Attn: Corporate Trust        Attn: Corporate Trust
  Department                   Department
101 Barclay Street           101 Barclay Street
  New York, New York 10286     New York, New York 10286

                                 By Facsimile:

                                 (212) 815-5915

                        Attn: Corporate Trust Department

                           Telephone: (212) 815-5735

    Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent at the address and telephone number set forth in the Letter of Transmittal.

    DELIVERY TO AN ADDRESS OTHER THAN AS SET FORTH ON THE LETTER OF TRANSMITTAL, OR TRANSMISSIONS OF INSTRUCTIONS VIA A FACSIMILE OR TELEX NUMBER OTHER THAN THE ONES SET FORTH ON THE LETTER OF TRANSMITTAL, WILL NOT CONSTITUTE A VALID DELIVERY.

SOLICITATION OF TENDERS; FEES AND EXPENSES

    The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. The Company will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this and other related documents to the beneficial owners of the Old Notes and in handling or forwarding tenders for their customers.

    The estimated cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company and are estimated in the aggregate to be approximately $300,000, which includes fees and expenses of the Exchange Agent, Trustee, registration fees, accounting, legal, printing and related fees and expenses.

    No person has been authorized to give any information or to make any representations in connection with the Exchange Offer other than those contained in this Prospectus. If given or made, such information or representations should not be relied upon as having been authorized by the Company.

    Neither the delivery of this Prospectus nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the respective dates as of which information is given herein. The Exchange Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Old Notes in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Company may, at its discretion, take such action as it may deem necessary to make the Exchange Offer in any such jurisdiction and extend the Exchange Offer to holders of Old Notes in such jurisdiction. In any jurisdiction in which the securities laws or blue sky laws of which require the Exchange Offer to be made by a licensed broker or dealer, the Exchange Offer is being made on behalf of the Company by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

TRANSFER TAXES

    The Company will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, certificates representing Exchange Notes or Old Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the Old Notes tendered, or if tendered Old Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

ACCOUNTING TREATMENT

    The Exchange Notes will be recorded at the carrying value of the Old Notes as reflected in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the Company upon the exchange of Exchange Notes for Old Notes. Expenses incurred in connection with the issuance of the Exchange Notes will be amortized over the term of the Exchange Notes.

CONSEQUENCES OF FAILURE TO EXCHANGE

    Holders of Old Notes who do not exchange their Old Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon. Old Notes not exchanged pursuant to the Exchange Offer will continue to remain outstanding in accordance with their terms. In general, the Old Notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register the Old Notes under the Securities Act.

    Participation in the Exchange Offer is voluntary, and holders of Old Notes should carefully consider whether to participate. Holders of Old Notes are urged to consult their financial and tax advisors in making their own decision on what action to take.

    As a result of the making of, and upon acceptance for exchange of all validly tendered Old Notes pursuant to the terms of, this Exchange Offer, the Company will have fulfilled a covenant contained in the Registration Rights Agreement. Holders of Old Notes who do not tender their Old Notes in the Exchange Offer will continue to hold such Old Notes and will be entitled to all the rights and limitations applicable thereto under the Indenture, except for any such rights under the Registration Rights Agreement that by their terms terminate or cease to have further effectiveness as a result of the making of this Exchange Offer. All untendered Old Notes will continue to be subject to the restrictions on transfer set forth in the Indenture. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered Old Notes could be adversely affected.

    The Company may in the future seek to acquire, subject to the terms of the Indenture, untendered Old Notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. The Company has no present plan to acquire any Old Notes which are not tendered in the Exchange Offer.

RESALE OF EXCHANGE NOTES

    The Company is making the Exchange Offer in reliance on the position of the staff of the Commission as set forth in certain interpretive letters addressed to third parties in other transactions. However, the Company has not sought its own interpretive letter and there can be no assurance that the staff would make a similar determination with respect to the Exchange Offer as it has in such interpretive letters to third parties. Based on these interpretations by the staff, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by a Holder (other than any Holder who is a broker-dealer or an "affiliate" of the Company within the meaning of Rule 405 of the Securities Act) without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such Holder's business and that such Holder is not participating, and has no arrangement or understanding with any person to participate, in a distribution (within the meaning of the Securities
Act) of such Exchange Notes. However, any holder who is an "affiliate" of the Company or who has an arrangement or understanding with respect to the distribution of the Exchange Notes to be acquired pursuant to the Exchange Offer, or any broker-dealer who purchased Old Notes from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act
(i) could not rely on the applicable interpretations of the staff and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act. A broker-dealer who holds Old Notes that were acquired for its own account as a result of market-making or other trading activities may be deemed to be an "underwriter" within the meaning of the Securities Act and must, therefore, deliver a Prospectus meeting the requirements of the Securities Act in connection with any resale of Exchange Notes. Each such broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge in the Letter of Transmittal that it will deliver a Prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

    In addition, to comply with the securities laws of certain jurisdictions, if applicable, the Exchange Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdiction or an exemption from registration or qualification is available and is complied with. The Company has agreed, pursuant to the Registration Rights Agreement and subject to certain specified limitations therein, to register or qualify the Exchange Notes for offer or sale under the securities or blue sky laws of such jurisdictions as any holder of the Exchange Notes reasonably requests. Such registration or qualification may require the imposition of restrictions or conditions (including suitability requirements for offerees or purchasers) in connection with the offer or sale of any Exchange Notes.

                        DESCRIPTION OF CREDIT FACILITIES

CREDIT AGREEMENT

    GENERAL

    On October 11, 1996, the Company and certain of its subsidiaries entered into a Credit Agreement (the "Credit Agreement") with a syndicate of twenty-five banks led by Morgan Guaranty Trust Company of New York, as agent (the "Agent"). The Credit Agreement was amended as of October 24, 1997, and is described herein as so amended. The Credit Agreement provides for a term loan commitment of $350,000,000 and a revolving credit commitment of $100,000,000. The revolving credit commitment may be utilized for the issuance of letters of credit in a maximum stated amount at any one time outstanding of $30,000,000. The term loan commitment expired on the date of the closing of the Credit Agreement and the borrowing of the term loan thereunder. Amounts repaid or prepaid with respect to the term loan may not be reborrowed. As of October 31, 1997, the principal amount of the term loan outstanding was $320,000,000. Upon application of the net proceeds from the sale of the Notes, the outstanding principal amount of the term loan will be reduced to approximately $128,000,000.

    The proceeds of the term loan and a portion of the proceeds of the revolving credit loans were used to refinance certain indebtedness of the Company to The Chase Manhattan Bank in an aggregate amount of approximately $95,000,000 and to finance the cash portion of the purchase price paid in connection with the Borden Acquisition and to pay fees and expenses in connection with such purchase. The remaining proceeds of the revolving credit loans and the letters of credit are to be used for general corporate purposes.

    The loans bear interest at a rate based on either the Base Rate (the greater of (i) the prime rate of the Agent and (ii) the Federal Funds Rate plus 1/2%) or the London Interbank Offered Rate ("LIBOR"), at the option of the Company, in each case plus the applicable margin. The applicable margin is determined based on a pricing schedule and increases as the ratio (the "Cash Flow Ratio") of the consolidated debt of the Company and its subsidiaries to Consolidated EBITDA increases. "Consolidated EBITDA" equals the consolidated net income of the Company and its subsidiaries plus consolidated interest expense, depreciation, amortization and other non-cash charges, income tax expense and certain transaction costs. The margin on base rate loans varies from 0% to .75%. The margin on LIBOR loans varies from .45% to 1.75%. Interest on base rate loans is payable in arrears on the last day of each March, June, September and December and on the date on which any Base Rate loan is converted to a LIBOR loan. Interest on LIBOR loans is payable on the last day of the applicable interest period and, if the interest period is longer than three months, at three-month intervals during such interest period.

    The revolving credit commitment expires on October 11, 2002. Prior thereto, the revolving credit commitment is subject to automatic reduction on the date and in the amount of each mandatory prepayment applied to revolving credit loans or to provide cash collateral for letter of credit liabilities.

    The term loan is subject to scheduled amortization on the last day of January, April, July and October of each year. Such amortization is in the amount of $3,750,000 for each payment date during 1998 and 1999, $5,000,000 for each payment date during 2000, $6,250,000 for each payment date during 2001 and the first three payment dates of 2002, with a final payment of $226,250,000 due at maturity.

    Mandatory prepayments of the loans are required in the event of certain asset sales by the Company and in the event that the Company incurs long-term debt in a principal amount in excess of $5,000,000. The amount of each such prepayment is the amount of cash received by the Company, net of fees, commissions, expenses and similar costs and, in the case of asset sales, debt secured by a lien on such assets which is discharged with the proceeds of sale, as well as certain taxes and reserves. "Excess Cash Flow" means the excess of
(i) the sum of Consolidated EBITDA plus certain increases in cash and cash equivalents over (ii) the sum of income taxes paid; cash interest paid; consolidated capital expenditures made in cash;

certain decreases in cash and cash equivalents; mandatory reductions in long-term debt; certain optional prepayments of loans; certain investments, repurchases of stock and interest rate hedge payments; and cash expenditures of up to $5,000,000 made in the ordinary course of business. Mandatory prepayments are applied first to the term loans, then to the revolving credit loans and then to cash collateralize letters of credit. Mandatory prepayments made from the proceeds of asset sales or long-term debt other than the Notes are applied to the term loans ratably to future installments thereof. Mandatory prepayments made from the proceeds of the issuance of the Notes and from Excess Cash Flow are applied to the term loans to future installments thereof in inverse order of maturity. The obligations of the Company under the Credit Agreement are unsecured.

    COVENANTS

    The Credit Agreement provides for a facility fee based on the aggregate amount of the term loans outstanding and the revolving credit commitment (used or unused), which fee also varies based on the Cash Flow Ratio. This fee varies from .30% to .50%. It also provides for a letter of credit fee based on the aggregate daily undrawn stated amount of all letters of credit and a letter of credit fronting fee to each issuer of a letter of credit. The letter of credit fee varies based on the Cash Flow Ratio from a low of .45% to a high of 1.75%. The fronting fee is .25% per annum.

    The Credit Agreement contains certain covenants customary for facilities of this type. These include maintenance of a Cash Flow Ratio not in excess of the amount specified for each relevant period and a Fixed Charge Coverage Ratio of not less than the amount specified for each relevant period. The Cash Flow Ratio varies from a high of 5.75:1 to a low of 2.5:1 in accordance with a schedule set forth in the Credit Agreement. The Fixed Charge Coverage Ratio (the ratio of Consolidated EBITDA minus consolidated capital expenditures to consolidated interest expense) varies from a low of 1.15:1 to a high of 2.5:1 in accordance with a schedule set forth in the Credit Agreement.

    The Company is also subject to restrictions on its ability to sell its assets and make investments. In general, the Company may make asset sales of up to $50,000,000 during any fiscal year, provided that at least 80% of the consideration payable in connection with such sale consists of cash, and may make investments having an aggregate net book value not in excess of $65,000,000.

    EVENTS OF DEFAULT

    The Credit Agreement contains events of default which are customary for facilities of this type and are subject to certain customary grace periods. These include: failure to make required payments thereunder; breach of covenant; material inaccuracy of any representation or warranty; failure to make any required payment under, or the acceleration of, certain other indebtedness in excess of $15,000,000; bankruptcy, insolvency or liquidation; failure to make required payments in respect of certain employee benefits; the entry of judgments for the payment of money in excess of $15,000,000; and Change in Control. "Change in Control" is defined to mean (i) the acquisition by any person or group (other than Borden, any of its affiliates as of the date of the Credit Agreement or J. Brendan Barba) of beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Commission under the Exchange Act) of 39% or more of the outstanding shares of Common Stock of the Company or (ii) the cessation of the Continuing Directors to constitute a majority of the Board of Directors of the Company. The "Continuing Directors" at any date are those directors who were directors during the twelve-month period prior to such date or who were nominated to such position by the Continuing Directors then in office.

    The occurrence of an event of default (including the expiration of applicable grace periods) entitles the lenders (acting by majority in commitment or principal amount, as applicable) to terminate the revolving credit commitment, to accelerate the loans and all other amounts payable under the Credit Agreement and to require the Company to pay to the Agent an amount equal to the aggregate stated amount of all outstanding letters of credit, to be held as cash collateral for the obligations of the issuers of such letters of credit.

    AMENDMENT TO CREDIT AGREEMENT

    As a result of the Company's high degree of leverage and the effect on net sales that occurred as a result of overcapacity in the domestic stretch wrap industry, the Company believed there was a substantial likelihood that it would fail to maintain certain financial ratios, including minimum fixed charge coverage and leverage ratios, at the levels required by the Credit Agreement. The Company has received a waiver relating to such ratios and has entered into an amendment to the Credit Agreement (the "Amendment"). The Amendment, which is dated as of October 24, 1997 (the terms of which are incorporated in the description of the Credit Agreement above), effected several changes in the Credit Agreement as in effect prior to the Amendment.

    The principal effects of the Amendment relate to the interest rates applicable to the indebtedness under the Credit Agreement and the amortization schedule with respect to the term loan made thereunder. The interest rate margins which determine the interest rates applicable to the loans under the Credit Agreement have been increased as follows: the margin applicable to Base Rate loans (formerly 0%) has been increased to a range (which varies based on the Cash Flow Ratio) from 0% to .75% and the margin applicable to LIBOR Rate loans (which formerly varied, based on the Cash Flow Ratio, from .25% to .625%) has been increased to a range from .45% to 1.75%. The required amortization payments in respect of the term loan have been substantially reduced so that, instead of amortizing fully over the term of the loan, a balloon payment equal to the remaining outstanding principal balance of the term loan will be due at maturity. In addition, the Amendment effected certain changes in the financial ratios under the Credit Agreement.

OTHER CREDIT FACILITIES

    The Company also has a $10,000,000 unsecured revolving credit facility available for working capital purposes. At October 31, 1997, there were no outstanding borrowings under this facility.

    The Company also maintains various unsecured short-term credit facilities at its foreign subsidiaries. At October 31, 1997, the aggregate amount outstanding under such facilities was $51,025,000 and approximately $19,975,000 was available for borrowing. Borrowings from these facilities are used to support operations at such subsidiaries and are generally serviced by cash flow from operations at such subsidiaries. Approximately $42,000,000 of such indebtedness is guaranteed by the Company.

                       DESCRIPTION OF THE EXCHANGE NOTES

    As used below in this "Description of Exchange Notes" section, the "Company" means AEP Industries Inc. but not any of its subsidiaries. The Exchange Notes are to be issued under an Indenture, to be dated as of November 19, 1997 (the "Indenture"), between the Company and The Bank of New York, as Trustee (the "Trustee"). The terms of the Exchange Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Exchange Notes are subject to all such terms, and holders of the Exchange Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. A copy of the Indenture described below will be made available upon request. The statements under this caption relating to the Exchange Notes and the Indenture are summaries and do not purport to be complete, and where reference is made to particular provisions of the Indenture, such provisions, including the definitions of certain terms, are qualified in their entirety by such reference.

    On November 19, 1997, the Company issued $200 million aggregate principal amount of Old Notes under the Indenture. The terms of the Exchange Notes are identical in all material respects to the Old Notes, except for certain transfer restrictions and registration and other rights relating to the exchange of the Old Notes for Exchange Notes. The Trustee will authenticate and deliver Exchange Notes for original issue only in exchange for a like principal amount of Old Notes. Any Old Notes that remain outstanding after the consummation of the Exchange Offer, together with the Exchange Notes, will be treated as a single class of securities under the Indenture. Accordingly, all references herein to specified percentages in aggregate principal amount of the outstanding Exchange Notes shall be deemed to mean, at any time after the Exchange Offer is consummated, such percentage in aggregate principal amount of the Old Notes and Exchange Notes then outstanding.

    The Exchange Notes will be general unsecured obligations of the Company, limited to $200,000,000 aggregate principal amount. The Exchange Notes will be senior subordinated obligations of the Company, subordinated in right of payment to all Senior Debt of the Company. The Exchange Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple thereof. No service charge will be made for any registration of transfer or exchange of Exchange Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Initially, the Trustee will act as paying agent and registrar for the Exchange Notes.

PRINCIPAL, MATURITY AND INTEREST

    The Notes will mature on November 15, 2007 and will bear interest at the rate of 9.875% per annum from the Issue Date or from the most recent interest payment date to which interest has been paid or provided for. Interest will be payable semiannually on May 15 and November 15 of each year, commencing May 15, 1998, to the Person in whose name a Note is registered (a "Holder") at the close of business on the preceding May 1 or November 1 (each, a "Record Date"), as the case may be. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months. Holders must surrender the Notes to the paying agent for the Notes to collect principal payments. The Company will pay principal and interest by check and may mail interest checks to a Holder's registered address.

OPTIONAL REDEMPTION

    The Notes will be subject to redemption, at the option of the Company, in whole or in part, at any time on or after November 15, 2002 and prior to maturity, upon not less than 30 nor more than 60 days' notice mailed to each Holder of Notes to be redeemed at its address appearing in the register for the Notes, in amounts of $1,000 or an integral multiple of $1,000, at the following redemption prices (expressed as percentages of principal amount), plus accrued interest to but excluding the date fixed for redemption (subject to the right of Holders on the relevant Record Date to receive interest due on an interest payment date that occurs on or prior to the date fixed for redemption), if redeemed during the 12-month period beginning November 15 of the years indicated:

YEAR                                                                            PERCENTAGE
------------------------------------------------------------------------------  -----------
2002..........................................................................    104.9375%
2003..........................................................................    103.2917
2004..........................................................................    101.6459
2005 and thereafter...........................................................    100.0000

    In addition, prior to November 15, 2000, the Company may redeem up to 35% of the Notes originally issued with the net cash proceeds received by the Company from one or more Equity Offerings, at a redemption price equal to 109.875% of the principal amount thereof, plus accrued and unpaid interest to the date fixed for redemption; PROVIDED, HOWEVER, that at least $100 million in aggregate principal amount of Notes remains outstanding immediately after any such redemption (excluding any Notes owned by the Company or any of its Affiliates). Notice of redemption described in this paragraph must be mailed to Holders of Notes not later than 60 days following the consummation of the relevant Equity Offering.

    Selection of Notes for any partial redemption shall be made by the Trustee, in accordance with the rules of any national securities exchange on which the Notes may be listed or, if the Notes are not so listed, pro rata or by lot or in such other manner as the Trustee shall deem appropriate and fair. Notes in denominations larger than $1,000 may be redeemed in part but only in integral multiples of $1,000. Notice of redemption will be mailed before the date fixed for redemption to each Holder of Notes to be redeemed at his or her registered address. On and after the date fixed for redemption, interest will cease to accrue on Notes or portions thereof called for redemption.

    The Notes will not have the benefit of any sinking fund.

RANKING

    The Company's obligations with respect to the payment of the principal of, premium, if any, and interest (including Additional Interest (as defined below)) on, and all other obligations in respect of, each and all of the Notes shall be subordinated in right of payment, to the extent and in the manner provided in the Indenture, to the prior payment in full in cash of all Senior Debt of the Company.

    In the event of (i) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to the Company or to its creditors, as such, or to its assets, or (ii) any liquidation, dissolution or other winding up of the Company, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or (iii) any assignment for the benefit of creditors or any other marshaling of assets and liabilities of the Company, then and in any such event specified in (i), (ii) or (iii) above, the holders of Senior Debt shall be entitled to receive payment in full in cash of all amounts due or to become due on or in respect of all Senior Debt before the Holders of the Notes are entitled to receive any Note Payment (as defined below), and in any such event any Note Payment to which the Holders of the Notes or the Trustee on their behalf would be entitled, but for the subordination provisions of the Indenture, shall be made by the Company or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other Person making such payment or distribution, directly to the holders of the Senior Debt (pro rata to such holders on the basis of the respective amounts of Senior Debt held by such holders) or their respective trustee, agent or other representative under any agreement or indenture pursuant to which any such Senior Debt may have been issued, as their respective interests may appear, to the extent necessary to pay all such Senior Debt in full, in cash, after giving effect to any concurrent payment, distribution or provision therefor to or for the holders of such Senior Debt.

    In the event that, notwithstanding the foregoing provision prohibiting such Note Payment, any Note Payment shall be received by the Trustee or any Holder of Notes at a time when such Note Payment is prohibited as described in the preceding paragraph and before all obligations in respect of Senior Debt are paid in full in cash, such Note Payment shall be received and held in trust for the benefit of, and shall be paid over or delivered to, the holders of Senior Debt (pro rata to such holders on the basis of the respective amounts of Senior Debt held by such holders) or their respective trustee, agent or other representative under any agreement or indenture pursuant to which any of such Senior Debt may have been issued, as their respective interests may appear, for application to the payment of Senior Debt remaining unpaid until all such Senior Debt has been paid in full in cash after giving effect to any concurrent payment, distribution or provision therefor to or for the account of the holders of such Senior Debt.

    No direct or indirect payment, deposit or distribution of any kind or character, whether in cash, property or securities (including any payment made to Holders of the Notes under the terms of Indebtedness subordinated to the Notes, but excluding any payment or distribution of Permitted Junior Securities) by or on behalf of the Company of principal of, premium, if any, or interest (including Additional Interest) on, or any other obligation in respect of, the Notes whether pursuant to the terms of the Notes, upon acceleration, by way of repurchase, redemption, defeasance or otherwise (all such payments, deposits or distributions being referred to herein, individually and collectively, as a "Note Payment"), shall be made if, at the time of such Note Payment, there exists a default (a "Payment Default") in the payment when due of all or any portion of the obligations under or in respect of any Designated Senior Debt, whether at maturity, on account of mandatory redemption or prepayment, acceleration or otherwise, and such Payment Default shall not have been cured or waived. In addition, during the continuance of any default or event of default (other than a Payment Default) with respect to any Designated Senior Debt pursuant to which the maturity thereof may be accelerated immediately without the giving of any notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, no Note Payment may be made by or on behalf of the Company for a period (a "Payment Blockage Period") commencing upon the receipt by the Company and the Trustee of written notice of such default or event of default from the holder or holders of such Designated Senior Debt or any trustee, agent or other representative acting on behalf of the holder or holders of such Designated Senior Debt specifying an election to effect a Payment Blockage Period (a "Payment Blockage Notice") and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated (i) by written notice to the Trustee and the Company from the holder or holders of such Designated Senior Debt or any trustee, agent or other representative acting on behalf of the holder or holders of such Designated Senior Debt, (ii) by discharge or repayment in full in cash of such Designated Senior Debt or (iii) because the default or event of default giving rise to such Payment Blockage Notice has been cured, waived or ceased to exist). Subject to the provisions of the first sentence of this paragraph, the Company may resume payments on the Notes after such Payment Blockage Period.

    Not more than one Payment Blockage Period may be commenced with respect to the Notes during any period of 360 consecutive days. No default or event of default that existed or was continuing on the date of commencement of any Payment Blockage Period with respect to the Designated Senior Debt initiating such Payment Blockage Period may be, or be made, the basis for the commencement of any other Payment Blockage Period by the holder or holders of such Designated Senior Debt or any trustee, agent or other representative acting on behalf of the holder or holders of such Designated Senior Debt, whether or not within a period of 360 consecutive days, unless such default or event of default has been cured or waived for a period of not less than 90 consecutive days.

    In the event that, notwithstanding the foregoing, any Note Payment shall be received by the Trustee or any Holder when such Note Payment is prohibited by the second preceding paragraph, such payment shall be held in trust for the benefit of, and shall be paid over or delivered to, the holders of Designated Senior Debt or any trustee, agent or other representative under any agreement or indenture pursuant to which any such Designated Senior Debt may have been issued, as their respective interests may appear, but only to the extent that, upon notice from the Trustee to the holders of Designated Senior Debt that such prohibited Note Payment has been made, the holders of the Designated Senior Debt (or their trustee, agent or other representative) notify the Trustee in writing of the amounts then due and owing on the Designated Senior Debt, if any, and only the amount specified in such notice to the Trustee shall be paid to or for the account of the holders of Designated Senior Debt.

    The failure to make any payment or distribution for or on account of the Notes by reason of the provisions of the Indenture described under this section will not be construed as preventing the occurrence of an Event of Default described in clause (a), (b) or (c) of the first paragraph under "--Events of Default."

    By reason of the subordination provisions described above, in the event of insolvency of the Company, funds which would otherwise be payable to Holders will be paid to holders of Senior Debt of the Company to the extent necessary to repay such Senior Debt in full, and the Company may be unable to fully meet its obligations with respect to the Notes. Subject to the restrictions set forth in the Indenture, in the future the Company may incur additional Senior Debt.

    At October 31, 1997, after giving pro forma effect to the Offering and the application of the net proceeds therefrom, the Company would have had approximately $185 million of Senior Debt outstanding.

GUARANTEES

    The Company will not permit any Restricted Subsidiary to become a direct or indirect obligor under, or in respect of, the Senior Credit Facility without causing such Restricted Subsidiary to become a Guarantor. Any such Restricted Subsidiary shall (a) execute and deliver a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of the Company's obligations under the Notes and the Indenture on the terms set forth in the Indenture and
(b) deliver to the Trustee an opinion of counsel that such supplemental indenture has been duly authorized, executed and delivered by such Restricted Subsidiary and constitutes a valid and legally binding and enforceable obligation of such Restricted Subsidiary.

    The Indenture will provide that the Guarantors, if any, will, jointly and severally, unconditionally guarantee on a senior subordinated basis all of the obligations of the Company under the Indenture, including its obligation to pay principal, premium, if any, and interest with respect to the Notes. The obligation of each Guarantor is limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Guarantor, will result in the obligations of such Guarantor under the Guarantee not constituting a fraudulent conveyance or fraudulent transfer under Federal or state law.

    Any Guarantor that is no longer a direct or indirect obligor under, or in respect of, the Senior Credit Facility shall be released from the Guarantee upon delivery of an Officers' Certificate to the Trustee certifying to such effect.

    In addition, the Indenture will provide that if all of the Capital Stock of a Guarantor is sold (including by issuance or otherwise) by the Company or any Restricted Subsidiary in a transaction constituting an Asset Disposition, and
(x) the Net Available Proceeds from such Asset Dispositions are used in accordance with the covenant described under "--Covenants--Limitation on Certain Asset Dispositions" or (y) the Company delivers to the Trustee an Officers' Certificate to the effect that the Net Available Proceeds from such Asset Disposition will be used in accordance with the covenant described under "--Covenants-- Limitation on Certain Asset Dispositions" within the time limits specified by such covenant, then such Guarantor shall be released and discharged from its Guarantee obligations upon such use in the case of clause (x) or upon such delivery in the case of clause (y).

    The Company may, at its option, cause any of its Subsidiaries to be a Guarantor.

    The obligations of each Guarantor under its Guarantee will be subordinated in right of payment to the prior payment in full of all Senior Debt of such Guarantor on the same basis as the obligations of the

Company on the Notes are subordinated to Senior Debt of the Company. The Guarantee will rank PARI PASSU in right of payment with any other senior subordinated indebtedness of each Guarantor and senior in right of payment to any future Subordinated Indebtedness of each Guarantor.

COVENANTS

    The Indenture will contain, among others, the following covenants:

    LIMITATION ON INCURRENCE OF INDEBTEDNESS

    The Indenture will provide that the Company will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness), except:

        (i) Indebtedness of the Company and shares of Disqualified Stock of the Company, if, immediately after giving effect to the Incurrence of such Indebtedness or the issuance of such Disqualified Stock and the receipt and application of the net proceeds thereof, the Consolidated Cash Flow Ratio of the Company for the four full fiscal quarters for which quarterly or annual financial statements are available next preceding the Incurrence of such Indebtedness or the issuance of such Disqualified Stock would be greater than 2.0 to 1.0;

        (ii) Indebtedness (a) of the Company and the Restricted Subsidiaries Incurred under the Senior Credit Facility in an aggregate principal amount at any time outstanding not to exceed $250.0 million and (b) of any Foreign Restricted Subsidiary Incurred under a working capital facility in an aggregate amount not to exceed $100.0 million; PROVIDED, HOWEVER, that the Indebtedness is Incurred, denominated and payable in United States dollars or the local currencies of the jurisdictions of the operations of the Foreign Restricted Subsidiary Incurring such Indebtedness, less, in each case, the amount of any repayments made pursuant to any scheduled amortization or mandatory prepayments (to the extent, in the case of a revolving credit facility, accompanied by a permanent commitment reduction thereunder);

        (iii) Indebtedness owed by the Company to any Wholly Owned Subsidiary or Indebtedness owed by a Restricted Subsidiary to the Company or a Wholly Owned Subsidiary; PROVIDED, HOWEVER, that upon either (I) the transfer or other disposition by such Wholly Owned Subsidiary or the Company of any Indebtedness so permitted under this clause (iii) to a Person other than the Company or another Wholly Owned Subsidiary or (II) the issuance (other than directors' qualifying shares), sale, transfer or other disposition of shares of Capital Stock or other ownership interests (including by consolidation or merger) of such Wholly Owned Subsidiary to a Person other than the Company or another such Wholly Owned Subsidiary, the exception provided by this clause (iii) shall no longer be applicable to such Indebtedness and such Indebtedness shall be deemed to have been Incurred at the time of any such issuance, sale, transfer or other disposition, as the case may be;

        (iv) Indebtedness of the Company or any Restricted Subsidiary under any interest rate agreement to the extent entered into to protect the Company or such Restricted Subsidiary from fluctuations in interest rates on any other Indebtedness permitted under the Indenture (including the Notes); PROVIDED, HOWEVER, that the notional amount of such interest rate agreement does not exceed the principal amount of the Indebtedness to which such interest rate agreement relates;

        (v) Indebtedness of the Company or any Restricted Subsidiary under Currency Agreements to the extent relating to Indebtedness of the Company or any Restricted Subsidiary permitted to be Incurred under the Indenture; PROVIDED, HOWEVER, that such Currency Agreements do not increase the Indebtedness or other obligations of the Company and the Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities or compensation payable thereunder;

        (vi) Indebtedness Incurred to Refinance any Indebtedness outstanding on the Issue Date, any Indebtedness Incurred under the prior clause (i) above or the Notes and the Guarantee; PROVIDED, HOWEVER, that (I) such Indebtedness does not exceed the principal amount (or accreted value, if less) of the Indebtedness so Refinanced plus the amount of any premium required to be paid in connection with such Refinancing pursuant to the terms of the Indebtedness being Refinanced or the amount of any premium reasonably determined by the issuer of such Indebtedness as necessary to accomplish such Refinancing by means of a tender offer, exchange offer, or privately negotiated repurchase, plus the expenses of such issuer reasonably incurred in connection therewith and (II)(A) in the case of any Refinancing of Indebtedness that is PARI PASSU with the Notes, such Refinancing Indebtedness is made PARI PASSU with or subordinate in right of payment to the Notes, and, in the case of any Refinancing of Indebtedness that is subordinate in right of payment to the Notes, such Refinancing Indebtedness is subordinate in right of payment to the Notes on terms no less favorable to the Holders than those contained in the Indebtedness being Refinanced,
    (B) in either case, the Refinancing Indebtedness by its terms, or by the terms of any agreement or instrument pursuant to which such Indebtedness is issued, does not have an Average Life that is less than the remaining Average Life of the Indebtedness being Refinanced and does not require redemption or other retirement (including pursuant to any required offer to purchase to be made by the Company or a Restricted Subsidiary) of such Indebtedness at the option of the holder thereof prior to the final stated maturity of the Indebtedness being Refinanced, other than a redemption or other retirement at the option of the holder of such Indebtedness (including pursuant to a required offer to purchase made by the Company or a Restricted Subsidiary) which is conditioned upon a change of control of the Company pursuant to provisions substantially similar to those contained in the Indenture described under "--Change of Control" below and (C) any Indebtedness Incurred to Refinance any Indebtedness is Incurred by the obligor on the Indebtedness being Refinanced or by the Company;

        (vii) Indebtedness of the Company under the Exchange Notes and Indebtedness of the Guarantors under the Guarantee incurred in accordance with the Indenture;

        (viii) Indebtedness of the Company not otherwise permitted to be Incurred pursuant to clauses (i) through (vii) above which, together with any other outstanding Indebtedness Incurred pursuant to this clause (viii), has an aggregate principal amount not in excess of $20.0 million at any time outstanding;

        (ix) Indebtedness outstanding on the Issue Date;

        (x) Purchase Money Indebtedness and Capital Lease Obligations in an aggregate amount not to exceed $20.0 million at any one time outstanding;

        (xi) Indebtedness incurred by the Company or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation letters of credit in respect of workers' compensation claims or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers' compensation claims; PROVIDED, HOWEVER, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

        (xii) Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or the Capital Stock of a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or the Capital Stock of a Subsidiary for the purpose of financing such acquisition; PROVIDED, HOWEVER, that (i) such Indebtedness is not reflected on the balance sheet of the Company or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (i)) and (ii) the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including noncash proceeds (the fair market value of such noncash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

        (xiii) obligations in respect of performance and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary in the ordinary course of business; and

        (xiv) Indebtedness of the Company incurred under its swing line credit facility with CoreStates Bank in an aggregate principal amount not to exceed $10.0 million.

    LIMITATION ON SENIOR SUBORDINATED INDEBTEDNESS

    The Indenture provides that the Company will not (i) directly or indirectly, Incur any Indebtedness that by its terms would expressly rank senior in right of payment to the Notes and rank subordinate in right of payment to any other Indebtedness of the Company and (ii) cause or permit any Guarantor to, and no Guarantor will, directly or indirectly, incur any Indebtedness that by its terms would expressly rank senior in right of payment to the Guarantee of such Guarantor and rank subordinate in right of payment to any other Indebtedness of such Guarantor.

    LIMITATION ON RESTRICTED PAYMENTS

    The Indenture provides that the Company will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly,

        (i) declare or pay any dividend, or make any distribution of any kind or character (whether in cash, property or securities), in respect of any class of Capital Stock of the Company or any Restricted Subsidiary, excluding any
    (x) dividends or distributions payable solely in shares of Qualified Stock or in options, warrants or other rights to acquire Qualified Stock, or (y) in the case of any Restricted Subsidiary, dividends or distributions payable to the Company or another Restricted Subsidiary,

        (ii) purchase, redeem, or otherwise acquire or retire for value any shares of Capital Stock of the Company or any Restricted Subsidiary, any options, warrants or rights to purchase or acquire such shares or any securities convertible or exchangeable into such shares (other than any such shares of Capital Stock, options, warrants, rights or securities that are owned by the Company or a Restricted Subsidiary),

        (iii) make any Investment (other than a Permitted Investment) in, or make any payment on a guarantee of any obligation of, any Person, other than the Company or a Wholly Owned Subsidiary, or

        (iv) redeem, defease, repurchase, retire or otherwise acquire or retire for value, prior to its scheduled maturity, repayment or any sinking fund payment, Subordinated Indebtedness (each of the transactions described in clauses (i) through (iv) (other than any exception to any such clause) being a "Restricted Payment")

        if at the time thereof:

           (1) a Default or an Event of Default shall have occurred and be continuing, or

           (2) after giving effect to such Restricted Payment, the Company could not Incur at least $1.00 of additional Indebtedness pursuant to the terms of the Indenture described in clause (i) of "--Limitation on Incurrence of Indebtedness" above, or

           (3) upon giving effect to such Restricted Payment, the aggregate of all Restricted Payments declared or made on or after the Issue Date exceeds the sum (without duplication) of: (a) 50% of cumulative Consolidated Net Income of the Company (or, in the case cumulative Consolidated

       Net Income of the Company shall be negative, less 100% of such deficit) for the period (treated as one accounting period) from the Issue Date through the last day of the Company's most recently ended fiscal quarter for which financial statements are available; PLUS (b) 100% of the aggregate net cash proceeds and the fair market value of readily marketable securities received after the Issue Date from the issuance of, or equity contribution received by the Company with respect to, shares of Qualified Stock and warrants, rights or options to purchase or acquire shares of Qualified Stock (other than from a Subsidiary of the Company and other than any such proceeds to the extent used to redeem the Notes pursuant to the second paragraph of "--Optional Redemption" above) and the principal amount of Indebtedness of the Company or any Restricted Subsidiary that has been converted into or exchanged for Qualified Stock which Indebtedness was Incurred after the Issue Date; PLUS (c) 100% of the aggregate after-tax net cash proceeds, from the sale or other disposition of any Investment constituting a Restricted Payment made after the Issue Date; PROVIDED, HOWEVER, that any gain on the sale or disposition included in such after-tax net proceeds shall not be included in determining Consolidated Net Income for purposes of clause (a) above; PROVIDED, FURTHER that amounts included in this clause (c) shall not exceed the Net Investment by the Company in the asset so sold or disposed; PLUS (d) without duplication of any amounts included in clause
       (a) above, if the designation of a Subsidiary as an Unrestricted Subsidiary was treated as a Restricted Payment made after the Issue Date, the proportionate interest of the Company or any Restricted Subsidiary in the fair market value of any such Unrestricted Subsidiary that has been redesignated as a Restricted Subsidiary after the Issue Date in accordance with the definition of "Unrestricted Subsidiary"; PROVIDED, HOWEVER, that such amount shall not in any case exceed the amount of Investments made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary that was treated as a Restricted Payment under the Indenture; plus (e) without duplication of any amounts included in clause (a) above, in the case of the disposition or repayment of any Investment constituting a Restricted Payment made after the Issue Date, an amount equal to the lesser of the return of capital with respect to such Investment and the initial amount of such Investment which was treated as a Restricted Payment, in either case, less the cost of the disposition of such Investment and net of taxes. For purposes of determining the amount expended for Restricted Payments under this clause
       (c), property other than cash shall be valued at its fair market value.

    The foregoing provision will not prohibit (i) any dividend on any class of Capital Stock of the Company or any Restricted Subsidiary paid within 60 days after the declaration thereof if, on the date when the dividend was declared, the Company or such Restricted Subsidiary, as the case may be, could have paid such dividend in accordance with the provisions of the Indenture; (ii) the Refinancing of any Indebtedness otherwise permitted pursuant to the terms of the Indenture described in clause (v) of "--Limitation on Incurrence of Indebtedness" above; (iii) the exchange or conversion of any Indebtedness of the Company or any Restricted Subsidiary for or into Qualified Stock; (iv) so long as no Default or Event of Default has occurred and is continuing, any Investment made with the proceeds of a substantially concurrent sale (other than to a Subsidiary of the Company) for cash of Qualified Stock; PROVIDED, HOWEVER, that the proceeds of such sale of Qualified Stock shall not be (and have not been) included in clause (3) of the preceding paragraph; (v) the redemption, repurchase, retirement or other acquisition of any Capital Stock of the Company in exchange for, or out of the net cash proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of Qualified Stock; PROVIDED, HOWEVER, that the proceeds of such sale of Capital Stock shall not be (and have not been) included in clause (3) of the preceding paragraph; (vi) so long as no Event of Default has occurred and is continuing, the redemption, repurchase or retirement of Subordinated Indebtedness of the Company in exchange for, by conversion into, or out of the net proceeds of, (A) a substantially concurrent sale or incurrence of Subordinated Indebtedness (other than any Indebtedness owed to a Subsidiary of the Company) of the Company that is contractually subordinated in right of payment to the Notes to at least the same extent and which has an Average Life no less than, in each case, the Subordinated Indebtedness being redeemed, repurchased or retired or (B) a

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
substantially concurrent sale (other than to a Subsidiary of the Company) for cash of Qualified Stock; PROVIDED, HOWEVER, that the proceeds of such sale of Capital Stock shall not be (and have not been) included in clause (3) of the preceding paragraph; (vii) the making of Investments in Unrestricted Subsidiaries or joint ventures provided that the aggregate Net Investments therein shall not exceed $15.0 million at any time; (viii) the repurchase, retirement or other acquisition or retirement for value of Capital Stock of the Company held by any future, present or former employee or director of the Company or any of the Company's Restricted Subsidiaries or the estate, heirs or legatees of, or any entity controlled by, any such employee or director, pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement in connection with the termination of such person's employment for any reason (including by reason of death or disability); PROVIDED, HOWEVER, that the aggregate Restricted Payments made under this clause (viii) does not exceed in any calendar year the sum of
(A) $1.0 million (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $10.0 million in any calendar year) and (B) the cash proceeds of key man life insurance policies on the life of any such person received by the Company and its Restricted Subsidiaries after the Issue Date;
(ix) so long as no Default or Event of Default shall have occurred and be continuing, the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company issued in accordance with the covenant entitled "-- Limitation on Incurrence of Indebtedness"; (x) repurchases of Capital Stock deemed to occur upon exercise of stock options if such Capital Stock represents a portion of the exercise price of such options; (xi) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date; PROVIDED, HOWEVER, that at the time of such issuance, after giving effect to such issuance on a pro forma basis, the Consolidated Cash Flow Ratio for the Company and its Restricted Subsidiaries for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of such issuance would have been no less than 2 to 1; and (xii) other Restricted Payments in an aggregate amount not to exceed $15.0 million. Each Restricted Payment described in clauses (i) (to the extent not already taken into account for purposes of computing the aggregate amount of all Restricted Payments pursuant to clause (3) of the preceding paragraph),
(vii), (xi) and (xii) of the previous sentence shall be taken into account for purposes of computing the aggregate amount of all Restricted Payments made pursuant to clause (3) of the preceding paragraph.

    The Indenture provides that for purposes of this covenant, (i) an "Investment" shall be deemed to have been made at the time any Restricted Subsidiary is designated as an Unrestricted Subsidiary in an amount (proportionate to the Company's equity interest in such Subsidiary) equal to the net worth of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated as an Unrestricted Subsidiary; (ii) at any date the aggregate amount of all Restricted Payments made as Investments after the Issue Date shall exclude and be reduced by an amount (proportionate to the Company's equity interest in such Subsidiary) equal to the net worth of an Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is redesignated a Restricted Subsidiary, not to exceed, in the case of any such redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the amount of Investments previously made by the Company and the Restricted Subsidiaries in such Unrestricted Subsidiary; PROVIDED, HOWEVER, that such amount shall not be included in determining Consolidated Net Income for purposes of subclause (a) of clause (3) of the second preceding paragraph (in each case (i) and (ii) "net worth" to be calculated based upon the fair market value of the assets of such Subsidiary as of any such date of designation); and (iii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.

    LIMITATION ON RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES

    The Indenture provides that the Company will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (i) pay, directly or indirectly, dividends or make any other distributions in respect of its Capital Stock or pay any Indebtedness or other obligation owed to the Company or any other Restricted Subsidiary, (ii) make loans or advances to the Company or any other Restricted Subsidiary or (iii) transfer any of its property or assets to the Company or any other Restricted Subsidiary, except for such encumbrances or restrictions existing under or by reason of (a) any agreement in effect on the Issue Date as any such agreement is in effect on such date, (b) the Senior Credit Facility,
(c) any agreement relating to Capital Stock of, or any Indebtedness Incurred by, such Restricted Subsidiary prior to the date on which such Restricted Subsidiary was acquired by the Company and outstanding on such date and not Incurred in anticipation or contemplation of becoming a Restricted Subsidiary; PROVIDED, HOWEVER, that such encumbrance or restriction shall not apply to any property or assets of the Company or any Restricted Subsidiary other than such Restricted Subsidiary, (d) customary provisions contained in an agreement which has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of a Restricted Subsidiary; PROVIDED, HOWEVER, that such encumbrance or restriction is applicable only to such Restricted Subsidiary or its property and assets, (e) customary provisions in joint venture agreements entered into in the ordinary course of business, (f) any agreement effecting a Refinancing or amendment of Indebtedness Incurred pursuant to any agreement referred to in clause (a) above; PROVIDED, HOWEVER, that the provisions contained in such Refinancing or amendment agreement relating to such encumbrance or restriction are no more restrictive in any material respect than the provisions contained in the agreement that is the subject thereof in the reasonable judgment of the Board of Directors of the Company, (g) the Indenture,
(h) applicable law, rule or regulation or any order or ruling by any governmental authority, (i) customary provisions restricting subletting or assignment of any lease governing any leasehold interest of any Restricted Subsidiary, (j) Purchase Money Indebtedness that imposes restrictions of the type referred to in clause (iii) of this covenant, or (k) restrictions of the type referred to in clause (iii) of this covenant contained in security agreements securing Indebtedness of a Restricted Subsidiary to the extent that such Liens were otherwise incurred in accordance with " --Limitation on Liens" below and restrict the transfer of property subject to such agreements.

    LIMITATION ON LIENS

    The Indenture provides that the Company will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly, create, cause, incur or suffer to exist any Lien on or with respect to the Capital Stock or any property or assets of the Company or such Restricted Subsidiary owned on the Issue Date or thereafter created or acquired or on the income or profits thereof to secure any Indebtedness, without making, or causing such Restricted Subsidiary to make, effective provision for securing the Notes and all other amounts due under the Indenture equally and ratably with such Indebtedness or, in the event that such Indebtedness is Subordinated Indebtedness, prior to such Indebtedness, as to such property or assets for so long as such Indebtedness shall be so secured.

    The foregoing restrictions shall not apply to (i) Liens existing on the Issue Date securing Indebtedness existing on the Issue Date; (ii) Liens securing Senior Debt (including Liens securing Indebtedness under the Senior Credit Facility) and any guarantees thereof to the extent that the Indebtedness secured thereby is permitted to be incurred under the covenant described under "--Limitation on Incurrence of Indebtedness" above; (iii) Liens securing only the Notes and the Guarantees, if any; (iv) Liens in favor of the Company or any Guarantor; (v) Liens to secure Purchase Money Indebtedness and Capital Lease Obligations; PROVIDED, HOWEVER, that (a) such Lien does not extend to or cover any other property or assets other than such item of property and any improvements on such item and any insurance proceeds resulting from damage to or destruction of such property or improvements, and (b) the Incurrence of such Indebtedness is permitted by the provisions of the Indenture described under "--Limitation on Incurrence of Indebtedness" above; (vi) Liens on property existing immediately prior to the time of acquisition thereof (and not created in connection with or in anticipation or contemplation of the financing of such acquisition); (vii) Liens on property of a Person existing at the time such Person is acquired or merged with or into or consolidated with the Company or any such Restricted Subsidiary (and not created in connection with or in anticipation or contemplation thereof); (viii) Liens to secure Indebtedness Incurred to Refinance, in whole or in part, any Indebtedness secured by Liens referred to in the foregoing clauses (i)-(vii) so long as such Liens do not extend to any other property and the principal amount of Indebtedness so secured is not increased except for the amount of any premium required to be paid in connection with such Refinancing pursuant to the terms of the Indebtedness Refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such Refinancing by means of a tender offer, exchange offer or privately negotiated repurchase, plus the expenses of the issuer of such Indebtedness reasonably incurred in connection with such Refinancing; (ix) Liens in favor of the Trustee as provided for in the Indenture on money or property held or collected by the Trustee in its capacity as Trustee; (x) Liens to secure the performance of statutory or regulatory obligations, leases, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (xi) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; PROVIDED, HOWEVER, that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor, and (xii) Liens incurred in the ordinary course of business of the Company or any Subsidiary of the Company with respect to obligations that do not exceed $5.0 million at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Company or such Subsidiary.

    LIMITATION ON CERTAIN ASSET DISPOSITIONS

    The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, cause, make or suffer to exist an Asset Disposition, unless (x) the Company, or its Restricted Subsidiaries, as the case may be, receives consideration at the time of such Asset Disposition at least equal to the fair market value (as determined in good faith by the Company) of the assets or Capital Stock issued or sold or otherwise disposed of and (y) at least 75% of the proceeds from such Asset Disposition when received consists of either (I) cash or Cash Equivalents or (II) property or assets that are used or useful in the business of the Company or a Similar Business, or Capital Stock of any Person primarily engaged in a Similar Business if, as a result of the acquisition by the Company or any Restricted Subsidiary thereof, such Person becomes a Restricted Subsidiary; PROVIDED, HOWEVER, that the amount of any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet) of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee of any such assets pursuant to an agreement that releases the Company or Restricted Subsidiary from further liability shall be deemed to be cash for the purposes of this provision.

    Within 365 days after the Company's or any Restricted Subsidiary's receipt of the Net Proceeds of any Asset Disposition, the Company or such Restricted Subsidiary may apply the Net Available Proceeds from such Asset Disposition to
(i) repay Senior Debt and permanently reduce any related commitment thereunder,
(ii) an investment in property, capital expenditures or assets that are used or useful in the business of the Company or a Similar Business, or Capital Stock of any Person primarily engaged in a Similar Business if, as a result of such acquisition by the Company or any Restricted Subsidiary, such Person becomes a Restricted Subsidiary and/or (iii) an investment in properties or assets that replace the properties or assets that are the subject of such Asset Disposition.

    To the extent all or part of the Net Available Proceeds of any Asset Disposition are not applied as described in clause (i) or (ii) of the immediately preceding paragraph within the time periods set forth therein (the "Net Proceeds Utilization Date") (such Net Available Proceeds, the "Unutilized Net Available Proceeds"), the Company shall, within ten business days after such Net Proceeds Utilization Date, make an Offer to Purchase all outstanding Notes and Pari Passu Indebtedness, pro rata up to a

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
maximum principal amount (expressed as a multiple of $1,000) of Notes and Pari Passu Indebtedness equal to such Unutilized Net Available Proceeds, at a purchase price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the Purchase Date; PROVIDED, HOWEVER, that the Offer to Purchase may be deferred until there are aggregate Unutilized Net Available Proceeds equal to or in excess of $15 million, at which time the entire amount of such Unutilized Net Available Proceeds, and not just the amount in excess of $15 million, shall be applied as required pursuant to this paragraph. Pending the final application of any such Net Available Proceeds, the Company or such Restricted Subsidiary may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Available Proceeds in Cash Equivalents. To the extent that the aggregate amount of Notes and Pari Passu Indebtedness tendered pursuant to an Offer to Purchase is less than the Unutilized Net Available Proceeds, the Company may use any remaining proceeds for general corporate purposes. If the aggregate principal amount of Notes and Pari Passu Indebtedness surrendered by Holders thereof exceeds the amount of Unutilized Net Available Proceeds, the Trustee shall select the Notes to be purchased in the manner described in the definition of Offer to Purchase. Upon completion of any such Offer to Purchase, the amount of Unutilized Net Available Proceeds shall be reset at zero. These provisions will not apply to a transaction consummated in compliance with the provisions of the Indenture described under "--Mergers, Consolidations and Certain Sales of Assets" below.

    In the event that the Company makes an Offer to Purchase the Notes, the Company shall comply with any applicable securities laws and regulations, including any applicable requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act.

    LIMITATION ON TRANSACTIONS WITH AFFILIATES

    The Indenture provides that the Company will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly, enter into any transaction with any of their respective Affiliates (other than the Company or a Wholly Owned Subsidiary), including, without limitation, the purchase, sale, lease or exchange of property, the rendering of any service, or the making of any guarantee, loan, advance or Investment, either directly or indirectly, unless the terms of such transaction are at least as favorable as the terms that could be obtained at such time by the Company or such Restricted Subsidiary, as the case may be, in a comparable transaction made on an arms-length basis with a Person that is not such an Affiliate; PROVIDED, HOWEVER, that (x) in any transaction involving aggregate consideration in excess of $5.0 million, the Company shall deliver an officer's certificate to the Trustee stating that a majority of the disinterested directors of the Board of Directors of the Company have determined, in their good faith judgment, that the terms of such transaction are at least as favorable as the terms that could be obtained by the Company or such Restricted Subsidiary, as the case may be, in a comparable transaction made on an arms-length basis between unaffiliated parties and (y), if the aggregate consideration is in excess of $10.0 million, the Company shall also obtain, prior to the consummation of the transaction, the favorable opinion of a nationally recognized accounting, appraisal or investment banking firm as to the fairness of the transaction to the Company or such Restricted Subsidiary, from a financial point of view. The provisions of this covenant shall not apply to (i) transactions permitted by the provisions of the Indenture described above under the caption "--Limitation on Restricted Payments" above; (ii) reasonable fees and compensation paid to, and indemnity provided on behalf of, officers, directors and employees of the Company and the Restricted Subsidiaries as determined in good faith by the Board of Directors of the Company; (iii) loans or advances to employees or consultants which are approved by a majority of the Board of Directors of the Company in good faith; (iv) transactions made in accordance with agreements in existence on the Issue Date (including pursuant to any amendment thereto; provided, however, that any such amendment is not more disadvantageous to the Holders in any material respect); and (v) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture which, in the reasonable determination of a majority of the members of the Board of Directors of the Company or the senior management thereof, are

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fair to the Company or its Restricted Subsidiaries or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party.

    CHANGE OF CONTROL

    Within 30 days following the date of the consummation of a transaction resulting in a Change of Control, the Company will commence an Offer to Purchase all outstanding Notes at a purchase price in cash equal to 101% of their principal amount plus accrued and unpaid interest to the Purchase Date. Such Offer to Purchase will be consummated not earlier than 30 days and not later than 60 days after the commencement thereof. Each holder shall be entitled to tender all or any portion of the Notes owned by such holder pursuant to the Offer to Purchase, subject to the requirement that any portion of a Note tendered must be in an integral multiple of $1,000 principal amount. A "Change of Control" will be deemed to have occurred upon any of the following events (whether or not otherwise permitted by the Indenture): (i) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole; (ii) the Company becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 40% or more of the total voting power of the Voting Stock of the Company or such Person or group beneficially owns more of the total voting power of the Voting Stock of the Company than the Permitted Holders; or (iii) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

    In the event that the Company makes an Offer to Purchase the Notes, the Company shall comply with any applicable securities laws and regulations, including any applicable requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act.

    With respect to the sale of assets referred to in the definition of "Change of Control," the phrase "all or substantially all" of the assets of the Company will likely be interpreted under applicable law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of "all or substantially all" of the assets of the Company has occurred. In addition, no assurances can be given that the Company will be able to acquire Notes tendered upon the occurrence of a Change of Control. The ability of the Company to pay cash to the holders of Notes upon a Change of Control may be limited by its then existing financial resources and, since a "Change of Control" may constitute an event of default under the Senior Credit Facility, by the subordination provisions applicable to the Notes as set forth in the Indenture. In addition, future debt agreements of the Company may contain similar provisions. If the Company does not obtain a waiver or consent permitting such payment or repay such Indebtedness, the Company will remain prohibited from repurchasing the Notes. In such event, the Company's failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would in turn constitute a default under the Senior Credit Facility and possibly other Indebtedness. None of the provisions relating to a repurchase upon a Change of Control are waivable by the Board of Directors of the Company or the Trustee.

    The foregoing provisions will not prevent the Company from entering into transactions of the types described above with management or their affiliates. In addition, such provisions may not necessarily afford the holders of the Notes protection in the event of a highly leveraged transaction, including a reorganization, restructuring, merger or similar transaction involving the Company that may adversely affect the holders because such transactions may not involve a shift in voting power or beneficial ownership, or even if they do, may not involve a shift of the magnitude required under the definition of Change of Control to trigger the provisions.

    PROVISION OF FINANCIAL INFORMATION

    Whether or not the Company is subject to Section 13(a) or 15(d) of the Exchange Act, or any successor provision thereto, the Company shall file with the Commission the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to such Sections or any successor provision thereto if the Company were so required. The Company shall file such documents with the Commission on or prior to the respective dates (the "Required Filing Dates") by which the Company would have been required to file such documents if the Company were so required. The Company shall also in any event (a) within 15 days of each Required Filing Date
(i) transmit by mail to all holders of Notes, as their names and addresses appear in the Note Register, without cost to such holders, and (ii) file with the Trustee, copies of the annual reports, quarterly reports and other documents which the Company is required to file with the Commission pursuant to the preceding sentence, and (b) if, notwithstanding the preceding sentence, filing such documents by the Company with the Commission is not permitted under the Exchange Act, promptly upon written request supply copies of such documents to any prospective holder of Notes.

    MERGERS, CONSOLIDATIONS AND CERTAIN SALES OF ASSETS

    The Company will not consolidate or merge with or into any Person, or sell, assign, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary to consolidate or merge with or into any Person or sell, assign, lease, convey or otherwise dispose of) all or substantially all of the Company's assets (determined on a consolidated basis for the Company and the Restricted Subsidiaries), whether as an entirety or substantially an entirety in one transaction or a series of related transactions, including by way of liquidation or dissolution, to any Person unless, in each such case: (i) the entity formed by or surviving any such consolidation or merger (if other than the Company or such Restricted Subsidiary, as the case may be), or to which such sale, assignment, lease, conveyance or other disposition shall have been made (the "Surviving Entity"), is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the Surviving Entity assumes by supplemental indenture all of the obligations of the Company on the Notes and under the Indenture; (iii) immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, the Company or the Surviving Entity, as the case may be, could Incur at least $1.00 of Indebtedness pursuant to clause (i) of the provisions of the Indenture described under "--Limitation on Incurrence of Indebtedness" above; (iv) immediately before and after giving effect to such transaction and treating any Indebtedness which becomes an obligation of the Company or any of its such Restricted Subsidiaries as a result of such transaction as having been Incurred by the Company or such Restricted Subsidiary, as the case may be, at the time of the transaction, no Default or Event of Default shall have occurred and be continuing; and (v) if, as a result of any such transaction, property or assets of the Company or a Restricted Subsidiary would become subject to a Lien not excepted from the provisions of the Indenture described under "--Limitation on Liens" above, the Company, Restricted Subsidiary or the Surviving Entity, as the case may be, shall have secured the Notes as required by said covenant. The provisions of this paragraph shall not apply to any merger of a Restricted Subsidiary with or into the Company or a Wholly Owned Subsidiary or the release of any Guarantor in accordance with the terms of the Guarantee and the Indenture in connection with any transaction complying with the provisions of the Indenture described under "--Limitation on Certain Asset Dispositions" above.

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EVENTS OF DEFAULT

    The following will be Events of Default under the Indenture: (a) failure to pay principal of (or premium, if any, on) any Note when due (whether or not prohibited by the provisions of the Indenture described under "--Ranking" above); (b) failure to pay any interest on any Note when due, continued for 30 days (whether or not prohibited by the provisions of the Indenture described under "--Ranking" above); (c) default in the payment of principal of and interest on Notes required to be purchased pursuant to an Offer to Purchase as described under "--Covenants--Change of Control" and "--Covenants-- Limitation on Certain Asset Dispositions" above when due and payable (whether or not prohibited by the provisions of the Indenture described under "--Ranking" above); (d) failure to perform or comply with any of the provisions described under "--Covenants--Mergers, Consolidations and Certain Sales of Assets" above;
(e) failure to perform any other covenant or agreement of the Company under the Indenture or the Notes continued for 30 days after written notice to the Company by the Trustee or holders of at least 25% in aggregate principal amount of outstanding Notes; (f) default under the terms of one or more instruments evidencing or securing Indebtedness of the Company or any of its Subsidiaries having an outstanding principal amount of $15.0 million or more individually or in the aggregate that has resulted in the acceleration of the payment of such Indebtedness or failure to pay principal when due at the stated maturity of any such Indebtedness; (g) the rendering of a final judgment or judgments (not subject to appeal) against the Company or any of its Subsidiaries in an amount of $15.0 million or more which remains undischarged or unstayed for a period of 60 days after the date on which the right to appeal has expired; (h) certain events of bankruptcy, insolvency or reorganization affecting the Company or any Material Subsidiary; and (i) any Guarantee ceases to be in full force and effect or is declared null and void and unenforceable or is found to be invalid or any Guarantor denies its liability under the Guarantee (other than by reason of a release of such Guarantor from the Guarantee in accordance with the terms of the Indenture and the Guarantee).

    If an Event of Default (other than an Event of Default with respect to the Company described in clause (h) of the preceding paragraph) shall occur and be continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Notes may accelerate the maturity of all Notes; PROVIDED, HOWEVER, that after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal, have been cured or waived as provided in the Indenture; and PROVIDED, FURTHER, that so long as the Senior Credit Facility shall be in full force and effect, if an Event of Default shall have occurred and be continuing (other than as specified under clause (h) above), the Notes shall not become due and payable until the earlier to occur of (x) five business days following delivery of a written notice of such acceleration of the Notes to the agent under the Senior Credit Facility, if such Event of Default has not been cured prior to such fifth business day, and (y) the acceleration of any Indebtedness under the Senior Credit Facility. If an Event of Default specified in clause (h) of the preceding paragraph with respect to the Company occurs, the outstanding Notes will ipso facto become immediately due and payable without any declaration or other act on the part of the Trustee or any holder. For information as to waiver of defaults, see "--Modification and Waiver."

    The Indenture provides that the Trustee shall, within 30 days after the occurrence of any Default or Event of Default with respect to the Notes, give the holders thereof notice of all uncured Defaults or Events of Default known to it; PROVIDED, HOWEVER, that, except in the case of an Event of Default or a Default in any payment with respect to the Notes or a Default or Event of Default in complying with "--Covenants--Mergers, Consolidations and Certain Sales of Assets," the Trustee shall be protected in withholding such notice if and so long as the Board of Directors or responsible officers of the Trustee in good faith determine that the withholding of such notice is in the interest of the holders of the Notes.

    No holder of any Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such holder shall have previously given to the Trustee written notice of a

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continuing Event of Default and unless the holders of at least 25% in aggregate principal amount of the outstanding Notes shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee, and the Trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a holder of a Note for enforcement of payment of the principal of and premium, if any, or interest on such Note on or after the respective due dates expressed in such Note.

    The Company will be required to furnish to the Trustee annually a statement as to its performance of certain of its obligations under the Indenture and as to any default in such performance.

SATISFACTION AND DISCHARGE OF INDENTURE; DEFEASANCE

    The Company may terminate its substantive obligations and the substantive obligations of the Guarantors in respect of the Notes and the Guarantees by delivering all outstanding Notes to the Trustee for cancellation and paying all sums payable by the Company on account of principal of, premium, if any, and interest on all Notes or otherwise. In addition to the foregoing, the Company may, provided that no Default or Event of Default has occurred and is continuing or would arise therefrom (or, with respect to a Default or Event of Default specified in clause (h) of "--Events of Default" above, any time on or prior to the 91st calendar day after the date of such deposit (it being understood that this condition shall not be deemed satisfied until after such 91st day)) and provided that no default under any Senior Debt would result therefrom, terminate its substantive obligations and the substantive obligations of the Guarantors in respect of the Notes and the Guarantees (except for the Company's obligation to pay the principal of (and premium, if any, on) and the interest on the Notes and such Guarantors' guarantee thereof) by (i) depositing with the Trustee, under the terms of an irrevocable trust agreement, money or United States Government Obligations sufficient (without reinvestment) to pay all remaining indebtedness on the Notes to maturity or to redemption, (ii) delivering to the Trustee either an Opinion of Counsel or a ruling directed to the Trustee from the Internal Revenue Service to the effect that the holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and termination of obligations, (iii) delivering to the Trustee an Opinion of Counsel to the effect that the Company's exercise of its option under this paragraph will not result in the Company, the Trustee or the trust created by the Company's deposit of funds pursuant to this provision becoming or being deemed to be an "investment company" under the Investment Company Act of 1940, as amended, and (iv) complying with certain other requirements set forth in the Indenture. In addition, the Company may, provided that no Default or Event of Default has occurred, and is continuing or would arise therefrom (or, with respect to a Default or Event of Default specified in clause (h) of "--Events of Default" above, any time on or prior to the 91st calendar day after the date of such deposit (it being understood that this condition shall not be deemed satisfied until after such 91st day)) and provided that no default under any Senior Debt would result therefrom, terminate all of its substantive obligations and all of the substantive obligations of the Guarantors in respect of the Notes and the Guarantees (including the Company's obligation to pay the principal of (and premium, if any, on) and interest on the Notes and such Guarantors' guarantee thereof) by (i) depositing with the Trustee, under the terms of an irrevocable trust agreement, money or United States Government Obligations sufficient (without reinvestment) to pay all remaining indebtedness on the Notes to maturity or to redemption, (ii) delivering to the Trustee either a ruling directed to the Trustee from the Internal Revenue Service to the effect that the holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and termination of obligations or an Opinion of Counsel based upon such a ruling addressed to the Trustee or a change in the applicable Federal tax law since the date of the Indenture, to such effect, (iii) delivering to the Trustee an Opinion of Counsel to the effect that the Company's exercise of its option under this paragraph will not result in the Company, the Trustee or the trust created by the Company's deposit of funds pursuant to this provision becoming or being deemed to be an "investment company" under the Investment Company Act of 1940, as amended, and (iv) complying with certain other requirements set forth in the Indenture.

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    The Company may make an irrevocable deposit pursuant to this provision only if at such time it is not prohibited from doing so under the subordination provisions of the Indenture or certain covenants in the instruments governing Senior Debt and the Company has delivered to the Trustee and any Paying Agent an Officers' Certificate to that effect.

GOVERNING LAW

    The Indenture, the Notes and the Guarantee will be governed by the laws of the State of New York without regard to principles of conflicts of laws.

MODIFICATION AND WAIVER

    Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the holders of a majority in aggregate principal amount of the outstanding Notes; PROVIDED, HOWEVER, that no such modification or amendment may, without the consent of the holder of each Note affected thereby,
(a) change the Stated Maturity of the principal of any Note, (b) alter the optional redemption or repurchase provisions of any Note or the Indenture in a manner adverse to the holders of the Notes, (c) reduce the principal amount of any Note, (d) reduce the rate of or extend the time for payment of interest on any Note, (e) change the place or currency of payment of principal of or interest on any Note, (f) modify any provisions of the Indenture relating to the waiver of past defaults (other than to add sections of the Indenture subject thereto) or the right of the holders to institute suit for the enforcement of any payment on or with respect to any Note or the Guarantee, or the modification and amendment of the Indenture and the Notes (other than to add sections of the Indenture or the Notes which may not be amended, supplemented or waived without the consent of each holder affected), (g) reduce the percentage of the principal amount of outstanding Notes necessary for amendment to or waiver of compliance with any provision of the Indenture or the Notes or for waiver of any Default,
(h) waive a default in the payment of principal of, interest on, or redemption payment with respect to, any Note (except a rescission of acceleration of the Notes by the holders as provided in the Indenture and a waiver of the payment default that resulted from such acceleration), (i) modify the ranking or priority of the Notes or the Guarantees, or modify the definition of Senior Debt or Designated Senior Debt or amend or modify the subordination provisions of the Indenture in any manner adverse to the Holders, (j) release any Guarantor from any of its obligations under its Guarantee or the Indenture otherwise than in accordance with the Indenture, or (k) modify any of the provisions (including the definitions relating thereto) relating to any Offer to Purchase required under the covenants described under "--Covenants-- Limitation on Certain Asset Dispositions" or "--Covenants--Change of Control" in a manner materially adverse to the holders of Notes with respect to any Asset Disposition that has been consummated or Change of Control that has occurred.

    The holders of a majority in aggregate principal amount of the outstanding Notes, on behalf of all holders of Notes, may waive compliance by the Company with certain restrictive provisions of the Indenture. Subject to certain rights of the Trustee, as provided in the Indenture, the holders of a majority in aggregate principal amount of the outstanding Notes, on behalf of all holders of Notes, may waive any past default under the Indenture, except a default in the payment of principal, premium or interest or a default arising from failure to purchase any Note tendered pursuant to an Offer to Purchase, or a default in respect of a provision that under the Indenture cannot be modified or amended without the consent of the holder of each outstanding Note affected.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

    No director, officer, employee or stockholder of the Company or any of its Subsidiaries, as such, will have any liability for any obligations of the Company or any Guarantor under the Notes, the Indenture, the Guarantees or any claim based on, in respect of, or by reason of, such obligations or their creation. Each

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Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the Commission that such a waiver is against public policy.

THE TRUSTEE

    The Indenture provides that, except during the continuance of a Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of a Default, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in their exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. The Indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of the Company, the Guarantors, or any other obligor upon the Notes, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions with the Company or an Affiliate of the Company; PROVIDED, HOWEVER,that if it acquires any conflicting interest (as defined in the Indenture or in the Trust Indenture Act), it must eliminate such conflict or resign.

CERTAIN DEFINITIONS

    Set forth below is a summary of certain of the defined terms used in the Indenture or the Registration Rights Agreement. Reference is made to the Indenture or the Registration Rights Agreement for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

    "ACQUIRED INDEBTEDNESS" means, with respect to any Person, Indebtedness of such Person (i) existing at the time such Person becomes a Restricted Subsidiary or (ii) assumed in connection with the acquisition of assets from another Person, including Indebtedness Incurred in connection with, or in contemplation of, such Person's becoming a Restricted Subsidiary or such acquisition, as the case may be.

    "AFFILIATE" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with any specified Person. For purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

    "ASSET DISPOSITION" means any sale, transfer or other disposition (including, without limitation, by merger, consolidation or sale-and-leaseback transaction) of (i) shares of Capital Stock of a Subsidiary of the Company (other than directors' qualifying shares) or (ii) property or assets of the Company or any Subsidiary of the Company; PROVIDED, HOWEVER, that an Asset Disposition shall not include (a) any sale, transfer or other disposition of shares of Capital Stock, property or assets by a Restricted Subsidiary to the Company or to any Wholly Owned Subsidiary, (b) any sale, transfer or other disposition of defaulted receivables for collection or any sale, transfer or other disposition of property or assets in the ordinary course of business, (c) any sale, transfer or other disposition that does not (together with all related sales, transfers or dispositions) involve aggregate consideration in excess of $1.0 million, (d) the grant in the ordinary course of business of any non-exclusive license of patents, trademarks, registrations therefor and other similar intellectual property, (e) the granting of any Lien (or foreclosure thereon) securing Indebtedness to the extent that such Lien is granted in compliance with "--Covenants--Limitation on Liens" above, (f) any Restricted Payment permitted by "--Covenants--Limitation on Restricted Payments" above, (g) any disposition of property or assets in the ordinary course of business to the extent such property or assets are obsolete, worn-out, damaged, fully depreciated or otherwise unsuitable for use in the Company's or any Restricted Subsidiary's business, (h) the sale, lease, conveyance or disposition or other transfer of all or substantially all of the assets of the Company as permitted under "--Covenants--

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
Mergers, Consolidations and Certain Sales of Assets" above, (i) any disposition that constitutes a Change of Control, or (j) any Sale and Lease-Back Transaction consummated within 180 days after the completion of construction or acquisition of such asset.

    "ATTRIBUTABLE INDEBTEDNESS" in respect of a Sale and Lease-Back Transaction means, as at the time of determination, the present value (discounted according to GAAP at the cost of indebtedness implied in the lease) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Lease-Back Transaction (including any period for which such lease has been extended).

    "AVERAGE LIFE" means, as of the date of determination, with respect to any Indebtedness for borrowed money or Preferred Stock, the quotient obtained by dividing (i) the sum of the products of the number of years from the date of determination to the dates of each successive scheduled principal or liquidation value payments of such Indebtedness or Preferred Stock, respectively, and the amount of such principal or liquidation value payments, by (ii) the sum of all such principal or liquidation value payments.

    "BANKRUPTCY CODE" means Title 11, United States Code.

    "CAPITAL LEASE OBLIGATIONS" of any Person means the obligations to pay rent or other amounts under a lease of (or other Indebtedness arrangements conveying the right to use) real or personal property of such Person which are required to be classified and accounted for as a capital lease or liability on the face of a balance sheet of such Person in accordance with GAAP. The amount of such obligations shall be the capitalized amount thereof in accordance with GAAP and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

    "CAPITAL STOCK" of any Person means any and all shares, interests, participations or other equivalents (however designated) of corporate stock of such Person.

    "CASH EQUIVALENTS" means (i) marketable, direct obligations issued or guaranteed by the United States of America, or any governmental entity or agency or political subdivision thereof (provided, that the good faith and credit of the United States of America is pledged in support thereof), maturing within one year of the date of purchase; (ii) commercial paper issued by corporations or financial institutions maturing within 180 days from the date of the original issue thereof, and rated "P-1" or better by Moody's Investors Service, Inc. or "A-1" or better by Standard & Poor's Rating Services or an equivalent rating or better by any other nationally recognized securities rating agency; (iii) certificates of deposit issued or acceptances accepted by or guaranteed by any bank or trust company organized under the laws of the United States of America or any state thereof or the District of Columbia, in each case having capital, surplus and undivided profits totaling more than $500,000,000, maturing within one year of the date of purchase; (iv) money market funds substantially all of whose assets comprise securities of the type described in clauses (i) through
(iii) above and (v) below; (v) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (i) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above; and (vi) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody's Investor Service, Inc. or Standard & Poor's Rating Services.

    "COMMON STOCK" of any Person means Capital Stock of such Person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

    "CONSOLIDATED CASH FLOW AVAILABLE FOR FIXED CHARGES" of any Person means for any period the Consolidated Net Income of such Person for such period increased (to the extent Consolidated Net Income for such period has been reduced thereby) by the sum of (without duplication) (i) Consolidated Interest Expense of such Person for such period, plus (ii) Consolidated Income Tax Expense of such Person

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for such period, plus (iii) the consolidated depreciation and amortization expense included in the income statement of such Person prepared in accordance with GAAP for such period, plus (iv) any other non-cash charges to the extent deducted from or reflected in Consolidated Net Income except for any non-cash charges that represent accruals of, or reserves for, cash disbursements to be made in any future accounting period.

    "CONSOLIDATED CASH FLOW RATIO" of any Person means for any period the ratio of (i) Consolidated Cash Flow Available for Fixed Charges of such Person for such period to (ii) Consolidated Fixed Charges for such period; PROVIDED, HOWEVER, that all Incurrences and repayments of Indebtedness (including the Incurrence giving rise to such calculation and any repayments in connection therewith) and all dispositions (including discontinued operations) or acquisition of assets (other than in the ordinary course of business) made during or after such period and on or prior to the date of determination shall be given pro forma effect as if they occurred on the first day of such four-quarter period, except that Indebtedness under the Senior Credit Facility shall be deemed to be the average daily balance of such Indebtedness during such four-quarter period). Calculations of pro forma amounts in accordance with this definition shall be done in accordance with Article 11 of Regulation S-X under the Securities Act or any successor provision.

    "CONSOLIDATED FIXED CHARGES" means, with respect to any Person for any period, the sum, without duplication, of (i) Consolidated Interest Expense, plus
(ii) the product of (x) the amount of all dividend payments on any series of Preferred Stock of such Person (other than dividends paid in Qualified Capital Stock) paid, accrued or scheduled to be paid or accrued during such period times
(y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local tax rate of such Person, expressed as a decimal.

    "CONSOLIDATED INCOME TAX EXPENSE" of any Person means for any period the consolidated provision for income taxes of such Person and its Restricted Subsidiaries for such period calculated on a consolidated basis in accordance with GAAP.

    "CONSOLIDATED INTEREST EXPENSE" for any Person means for any period, without duplication, (a) the consolidated interest expense included in a consolidated income statement (without deduction of interest or finance charge income) of such Person and its Restricted Subsidiaries for such period calculated on a consolidated basis in accordance with GAAP (including, without limitation, (i) any amortization of debt discount, (ii) the net costs under interest rate agreements, (iii) all capitalized interest and (iv) the interest portion of any deferred payment obligation) and (b) the interest component of Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

    "CONSOLIDATED NET INCOME" of any Person means for any period the consolidated net income (or loss) of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; PROVIDED, HOWEVER, that there shall be excluded therefrom (a) the net income (or loss) of any Person acquired by such Person or a Restricted Subsidiary of such Person in a pooling-of-interests transaction for any period prior to the date of such transaction, (b) the net income (but not loss) of any Restricted Subsidiary of such Person which is subject to restrictions which prevent or limit the payment of dividends or the making of distributions to such Person to the extent of such restrictions (regardless of any waiver thereof), (c) non-cash gains and losses due solely to fluctuations in currency values, (d) the net income of any Person that is not a Restricted Subsidiary of such Person, except to the extent of the amount of dividends or other distributions representing such Person's proportionate share of such other Person's net income for such period actually paid in cash to such Person by such other Person during such period, (e) gains or losses (other than for purposes of calculating Consolidated Net Income under clause (3) under "Limitation on Restricted Payments") on Asset Dispositions by such Person or its Restricted Subsidiaries, (f) all extraordinary or non-recurring gains and losses determined in accordance with GAAP and (g) in the case of a successor to the referent Person by consolidation or merger or as a

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transferee of the referent Person's assets, any earnings (or losses) of the successor corporation prior to such consolidation, merger or transfer of assets.

    "CONTINUING DIRECTOR" means a director who either was a member of the Board of Directors of the Company on the Issue Date or who became a director of the Company subsequent to the Issue Date and whose election, or nomination for election by the Company's stockholders, was duly approved by a majority of the Continuing Directors then on the Board of Directors of the Company, either by a specific vote or by approval of the proxy statement issued by the Company on behalf of the entire Board of Directors of the Company in which such individual is named as nominee for director.

    "CURRENCY AGREEMENT" means, with respect to any Person, any foreign exchange contract, currency swap agreement or other similar agreement or arrangement, which may include the use of derivatives, designed to protect such Person against, or to expose such Person to, fluctuations in currency values.

    "DEFAULT" means any event that is, or after notice or lapse of time or both would become, an Event of Default.

    "DESIGNATED PREFERRED STOCK" means preferred stock of the Company (other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary) and is so designated as Designated Preferred Stock pursuant to an Officers' Certificate executed by the principal executive officer and the principal financial officer of the Company, on the date of issuance thereof; PROVIDED, HOWEVER, that the net cash proceeds received by the Company from the issuance of such Designated Preferred Stock are excluded from the calculation set forth in clause (3) of the first paragraph of "--Covenants--Limitation on Restricted Payments" above.

    "DESIGNATED SENIOR DEBT" means (i) so long as any Indebtedness under the Senior Credit Facility is outstanding or any lender has any commitment to extend credit to the Company thereunder, the Senior Debt Incurred under the Senior Credit Facility and (ii) so long as outstanding, any other Senior Debt which has at the time of initial issuance an aggregate outstanding principal amount in excess of $10 million which has been so designated as Designated Senior Debt by the Board of Directors of the Company at the time of initial issuance in a resolution delivered to the Trustee.

    "DISQUALIFIED STOCK" of any Person means any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the final maturity of the Notes.

    "EQUITY OFFERING" means an underwritten public offering of Common Stock of the Company pursuant to an effective registration statement filed under the Securities Act (excluding any registration statements filed on Form S-8 or any successor form).

    "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Commission thereunder.

    "FOREIGN RESTRICTED SUBSIDIARY" means a Restricted Subsidiary whose jurisdiction of incorporation or formation is other than the United States, any state thereof or the District of Columbia or Canada or any province or territory thereof.

    "GAAP" means generally accepted accounting principles, consistently applied, as in effect on the Issue Date in the United States of America, as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as is approved by a significant segment of the accounting profession in the United States.

    "GUARANTEE" means the guarantee of the Notes by each Guarantor under the Indenture.

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    "GUARANTOR" means (i) each Restricted Subsidiary that, on the Issue Date, is a direct or indirect obligor under, or in respect of, the Senior Credit Facility and (ii) each Restricted Subsidiary that pursuant to the terms of the Indenture executes a supplement to the Indenture as a Guarantor, in each case, until such Restricted Subsidiary is released from its Guarantee.

    "INCUR" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (including by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and "Incurrence," "Incurred" and "Incurring" shall have meanings correlative to the foregoing). Indebtedness of any Person or any of its Restricted Subsidiaries existing at the time such Person becomes a Restricted Subsidiary (or is merged into or consolidates with the Company or any Restricted Subsidiary), whether or not such Indebtedness was incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary (or being merged into or consolidated with the Company or any Restricted Subsidiary), shall be deemed Incurred at the time any such Person becomes a Restricted Subsidiary or merges into or consolidates with the Company or any Restricted Subsidiary.

    "INDEBTEDNESS" means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent, (i) every obligation of such Person for money borrowed, (ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses, (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person, (iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith), (v) every Capital Lease Obligation of such Person, (vi) every net obligation under interest rate swap or similar agreements or Currency Agreements of such Person, (vii) Attributable Indebtedness, and (viii) every obligation of the type referred to in clauses (i) through (vi) of another Person and all dividends of another Person the payment of which, in either case, such Person has guaranteed or is responsible or liable for, directly or indirectly, as obligor, guarantor or otherwise. Indebtedness shall include the liquidation preference and any mandatory redemption payment obligations in respect of any Disqualified Stock of the Company, and any Preferred Stock of a Subsidiary of the Company. Indebtedness shall never be calculated taking into account any cash and cash equivalents held by such Person. Indebtedness shall not include obligations arising from agreements of the Company or a Restricted Subsidiary to provide for indemnification, adjustment of purchase price, earn-out, or other similar obligations, in each case, incurred or assumed in connection with the disposition of any business or assets of a Restricted Subsidiary.

    "INVESTMENT" by any Person means any direct or indirect loan, advance, guarantee or other extension of credit or capital contribution to (by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise), or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Indebtedness issued by any other Person. For purposes of the "Limitation on Restricted Payments" covenant above, the amount of any investment shall be the original cost of such investment, plus the cost of all additions thereto, but without any other adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such investment.

    "ISSUE DATE" means the original issue date of the Notes.

    "LIEN" means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement with respect to such property or assets (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

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
    "MATERIAL SUBSIDIARY" means, at any date of determination, (a) any Restricted Subsidiary that, together with its Subsidiaries that constitute Restricted Subsidiaries (i) for the most recent fiscal year of the Company accounted for more than 10.0% of the consolidated revenues of the Company and the Restricted Subsidiaries or (ii) as of the end of such fiscal year, owned more than 10.0% of the consolidated assets of the Company and the Restricted Subsidiaries, all as set forth on the consolidated financial statements of the Company and the Restricted Subsidiaries for such year prepared in conformity with GAAP, and (b) any Restricted Subsidiary which, when aggregated with all other Restricted Subsidiaries that are not otherwise Material Restricted Subsidiaries and as to which any event described in clause (h) of "Events of Default" above has occurred, would constitute a Material Restricted Subsidiary under clause (a) of this definition.

    "NET AVAILABLE PROCEEDS" from any Asset Disposition by any Person means cash or readily marketable cash equivalents received (including by way of sale or discounting of a note, installment receivable or other receivable, but excluding any other consideration received in the form of assumption by the acquirer of Indebtedness or other obligations relating to such properties or assets or received in any other non-cash form) therefrom by such Person, including any cash received by way of deferred payment or upon the monetization or other disposition of any non-cash consideration (including notes or other securities) received in connection with such Asset Disposition, net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred and all federal, state, foreign and local taxes required to be accrued as a liability as a consequence of such Asset Disposition, (ii) all payments made by such Person or any of its Restricted Subsidiaries on any Indebtedness which is secured by such assets in accordance with the terms of any Lien upon or with respect to such assets or which must by the terms of such Lien, or in order to obtain a necessary consent to such Asset Disposition or by applicable law, be repaid out of the proceeds from such Asset Disposition, (iii) all payments made with respect to liabilities associated with the assets which are the subject of the Asset Disposition, including, without limitation, trade payables and other accrued liabilities, (iv) appropriate amounts to be provided by such Person or any Restricted Subsidiary thereof, as the case may be, as a reserve in accordance with GAAP against any liabilities associated with such assets and retained by such Person or any Restricted Subsidiary thereof, as the case may be, after such Asset Disposition, including, without limitation, liabilities under any indemnification obligations and severance and other employee termination costs associated with such Asset Disposition, until such time as such amounts are no longer reserved or such reserve is no longer necessary (at which time any remaining amounts will become Net Available Proceeds to be allocated in accordance with the provisions of clause (iii) of the covenant of the Indenture described under "--Covenants--Limitation on Certain Asset Dispositions"), and (v) all distributions and other payments made to minority interest holders in Restricted Subsidiaries of such Person or joint ventures as a result of such Asset Disposition.

    "NET INVESTMENT" means the excess of (i) the aggregate amount of all Investments made in any Unrestricted Subsidiary or joint venture by the Company or any Restricted Subsidiary on or after the Issue Date (in the case of an Investment made other than in cash, the amount shall be the fair market value of such Investment as determined in good faith by the Board of Directors of the Company or such Restricted Subsidiary) over (ii) the aggregate amount returned in cash on or with respect to such Investments whether through interest payments, principal payments, dividends or other distributions or payments; PROVIDED, HOWEVER, that such payments or distributions shall not be (and have not been) included in subclause (c) of clause (3) of the first paragraph described under "--Covenants--Limitation on Restricted Payments"; PROVIDED, FURTHER, that with respect to all Investments made in any Unrestricted Subsidiary or joint venture the amounts referred to in clause (ii) above with respect to such Investments shall not exceed the aggregate amount of all such Investments made in such Unrestricted Subsidiary or joint venture.

    "NOTE PAYMENT" has the meaning set forth in "--Ranking."

    "OFFER TO PURCHASE" means a written offer (the "Offer") sent by the Company by first class mail, postage prepaid, to each holder at his address appearing in the register for the Notes on the date of the Offer offering to purchase up to the principal amount of Notes specified in such Offer at the purchase price specified in such Offer (as determined pursuant to the Indenture). Unless otherwise required by applicable law, the Offer shall specify an expiration date (the "Expiration Date") of the Offer to Purchase which shall be not less than 30 days nor more than 60 days after the date of such Offer and a settlement date (the "Purchase Date") for purchase of Notes within five Business Days after the Expiration Date. The Company shall notify the Trustee at least 15 Business Days (or such shorter period as is acceptable to the Trustee) prior to the mailing of the Offer of the Company's obligation to make an Offer to Purchase, and the Offer shall be mailed by the Company or, at the Company's request, by the Trustee in the name and at the expense of the Company. The Offer shall contain all the information required by applicable law to be included therein. The Offer shall contain all instructions and materials necessary to enable such holders to tender Notes pursuant to the Offer to Purchase. The Offer shall also state:

        (1) the Section of the Indenture pursuant to which the Offer to Purchase is being made;

        (2) the Expiration Date and the Purchase Date;

        (3) the aggregate principal amount of the outstanding Notes offered to be purchased by the Company pursuant to the Offer to Purchase (including, if less than 100%, the manner by which such amount has been determined pursuant to the Section of the Indenture requiring the Offer to Purchase) (the "Purchase Amount");

        (4) the purchase price to be paid by the Company for each $1,000 aggregate principal amount of Notes accepted for payment (as specified pursuant to the Indenture) (the "Purchase Price");

        (5) that the holder may tender all or any portion of the Notes registered in the name of such holder and that any portion of a Note tendered must be tendered in an integral multiple of $1,000 principal amount;

        (6) the place or places where Notes are to be surrendered for tender pursuant to the Offer to Purchase;

        (7) that interest on any Note not tendered or tendered but not purchased by the Company pursuant to the Offer to Purchase will continue to accrue;

        (8) that on the Purchase Date the Purchase Price will become due and payable upon each Note being accepted for payment pursuant to the Offer to Purchase and that interest thereon shall cease to accrue on and after the Purchase Date;

        (9) that each holder electing to tender all or any portion of a Note pursuant to the Offer to Purchase will be required to surrender such Note at the place or places specified in the Offer prior to the close of business on the Expiration Date (such Note being, if the Company or the Trustee so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the holder thereof or his attorney duly authorized in writing);

        (10) that holders will be entitled to withdraw all or any portion of Notes tendered if the Company (or its Paying Agent) receives, not later than the close of business on the fifth Business Day next preceding the Expiration Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of the Note the holder tendered, the certificate number of the Note the holder tendered and a statement that such holder is withdrawing all or a portion of his tender;

        (11) that (a) if Notes in an aggregate principal amount less than or equal to the Purchase Amount are duly tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase all such Notes and (b) if Notes in an aggregate principal amount in excess of the Purchase Amount are tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase Notes having an aggregate principal amount equal to the Purchase Amount on a pro rata basis (with such

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
    adjustments as may be deemed appropriate so that only Notes in denominations of $1,000 or integral multiples thereof shall be purchased); and

        (12) that in the case of any holder whose Note is purchased only in part, the Company shall execute and the Trustee shall authenticate and deliver to the holder of such Note without service charge, a new Note or Notes, of any authorized denomination as requested by such holder, in an aggregate principal amount equal to and in exchange for the unpurchased portion of the Note so tendered.

    An Offer to Purchase shall be governed by and effected in accordance with the provisions above pertaining to any Offer.

    "PARI PASSU INDEBTEDNESS" means Indebtedness of the Company ranked PARI PASSU in right of payment with the Notes.

    "PERMITTED HOLDER" means (i) J. Brendan Barba, his spouse and lineal descendants and trusts for the exclusive benefit of any of the foregoing persons; (ii) Borden, Inc. and its Affiliates and (iii) Kohlberg Kravis Roberts & Co. and its Affiliates.

    "PERMITTED INVESTMENTS" means (i) Investments in Cash Equivalents; (ii) Investments representing Capital Stock or obligations issued to the Company or any Restricted Subsidiary in the course of the good faith settlement of claims against any other Person or by reason of a composition or readjustment of debt or a reorganization of any debtor of the Company or any Restricted Subsidiary;
(iii) deposits, including interest-bearing deposits, maintained in the ordinary course of business in banks; (iv) any acquisition of the Capital Stock of any Person; PROVIDED, HOWEVER, that after giving effect to any such acquisition such Person shall become a Restricted Subsidiary; (v) trade receivables and prepaid expenses, in each case arising in the ordinary course of business; PROVIDED, HOWEVER, that such receivables and prepaid expenses would be recorded as assets of such Person in accordance with GAAP; (vi) endorsements for collection or deposit in the ordinary course of business by such Person of bank drafts and similar negotiable instruments of such other Person received as payment for ordinary course of business trade receivables; (vii) any interest rate agreements or Currency Agreements with an unaffiliated Person otherwise permitted by clause (iv) or (v) under "--Covenants--Limitation on Incurrence of Indebtedness"; (viii) Investments received as consideration for an Asset Disposition in compliance with the provisions of the Indenture described under "--Covenants--Limitation on Certain Asset Dispositions" above; (ix) loans or advances to employees of the Company or any Restricted Subsidiary in an aggregate amount not to exceed $1.0 million at any one time outstanding; (x) any Investment in the Company or any Restricted Subsidiary; (xi) any Investment existing on the Issue Date; (xii) additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (xii) that at the time outstanding, not to exceed $15.0 million;
(xiii) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business; and (xiv) Investments the payment for which consists of Capital Stock of the Company (exclusive of Disqualified Stock); provided, however, that the issuance of such Capital Stock is not included in the calculation set forth in the clause (3) of the first paragraph of the first paragraph "--Covenants--Limitation on Restricted Payments" above.

    "PERMITTED JUNIOR SECURITIES" means (i) Qualified Stock, (ii) securities of the Company or any other corporation authorized by an order or decree giving effect, and stating in such order or decree that effect is given, to the subordination of such securities to the Senior Debt, and made by a court of competent jurisdiction in a reorganization proceeding under any applicable bankruptcy, insolvency or other similar law, or (iii) any securities of the Company provided for by a plan of reorganization or readjustment that are subordinated in right of payment to all Senior Debt that may at the time be outstanding to substantially the same extent as, or to a greater extent than, the Notes are subordinated as provided in this Indenture.

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
    "PERSON" means any individual, corporation, limited or general partnership, joint venture, limited liability company, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

    "PREFERRED STOCK", as applied to the Capital Stock of any Person, means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

    "PURCHASE DATE" has the meaning set forth in the definition of "Offer to Purchase" above.

    "PURCHASE MONEY INDEBTEDNESS" means Indebtedness of the Company or any Restricted Subsidiary incurred for the purpose of financing all or any part of the purchase price or the cost of installation, construction or improvement of any property; PROVIDED, HOWEVER, that the aggregate principal amount of such Indebtedness does not exceed the lesser of (i) the fair market value of such property and (ii) such purchase price or cost, as applicable, including any refinancing of such Indebtedness that does not increase the aggregate principal amount (or accreted amount, if less) thereof as of the date of refinancing.

    "QUALIFIED STOCK" means any Capital Stock of the Company other than Disqualified Stock.

    "REFINANCE" means refinance, renew, extend, replace or refund; and "Refinancing" and "Refinanced" have correlative meanings.

    "RESTRICTED SUBSIDIARY" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

    "SALE AND LEASE-BACK TRANSACTION" means any arrangement with any Person providing for the leasing by the Company or any Restricted Subsidiary of the Company of any real or tangible personal Property, which property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person in contemplation of such leasing.

    "SENIOR CREDIT FACILITY" means the Credit Agreement, dated as of October 11, 1996, among the Company, the Eligible Subsidiaries (as defined in the Senior Credit Facility), Morgan Guaranty Trust Company of New York, as Agent, and the lenders party thereto, including any deferrals, renewals, extensions, replacements, Refinancings or refundings thereof, or amendments, restatements, modifications or supplements thereto and any agreement providing therefor whether by or with the same or any other lender, creditors, or group of creditors and including related notes, guarantee agreements, security agreements and other instruments and agreements executed in connection therewith.

    "SENIOR DEBT" means, with respect to any Person at any date, (i) in the case of the Company or the Guarantor, all Indebtedness and other payment obligations under the Senior Credit Facility, including principal, premium, if any, and interest on such Indebtedness and all other amounts due on or in connection with such Indebtedness including all charges, fees, expenses and indemnity payments,
(ii) all other Indebtedness of such Person for borrowed money, including principal, premium, if any, and interest on such Indebtedness, unless the instrument under which such Indebtedness for money borrowed is created, incurred, assumed or guaranteed expressly provides that such Indebtedness for money borrowed is not senior or superior in right of payment to the Notes or the Guarantee, as the case may be, and all Refinancings or modifications or amendments thereof and (iii) all interest on any Indebtedness referred to in clauses (i) and (ii) accruing during or which would accrue but for, the pendency of any bankruptcy or insolvency proceeding, whether or not allowed or allowable thereunder. Notwithstanding the foregoing, Senior Debt shall not include (a) Indebtedness which is pursuant to its terms or any agreement relating thereto subordinated or junior in right of payment or otherwise to any other Indebtedness of such Person; PROVIDED, HOWEVER, that no Indebtedness shall be deemed to be subordinate or junior in right of payment or otherwise to any other Indebtedness of a Person solely by reason of such other Indebtedness being secured and such Indebtedness not being secured, (b) the Notes, (c) any Indebtedness of such Person to any of its Subsidiaries, (d) Indebtedness Incurred in violation of the provisions of the Indenture described under

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
"--Covenants--Limitation on Incurrence of Indebtedness" and (e) any Indebtedness which, when incurred and without respect to any election under Section 1111(b) of the Bankruptcy Code, is without recourse to the Company.

    "SIMILAR BUSINESS" means any business related, ancillary or complementary (as determined in good faith by the Board of Directors) to the business of the Company and the Restricted Subsidiaries on the Issue Date.

    "SUBORDINATED INDEBTEDNESS" means any Indebtedness of the Company or any Guarantor (whether outstanding on the date hereof or hereafter Incurred) which is by its terms expressly subordinate or junior in right of payment to the Notes or the Guarantee of such Guarantor, as the case may be.

    "SUBSIDIARY" of any Person means (i) a corporation more than 50% of the outstanding Voting Stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof or (ii) any other Person (other than a corporation) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and voting power relating to the policies, management and affairs thereof.

    "UNRESTRICTED SUBSIDIARY" means (i) any Subsidiary of the Company that at the time of determination is designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. Any such designation by the Board of Directors will be evidenced to the Trustee by promptly filing with the Trustee a copy of the board resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing provisions. The Indenture provides that the Board of Directors of the Company shall not designate any Subsidiary of the Company to be an Unrestricted Subsidiary (a) unless such designation is made in accordance with "--Covenants--Limitation on Restricted Payments" and (b) if, after such designation, (i) the Company or any other Restricted Subsidiary (x) provides credit support for, or a guarantee of, any Indebtedness of such Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness) or (y) is directly or contingently liable for any Indebtedness of such Subsidiary, (ii) a default with respect to any Indebtedness of such Subsidiary (including the exercise of any right which the holders thereof may have to take enforcement action against such Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity, or (iii) such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, any Restricted Subsidiary which is not a Subsidiary of the Subsidiary to be so designated. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that (a) no Default shall have occurred and be continuing and (b) all Indebtedness of such Unrestricted Subsidiary and all Liens on any asset of such Unrestricted Subsidiary outstanding immediately following such redesignation would, if Incurred at such time, be permitted to be Incurred under the Indenture.

    "VOTING STOCK" of any Person means the Capital Stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

    "WHOLLY OWNED SUBSIDIARY" means a Restricted Subsidiary, all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by the Company and/or by one or more Wholly Owned Subsidiaries.

BOOK-ENTRY; DELIVERY AND FORM

    The certificates representing the Exchange Notes will be issued in fully registered form. Except as described in the next paragraph, the Exchange Notes initially will be represented by a single, permanent global Exchange Note, in definitive, fully registered form without interest coupons (the "Global Exchange Note") and will be deposited with the Trustee as custodian for The Depository Trust Company, New York, New York ("DTC") and registered in the name of a nominee of DTC.

    Exchange Notes held by persons who elect to take physical delivery of their certificates instead of holding their interest through the Global Exchange Note (collectively referred to herein as the "Non-Global Holders") will be issued in registered certificated form (a "Certificated Exchange Note"). Upon the transfer of any Certificated Exchange Note initially issued to a Non-Global Holder, such Certificated Exchange Note will, unless the transferee requests otherwise or a Global Exchange Note has previously been exchanged in whole for Certificated Exchange Notes, be exchanged for an interest in such Global Exchange Note.

    DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provision of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

THE GLOBAL NOTES

    Upon the issuance of the Global Exchange Note, DTC or its custodian will credit, on its internal system, the respective principal amount of the individual beneficial interests represented by such Global Exchange Note to the accounts of persons who have accounts with the ownership of beneficial interests in the Global Exchange Note will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in the Global Exchange Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

    So long as DTC or its nominee is the registered holder of the Global Exchange Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Exchange Note for all purposes under the Indenture and the Notes. No beneficial owners of an interest in the Global Exchange Note will be able to transfer that interest except in accordance with DTC's applicable procedures.

    Payments of the principal of, and interest on, the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the Company, the Trustee or any Paying Agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of beneficial ownership interests in, the Global Exchange Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    The Company understands that, under existing industry practices, in the event that the Company requests any action of Holders, or an owner of a beneficial interest in such permanent Global Exchange Note desires to give or take any action (including a suit for repayment of principal, premium or interest) that a Holder is entitled to give or take under the Notes, DTC would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instruction of beneficial owners owning through them.

    Payments of the principal of, premium, if any, and interest on the Global Exchange Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither the Company, the Trustee, nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Exchange Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    The Company expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of the Global Exchange Note will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Exchange Note as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Exchange Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the name of nominees for such customers. Such payments will be the responsibility of such participants.

    Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. If a Holder requires physical delivery of Certificated Exchange Notes for any reason, including to sell Exchange Notes to persons in states which require such delivery of such Exchange Notes or to pledge such Exchange Notes, such holder must transfer its interest in the Global Exchange Note, in accordance with the normal procedures of DTC and the procedures set forth in the Indenture.

    Neither the Company nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

    Subject to certain conditions, any person having a beneficial interest in the Global Exchange Note may, upon request to the Trustee, exchange such beneficial interest for Exchange Notes in the form of Certificated Exchange Notes. Upon any such issuance, the Trustee is required to register such Certificated Exchange Notes in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). In addition, if DTC is at any time unwilling or unable to continue as a depositary for the Global Exchange Note and a successor depositary is not appointed by the Company within 90 days, the Company will issue Certificated Exchange Notes in exchange for the Global Exchange Note.

    DTC has advised the Company that it will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange) only at the direction of one or more participants to whose accounts an interest in the Notes is credited and only in respect of such portion of the aggregate principal amount of Notes as to which such participant or participants has or have given such direction.

CERTIFICATED NOTES

    If DTC is at any time unwilling or unable to continue as a depositary for the Global Exchange Note and a successor depositary is not appointed by the Company within 90 days, the Company will issue certificated notes in exchange for the Global Exchange Note.

                      EXCHANGE OFFER; REGISTRATION RIGHTS

    EXCHANGE OFFER. The Company and the Initial Purchasers entered into the Registration Rights Agreement on the Issuance Date of the Old Notes pursuant to which the Company agreed, for the benefit of the holders of the Old Notes that it will, at its own expense (i) file the Exchange Offer Registration Statement with the Commission with respect to the Exchange Offer to exchange the Old Notes for Exchange Notes having substantially identical terms in all material respects to the Old Notes (except that the Exchange Notes will not contain terms with respect to transfer restrictions or interest rate increases as described herein) within 90 calendar days after the Issuance Date, (ii) use its best efforts to cause the

Exchange Offer Registration Statement to be declared effective by the Commission under the Securities Act within 150 calendar days after the Issuance Date, and
(iii) use its best efforts to consummate the Exchange Offer within 180 calendar days after the Issuance Date. Upon the Exchange Offer Registration Statement being declared effective the Company will offer the Exchange Notes in exchange for surrender of the Old Notes. The Company will keep the Exchange Offer open for at least 30 business days (or longer if required by applicable law) after the date that notice of the Exchange Offer is mailed to the holders of the Old Notes. For each Old Note surrendered to the Company pursuant to the Exchange Offer, the holder that surrendered such Old Note will receive an Exchange Note having a principal amount equal to that of the surrendered Old Note. Interest on each Exchange Note will accrue from the last interest payment date on which interest was paid on the Old Note surrendered in exchange therefor or if no interest has been paid on such Old Note from the original issue date of such Old Note. Under existing interpretations of the staff of the Commission contained in several no-action letters to third parties, the Exchange Notes would generally be freely transferable after the Exchange Offer without further registration under the Securities Act (subject to certain representations required to be made by each holder of Old Notes, as set forth below). However, any purchaser of Old Notes who is an "affiliate" of the Company or who intends to participate in the Exchange Offer for the purpose of distributing the Exchange Notes (i) will not be able to rely on the interpretations of the staff of the Commission, (ii) will not be able to tender its Old Notes in the Exchange Offer, and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Old Notes unless such sale or transfer is made pursuant to an exemption from such requirements. In addition, in connection with any resales of Exchange Notes, any broker-dealer (a "Participating Broker-Dealer") which acquired the Old Notes for its own account as a result of market-making or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The Commission has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the Exchange Notes (other than a resale of an unsold allotment from the original sale of the Old Notes) with the Prospectus contained in the Exchange Offer Registration Statement. The Company has agreed to make available for a period of up to 120 days after consummation of the Exchange Offer a prospectus meeting the requirements of the Securities Act to any Participating Broker-Dealer and any other persons, if any, with similar prospectus delivery requirements, for use in connection with any resale of Exchange Notes. A Participating Broker-Dealer or any other person that delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the Registration Rights Agreement (including certain indemnification rights and obligations thereunder).

    Each holder of the Old Notes (other than certain specified holders) that wishes to exchange Old Notes for Exchange Notes in the Exchange Offer will be required to make certain representations, including representations that (i) any Exchange Notes to be received by it will be acquired in the ordinary course of its business, (ii) it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes, (iii) it is not an "affiliate" (as defined in Rule 405 under the Securities Act) of the Company or, if it is such an affiliate it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable, and (iv) it is not acting on behalf of any person who could not truthfully make the foregoing representations.

    SHELF REGISTRATION. In the event that (i) any changes in law or the applicable interpretations of the staff of the Commission do not permit the Company to effect the Exchange Offer, (ii) for any other reason the Exchange Offer is not consummated within 180 calendar days after the Issuance Date, (iii) under certain circumstances, if the Initial Purchasers shall so request, or (iv) any holder of Old Notes (other than the Initial Purchasers) is not eligible to participate in the Exchange Offer, the Company will, at its expense, (a) as promptly as reasonably practicable file a Shelf Registration Statement covering resales of the Old Notes, (b) use its best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act by the 120th calendar day after the filing thereof, and (c) use its best efforts to keep effective the Shelf Registration Statement until the earlier of two years from the Issuance Date (or one year from the date the Shelf Registration Statement is declared effective if such Shelf Registration Statement is filed upon the request of any Initial Purchaser pursuant to clause (iii) above) or such shorter period ending when all Old Notes covered by the Shelf Registration Statement have been sold in the manner set forth and as contemplated in the Shelf Registration Statement or when the Old Notes become eligible for resale pursuant to Rule 144 under the Securities Act without volume restrictions, if any. The Company, will, in the event of the filing of the Shelf Registration Statement, provide to each holder of the Old Notes copies of the prospectus which is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the Old Notes. A holder of Old Notes that sells its Old Notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such a holder (including certain indemnification rights and obligations thereunder). In addition, each holder of the Old Notes will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Old Notes included in the Shelf Registration Statement and to benefit from the provisions regarding liquidated damages set forth in the following paragraph.

    Although the Company intends to file the registration statements described above, as required, there can be no assurance that such registration statements will be filed, or, if filed, that they will become effective. In the event that
(i) neither the Exchange Offer Registration Statement nor the Shelf Registration Statement is not filed with the Commission on or prior to the 90th calendar day following the Issuance Date, (ii) neither the Exchange Offer Registration Statement nor the Shelf Registration Statement has been declared effective on or prior to the 150th calendar day following the Issuance Date, or (iii) the Exchange Offer is not consummated or the Exchange Offer Registration Statement or the Shelf Registration Statement cease to be effective on or prior to the 180th calendar day following the Issuance Date (each such event referred to in clauses (i) through (iii), a "Registration Default", the interest rate borne by the Old Notes shall be increased by .25% per annum following such Registration Default, which rate will be increased by an additional .25% per annum for each 90-day period that any additional interest continues to accrue; provided that the aggregate increase in such annual interest rate may in no event exceed 1.0%. Upon (x) the filing of the Exchange Offer Registration Statement after the 90-day period described in clause (i) above, (y) the effectiveness of the Exchange Offer Registration Statement after the 150-day period described in clause (ii) above, or (z) the consummation of the Exchange Offer or the effectiveness of a Shelf Registration Statement, as the case may be, after the 180-day period described in clause (iii) above, the interest rate borne by the Old Notes from the date of such filing, effectiveness or consummation, as the case may be, will be reduced to the original interest rate if the Company is otherwise in compliance with this paragraph; PROVIDED, HOWEVER, that if, after any such reduction in interest rate, a different event specified in clause (i),
(ii) or (iii) above occurs, the interest rate may again be increased and thereafter reduced pursuant to the foregoing provisions.

    The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by, all the provisions of the Registration Rights Agreement. The Registration Rights Agreement is an exhibit to the Registration Statement of which this Prospectus is a part.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

    The exchange of Old Notes for Exchange Notes should not constitute a recognition event for federal income tax purposes. Consequently, no gain or loss should be recognized by Holders upon receipt of the Exchange Notes. For purposes of determining gain or loss upon the subsequent sale or exchange of

Exchange Notes, a Holder's basis in Exchange Notes should be the same as such Holder's basis in the Old Notes exchanged therefor. Holders should be considered to have held the Exchange Notes from the time of their original acquisition of the Old Notes.

    IN ANY EVENT, PERSONS CONSIDERING THE EXCHANGE OF OLD NOTES FOR EXCHANGE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IN LIGHT OF THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTIONS.

                              PLAN OF DISTRIBUTION

    Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a Prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. To the extent any such broker-dealer participates in the Exchange Offer and so notifies the Company or causes the Company to be so notified in writing, the Company has agreed that a period of 120 days after the date of this Prospectus, it will make this Prospectus, as amended or supplemented, available to such broker-dealer for use in connection with any such resale and will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal.

    The Company will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes, or a combination of such methods of resale, at prevailing market prices at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers or any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a Prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    The Company has agreed to pay all expenses incident to the Exchange Offer (other than commissions and concessions of any broker-dealers), subject to certain prescribed limitations, and will indemnify the holders of the Old Notes against certain liabilities, including certain liabilities that may arise under the Securities Act.

    By its acceptance of the Exchange Offer, any broker-dealer that receives Exchange Notes pursuant to the Exchange Offer hereby agrees to notify the Company prior to using the Prospectus in connection with the sale or transfer of Exchange Notes and acknowledges and agrees that, upon receipt of notice from the Company of the happening of any event which makes any statement in the Prospectus untrue in any material respect or which requires the making of any changes in the Prospectus in order to make the statements therein not misleading or which may impose upon the Company disclosure obligations that may have a material adverse effect on the Company (which notice the Company agrees to deliver promptly to such broker-dealer), such broker-dealer will suspend use of the Prospectus until the Company has notified such broker-dealer that delivery of the Prospectus may resume and has furnished copies of any amendment or supplement to the Prospectus to such broker-dealer.

                                 LEGAL MATTERS

    Certain legal matters with regard to the validity of the Notes will be passed upon for the Company by Bachner, Tally, Polevoy & Misher LLP, New York, New York. Paul E. Gelbard, a director of the Company, is Of Counsel to the firm of Bachner, Tally, Polevoy & Misher LLP.

                                    EXPERTS

    The audited financial statements included herein, to the extent and for the periods indicated in their report, have been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    There are incorporated herein by reference the following documents of the Company filed with the Commission: (1) the Company's Annual Report on Form 10-K for the fiscal year ended October 31, 1997; and (2) the Proxy Statement for the Company's 1998 Annual Meeting of Stockholders to be held on April 14, 1998.* All documents and reports filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus shall be deemed incorporated herein by reference and shall be deemed to be a part hereof from the date of filing of such documents and reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any subsequently filed document which is incorporated by reference herein modifies or supersedes such statements. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company will provide without charge to each person, including any beneficial holder, to whom a Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all the foregoing documents incorporated herein by reference, including exhibits specifically incorporated by reference in such documents but excluding all other exhibits to such documents. Requests should be made to the Corporate Secretary of the Company at 125 Phillips Avenue, South Hackensack, NJ 07601, telephone number (201) 641-6600.

------------------------

*   To be filed on or about February 27, 1998.

                         INDEX TO FINANCIAL STATEMENTS

                              FINANCIAL STATEMENTS

                                    CONTENTS

Independent Auditor's Report..........................................................        F-2
Consolidated Balance Sheets as of October 31, 1997 and 1996...........................        F-3
Consolidated Statements of Income for the Years Ended October 31, 1997, 1996 and
  1995................................................................................        F-4
Consolidated Statements of Changes in Shareholders' Equity for the Years Ended October
  31, 1997, 1996 and 1995.............................................................        F-5
Consolidated Statements of Cash Flows for the Years Ended October 31, 1997, 1996 and
  1995................................................................................        F-6
Notes to Financial Statements.........................................................        F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To AEP Industries Inc.:

    We have audited the accompanying consolidated balance sheets of AEP Industries Inc. (a Delaware corporation) as of October 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended October 31, 1997. These consolidated financial statements and the schedule referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of AEP Industries Inc. as of October 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended October 31, 1997 in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Roseland, New Jersey

December 23, 1997

                              AEP INDUSTRIES INC.

          CONSOLIDATED BALANCE SHEETS AS OF OCTOBER 31, 1997 AND 1996

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                          ASSETS                                               1997        1996
------------------------------------------------------------------------------------------  ----------  ----------
CURRENT ASSETS:
  Cash and cash equivalents...............................................................  $    4,143  $   12,067
  Marketable securities...................................................................      --           2,070
  Accounts receivable, less allowance of $5,226 and $5,097 in 1997 and 1996, respectively,
    for doubtful accounts.................................................................     112,219     104,302
  Inventories, net........................................................................      92,021      94,336
  Net assets held for sale................................................................      15,000      15,000
  Other current assets....................................................................      12,978      16,327
                                                                                            ----------  ----------
    Total current assets..................................................................     236,361     244,102
PROPERTY, PLANT AND EQUIPMENT, at cost, less accumulated depreciation and amortization....     292,743     290,316

GOODWILL less accumulated amortization of $1,351 and $51 in 1997 and 1996, respectively...      43,183      52,906
INVESTMENT IN JOINT VENTURE...............................................................      15,345      15,028
OTHER ASSETS..............................................................................      25,451       9,313
                                                                                            ----------  ----------
    Total assets..........................................................................  $  613,083  $  611,665
                                                                                            ----------  ----------
                                                                                            ----------  ----------


                           LIABILITIES AND SHAREHOLDERS' EQUITY                                1997        1996
------------------------------------------------------------------------------------------  ----------  ----------
CURRENT LIABILITIES:
  Current portion of debt.................................................................  $   65,484  $   51,019
  Accounts payable........................................................................      74,720      68,327
  Accrued expenses........................................................................      40,112      49,132
                                                                                            ----------  ----------
    Total current liabilities.............................................................     180,316     168,478
LONG-TERM DEBT............................................................................     311,522     325,438
OTHER LONG TERM LIABILITIES...............................................................       6,278       7,041
DEFERRED INCOME TAXES.....................................................................      26,985      15,575
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY
  Preferred stock--$1.00 par value; 1,000,000 shares authorized; none issued..............      --          --
  Common stock--$.01 par value; 30,000,000 shares and 20,000,000 shares authorized in 1997 and 1996, respectively; 9,988,330 and 9,931,303 shares issued in 1997 and 1996,
    respectively..........................................................................         100          99
  Additional paid-in capital..............................................................      89,974      88,052
  Treasury stock--common stock; at cost, 2,781,543 and 2,801,000 shares in 1997 and 1996,
    respectively..........................................................................     (61,783)    (62,142)
  Retained earnings.......................................................................      78,679      70,108
    Cumulative translation adjustment.....................................................     (18,988)     (1,283)
    Net unrealized investment gain, net of taxes..........................................      --             299
                                                                                            ----------  ----------
      Total shareholders' equity..........................................................      87,982      95,133
                                                                                            ----------  ----------
      Total liabilities and shareholders' equity..........................................  $  613,083  $  611,665
                                                                                            ----------  ----------
                                                                                            ----------  ----------

  The accompanying notes to financial statements are an integral part of these balance sheets.

                              AEP INDUSTRIES INC.

                       CONSOLIDATED STATEMENTS OF INCOME

              FOR THE YEARS ENDED OCTOBER 31, 1997, 1996 AND 1995
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                  1997        1996        1995
                                                                               ----------  ----------  ----------
NET SALES....................................................................  $  759,123  $  270,534  $  242,886
COST OF SALES................................................................     599,391     210,764     182,513
                                                                               ----------  ----------  ----------
      Gross profit...........................................................     159,732      59,770      60,373
OPERATING EXPENSES:
  Delivery and warehousing...................................................      46,492      20,825      16,666
  Selling....................................................................      43,363      15,701      12,940
  General and administrative.................................................      30,025       7,706       5,543
                                                                               ----------  ----------  ----------
      Total operating expenses...............................................     119,880      44,232      35,149
                                                                               ----------  ----------  ----------
      Income from operations.................................................      39,852      15,538      25,224
OTHER INCOME (EXPENSE):
  Interest expense...........................................................     (30,061)    (11,517)     (3,209)
  Other, net.................................................................       3,475         390         384
                                                                               ----------  ----------  ----------
                                                                                  (26,586)    (11,127)     (2,825)
                                                                               ----------  ----------  ----------
      Income before extraordinary item and provision for income taxes........      13,266       4,411      22,399
                                                                               ----------  ----------  ----------
PROVISION FOR INCOME TAXES...................................................       4,695       1,858       8,723
                                                                               ----------  ----------  ----------
      Income before extraordinary item.......................................       8,571       2,553      13,676
EXTRAORDINARY ITEM, net of income tax benefit of $120 in 1995................      --          --            (190)
                                                                               ----------  ----------  ----------
      Net income.............................................................  $    8,571  $    2,553  $   13,486
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------
INCOME PER SHARE OF COMMON STOCK:
  Before extraordinary item..................................................  $     1.15  $      .50  $     1.99
  Extraordinary item.........................................................      --          --            (.03)
                                                                               ----------  ----------  ----------
      Net income.............................................................  $     1.15  $      .50  $     1.96
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

  The accompanying notes to financial statements are an integral part of these statements.

                              AEP INDUSTRIES INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

              FOR THE YEARS ENDED OCTOBER 31, 1997, 1996 AND 1995

                                 (IN THOUSANDS)

                                       COMMON STOCK            TREASURY STOCK      ADDITIONAL    CUMULATIVE    NET UNREALIZED
                                 ------------------------  ----------------------    PAID-IN    TRANSLATION      INVESTMENT
                                   SHARES       AMOUNT       SHARES      AMOUNT      CAPITAL     ADJUSTMENT         GAIN
                                 -----------  -----------  -----------  ---------  -----------  ------------  -----------------
BALANCES AT
OCTOBER 31, 1994...............       7,368    $      74                            $   7,009
  Issuance of common stock upon
    exercise of stock options
    (Note 8)...................          62                                               470
  Issuance of common stock
    pursuant to stock purchase
    plan (Note 8)..............          10                                                66
  Net income...................
  Cash dividends...............
  Purchase of treasury stock
    (Note 8)...................                                 2,633   $ (58,304)
  Other........................          (3)                                              (62)
                                      -----        -----        -----   ---------  -----------  ------------          -----
BALANCES AT
OCTOBER 31, 1995...............       7,437           74        2,633     (58,304)      7,483
  Issuance of common stock upon
    exercise of stock options
    (Note 8)...................          66            1                                  308
  Issuance of common stock
    pursuant to stock purchase
    plan (Note 8)..............          15                                               285
  Issuance of common stock
    pursuant to acquisition of
    Borden Global Packaging
    (Note 8)...................       2,413           24                               79,976
  Net income...................
  Purchase of treasury stock
    (Note 8)...................                                   168      (3,838)
  Translation adjustments......                                                                  $   (1,283)
  Net unrealized investment
    gain.......................                                                                                   $     299
                                      -----        -----        -----   ---------  -----------  ------------          -----
BALANCES AT
OCTOBER 31, 1996...............       9,931    $      99        2,801   $ (62,142)  $  88,052    $   (1,283)      $     299
  Issuance of common stock upon
    exercise of stock options
    (Note 8)...................          46            1                                  727
  Issuance of common stock
    pursuant to stock purchase
    plan (Note 8)..............          11       --                                      363
  Tax benefit from stock option
    exercises..................                                                           160
  Net Income...................
  ESOP Contribution............                                   (19)        359         672
  Sale of securities...........                                                                                        (299)
  Translation adjustments......                                                                     (17,705)
                                      -----        -----        -----   ---------  -----------  ------------          -----
BALANCES AT
OCTOBER 31, 1997...............       9,988    $     100        2,782   $ (61,783)  $  89,974    $  (18,988)         --
                                      -----        -----        -----   ---------  -----------  ------------          -----
                                      -----        -----        -----   ---------  -----------  ------------          -----


                                  RETAINED
                                  EARNINGS
                                 -----------
BALANCES AT
OCTOBER 31, 1994...............   $  54,706
  Issuance of common stock upon
    exercise of stock options
    (Note 8)...................
  Issuance of common stock
    pursuant to stock purchase
    plan (Note 8)..............
  Net income...................      13,486
  Cash dividends...............        (637)
  Purchase of treasury stock
    (Note 8)...................
  Other........................
                                 -----------
BALANCES AT
OCTOBER 31, 1995...............      67,555
  Issuance of common stock upon
    exercise of stock options
    (Note 8)...................
  Issuance of common stock
    pursuant to stock purchase
    plan (Note 8)..............
  Issuance of common stock
    pursuant to acquisition of
    Borden Global Packaging
    (Note 8)...................
  Net income...................       2,553
  Purchase of treasury stock
    (Note 8)...................
  Translation adjustments......
  Net unrealized investment
    gain.......................
                                 -----------
BALANCES AT
OCTOBER 31, 1996...............   $  70,108
  Issuance of common stock upon
    exercise of stock options
    (Note 8)...................
  Issuance of common stock
    pursuant to stock purchase
    plan (Note 8)..............
  Tax benefit from stock option
    exercises..................
  Net Income...................       8,571
  ESOP Contribution............
  Sale of securities...........
  Translation adjustments......
                                 -----------
BALANCES AT
OCTOBER 31, 1997...............   $  78,679
                                 -----------
                                 -----------

  The accompanying notes to financial statements are an integral part of these statements.

                              AEP INDUSTRIES INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED OCTOBER 31, 1997, 1996 AND 1995

                                 (IN THOUSANDS)

                                                                                     1997        1996       1995
                                                                                   ---------  ----------  ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income.......................................................................  $   8,571  $    2,553  $  13,486
Adjustments to reconcile net income to net cash provided by operating activities-
  Depreciation and amortization..................................................     32,651      12,534      9,822
    ESOP contribution............................................................      1,031      --
    Net (gain)/loss on sale of securities........................................       (416)     --         --
    Net (gain)/loss on sale of equipment.........................................       (256)     --         --
  Provision for losses on accounts receivable and inventory......................      2,605         527        500
    Write-off of debt issuance costs.............................................      3,330      --         --
    Deferred income taxes........................................................      2,704         288      1,190
    Equity in unremitted earnings of joint venture...............................       (317)     --         --
Changes in operating assets and liabilities, net of acquisition of business
  (Increase) in accounts receivable..............................................     (9,561)     (4,383)    (2,750)
  (Increase) decrease in inventories.............................................      1,354       4,393     (2,323)
  (Increase) decrease in other current assets....................................      2,749      (1,573)      (684)
  (Increase) decrease in other assets............................................    (18,868)     11,332     (2,531)
    Decrease in goodwill.........................................................      8,423
  Increase (decrease) in accounts payable........................................      6,393      (8,576)     6,047
  (Decrease) in accrued expenses.................................................     (9,020)     (9,759)      (167)
  Increase in deferred income taxes..............................................      8,706      --         --
    (Decrease) in other long term liabilities....................................       (763)     --         --
                                                                                   ---------  ----------  ---------
      Net cash provided by operating activities..................................     39,316       7,336     22,590
                                                                                   ---------  ----------  ---------
CASH FLOWS USED IN INVESTING ACTIVITIES:
  Acquisition of Borden Global Packaging, net of cash acquired...................     --        (254,939)    --
  Capital expenditures...........................................................    (39,352)    (14,040)   (28,402)
  Sales and retirements of property, plant and equipment, net....................      2,088          14         20
  Acquisition of assets in Australia.............................................     (8,758)
  Purchases of marketable securities.............................................     --             (53)    --
  Sales of marketable securities.................................................      2,486      --          1,925
                                                                                   ---------  ----------  ---------
      Net cash used in investing activities......................................    (43,536)   (269,018)   (26,457)
                                                                                   ---------  ----------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings (repayments) under long-term credit facilities..................    (10,000)      9,357     (2,500)
  Net borrowings of debt.........................................................     10,549     370,300     92,964
  Net repayments on long-term debt...............................................     --        (101,710)   (28,059)
  Proceeds from issuance of common stock.........................................      1,091         594        474
  Purchase of treasury stock.....................................................     --          (3,838)   (58,304)
  Payment of cash dividends......................................................     --          --           (637)
                                                                                   ---------  ----------  ---------
      Net cash provided by financing activities..................................      1,640     274,703      3,938
                                                                                   ---------  ----------  ---------
EFFECTS OF EXCHANGE RATE CHANGES ON CASH.........................................     (5,344)     (1,283)    --
                                                                                   ---------  ----------  ---------
      Net increase (decrease) in cash............................................     (7,924)     11,738         71
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR...................................     12,067         329        258
                                                                                   ---------  ----------  ---------
                                                                                   ---------  ----------  ---------
CASH AND CASH EQUIVALENTS AT END OF YEAR.........................................  $   4,143  $   12,067  $     329
                                                                                   ---------  ----------  ---------
                                                                                   ---------  ----------  ---------

  The accompanying notes to financial statements are an integral part of these statements.

                              AEP INDUSTRIES INC.

                         NOTES TO FINANCIAL STATEMENTS

(1) BASIS OF PRESENTATION:

    AEP Industries Inc. (the "Company") is an international manufacturer of a wide range of plastic film products. The Company's products are used in a number of industrial, commercial, food and agricultural applications and are sold worldwide, including North America, Western Europe and the Asia/Pacific regions.

(2) SIGNIFICANT ACCOUNTING POLICIES:

PRINCIPLES OF CONSOLIDATION--

    The consolidated financial statements include the accounts of all majority-owned subsidiaries.

    All significant intercompany transactions have been eliminated.

REVENUE RECOGNITION--

    Revenues are recognized when products are shipped.

CASH AND CASH EQUIVALENTS--

    The Company considers all highly liquid investments purchased with an initial maturity of three months or less to be cash equivalents.

MARKETABLE SECURITIES--

    Marketable securities classified as available-for-sale securities are carried at fair market value with unrealized gains and losses excluded from income and recorded, net of income tax, as a separate component of shareholders' equity. The Company has no securities classified as trading or held-to-maturity.

    Gains and losses on investment transactions are recognized when realized based on trade dates. Dividends are recorded in income based on payment dates. Interest is recognized when earned.

USE OF ESTIMATES--

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

PROPERTY, PLANT AND EQUIPMENT--

    Property, plant and equipment are stated at cost. Depreciation and amortization are computed using primarily the straight-line method over the estimated useful lives of the assets. The cost of property, plant and equipment and the related accumulated depreciation and amortization are removed from the accounts upon the retirement or disposal of such assets and the resulting gain or loss is recognized at the time of disposition. The cost of maintenance and repairs is charged to expense as incurred.

                              AEP INDUSTRIES INC.

(2) SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
FOREIGN CURRENCY TRANSLATION--

    Financial statements of international subsidiaries are translated into U.S. dollars using the exchange rate at each balance sheet date for assets and liabilities and the weighted average exchange rate for each period for revenues, expenses, gains and losses. The related translation adjustments are recorded as a separate component of shareholders' equity.

RESEARCH AND DEVELOPMENT COSTS--

    Research and development costs are charged to expense as incurred. Approximately $2,192,000, $635,000, and $698,000 for 1997, 1996 and 1995,
respectively, was incurred for such research and development.

INCOME TAXES--

    Income taxes are accounted for in accordance with SFAS 109, "Accounting for Income Taxes." Under SFAS 109, an asset and liability approach is required. Such approach results in the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the book carrying amounts and the tax basis of assets and liabilities.

    The Company and its subsidiaries file separate foreign, state and local income tax returns and, accordingly, provide for such income taxes on a separate company basis.

DERIVATIVES--

    Derivative financial instruments are utilized by the Company to reduce interest rate and foreign exchange risks. The Company has established policies and procedures for risk assessment and the approval, reporting and monitoring of derivative financial instrument activities. The Company does not hold or issue derivative financial instruments for trading purposes.

FOREIGN EXCHANGE CONTRACTS--

    Gains and losses on contracts designated as hedges of net investments in foreign subsidiaries are accrued as exchange rates change and are recognized in shareholders' equity as cumulative translation adjustments. Gains and losses on contracts designated as hedges of identifiable foreign currency firm commitments are deferred and included in the measurement of the related foreign currency transaction.

GOODWILL--

    Goodwill, representing the excess of the purchase price over the fair value of the net assets of the acquired entities (Note 3), is being amortized on a straight line basis over the period of expected benefit of thirty-five (35) years. The Company evaluates whether changes have occurred that would require revision of the remaining estimated useful life of the assigned goodwill or rendered the goodwill not recoverable.

FAIR VALUE OF FINANCIAL INSTRUMENTS--

    Cash, accounts receivable, accounts payable and accrued expenses are reflected in the financial statements at fair value because of the short term maturity of those instruments. The fair value of the Company's debt is discussed in Note 7.

                              AEP INDUSTRIES INC.

(2) SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
CONCENTRATION OF CREDIT RISK--

    Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash equivalents, marketable securities, trade receivables and financial instruments used in hedging activities.

    The Company places its cash equivalents and short-term investments with high-quality-credit institutions and limits the amount of credit exposure with any one financial institution.

    The Company sells its products to a large number of geographically diverse customers, thus spreading the trade credit risk. The Company extends credit based on an evaluation of the customer's financial condition, generally without requiring collateral. The Company monitors its exposure for credit losses and maintains allowances for anticipated losses.

    The counterparties to the agreements relating to the Company's foreign exchange and interest rate instruments consist of a number of major, international financial institutions. The Company does not believe that there is significant risk of nonperformance by these counterparties as the Company continually monitors the credit ratings of such counterparties, and limits the financial exposure and the amount of agreements entered into with any one institution.

NET INCOME PER SHARE OF COMMON STOCK--

    Net income per share of common stock is calculated using the weighted average number of shares of common stock and (where dilutive) common stock equivalents (options) outstanding during the period. The number of shares used in the per share computations was 7,452,393 in 1997, 5,077,725 in 1996, and 6,883,306 in 1995.

    During 1995, the Company acquired 2,633,000 shares of its common stock, the purchase of which has been reflected in the computation of earnings per share on the basis of the weighted shares outstanding. Had the shares been purchased at the beginning of fiscal 1995 and had the debt, the proceeds from which the purchase was made, been outstanding since that date, earnings per share for 1995 would have been increased by $.30.

    Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share", which becomes effective for the Company's fiscal year beginning November 1, 1997, establishes new standards for computing and presenting earnings per share ("EPS"). The new standard requires the presentation of basic EPS and diluted EPS. Basic EPS is calculated by dividing income available to common shareholders by the weighted average number of shares of common stock outstanding during the period. Diluted EPS is calculated by dividing income available to common shareholders by the weighted average number of common shares outstanding adjusted to reflect potentially dilutive securities. Previously reported EPS amounts must be restated under the new standard when it becomes effective. Under the new standard, basic EPS would have been $1.19, $0.52 and $1.96 in 1997, 1996 and 1995, respectively and diluted EPS would have been $1.15 and $0.50 in 1997 and 1996, respectively.

STOCK BASED COMPENSATION--

    In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation ." This statement establishes a fair value based method of accounting for an employee stock option or similar equity instrument but allows companies to continue to measure

                              AEP INDUSTRIES INC.

(2) SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) compensation cost for those plans using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees." Companies electing to continue using the accounting under APB Opinion No. 25 must, however, make pro forma disclosures of net income and earnings per share as if the fair value based method of accounting defined in SFAS No. 123 had been applied. The Company has elected to continue accounting for its stock-based compensation awards to employees and directors under the accounting prescribed by APB Opinion No. 25 and to provide the disclosures required by SFAS No.123 (See Note 8).

LONG-LIVED ASSETS--

    Effective November 1, 1996, the Company adopted Financial Accounting Standards No. 121, "Accounting for the Impairment of Long Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS No. 121"). This statement requires that long-lived assets and certain identifiable intangibles held and used by the Company be reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recovered. SFAS No. 121 also requires that assets to be disposed of be reported at the lower of the carrying value or the fair market value less costs to sell. Adoption of this statement did not have a material impact on the Company's financial position, results of operations or liquidity.

REPORTING COMPREHENSIVE INCOME--

    In 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income". This standard establishes requirements for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements. Comprehensive income is the total of net income and all other nonowner changes in equity. The objective of the Statement is to report a measure of all changes in equity of a company that result from transactions and other economic events in the period other than transactions with owners. This standard is effective for the Company's fiscal year beginning November 1, 1998. The Company will make the necessary disclosures, if necessary, when required and as this statement relates solely to disclosure provisions, believes that the adoption of this standard will have no effect on its financial position or results of operations.

RECLASSIFICATIONS--

    Certain prior year amounts have been reclassified in order to conform with the 1997 presentation.

(3) ACQUISITION OF BUSINESS

    On October 11, 1996, the Company acquired the Global Packaging Business ("BGP") of Borden, Inc. for a combination of cash and shares of Company common stock. The cash portion of the purchase price was $264,400,000, after all adjustments, and the stock portion of the purchase price totaled $80 million and consisted of 2,412,818 shares valued at $33.15625 per share, representing the average market share price at the time the acquisition was agreed to and announced. The cash portion of the purchase price was financed through bank debt.

    The acquisition was accounted for using the purchase method of accounting, and, accordingly, the purchase price has been allocated to the assets purchased and the liabilities assumed based upon the fair values at the date of acquisition. Included in accrued expenses are approximately $14 million and $2.5

                              AEP INDUSTRIES INC.

(3) ACQUISITION OF BUSINESS (CONTINUED)
million at October 31, 1996 and October 31, 1997, respectively, of additional acquisition costs (Note 6). The acquisition resulted in goodwill of approximately $53 million which is being amortized on a straight line basis over thirty-five years.

    At the time of the Company's acquisition of BGP, management decided not to retain the rigids' businesses of BGP. The rigids' businesses manufacture, market and distribute wet food containers, dry food trays and disposable food service products. These businesses are not considered core businesses and the Company has offered these businesses for sale with the intention that they would be sold within one year from the date of the acquisition and it would use the proceeds from the sale to pay down its debt. Accordingly, the Company has classified the net assets of such businesses as Net assets held for sale in the accompanying Consolidated Balance Sheets. For the year ending October 31, 1997, the net losses from the rigids' businesses amounted to approximately $6 million and are not included in the Company's results of operations. The carrying value of net assets held for sale represents the Company's best estimate at October 31, 1997 as to the fair market value based on recent market information.

    The Company is actively pursuing the sale of these operations and remains committed to a formal plan of sale and effective November 1, 1997, has begun recording the rigids' businesses as discontinued operations until such time as they are sold.

    The following unaudited pro forma information presents a summary of consolidated results of operations of the Company and BGP, without the rigids' businesses, as if the acquisition had occurred at the beginning of fiscal 1995 and 1996, respectively, with pro forma adjustments to give effect to amortization of goodwill, interest expense on acquisition debt and certain other adjustments, together with related income tax effects.

                                                                 FOR THE YEAR ENDED
                                                            ----------------------------
                                                             OCTOBER 31,    OCTOBER 31,
                                                                1996           1995
                                                            -------------  -------------
                                                             (IN THOUSANDS, EXCEPT PER
                                                                   SHARE AMOUNTS)
                                                                    (UNAUDITED)
Net Sales.................................................    $ 765,449      $ 804,489
Operating Income..........................................       42,227         54,676
Net Income................................................       10,019         20,074
Earnings per Share........................................    $    1.36      $    2.16

    These pro forma results have been prepared for comparative purposes only. They do not purport to be indicative of the results of the operations which actually would have resulted had the combination been in effect on November 1, 1994 and 1995 or of the future results of operations of the Company.

                              AEP INDUSTRIES INC.

(4) INVENTORIES:

    Inventories, stated at the lower of cost (last-in, first-out method for domestic operations and first-in, first-out method for foreign operations and supplies) or market, include material, labor and manufacturing overhead costs and are comprised of the following--

                                                                                                  OCTOBER 31,
                                                                                              --------------------
                                                                                                1997       1996
                                                                                              ---------  ---------
                                                                                                 (IN THOUSANDS)
Raw materials...............................................................................  $  22,212  $  27,362
Finished goods..............................................................................     67,246     66,095
Supplies....................................................................................      4,060      2,689
                                                                                              ---------  ---------
                                                                                                 93,518     96,146
Less: Inventory Reserve.....................................................................      1,497      1,810
                                                                                              ---------  ---------
Total Inventories, net......................................................................  $  92,021  $  94,336
                                                                                              ---------  ---------
                                                                                              ---------  ---------

    The last-in, first-out (LIFO) method was used for determining the cost of approximately 50% and 44% of total inventories at October 31, 1997 and 1996, respectively. Inventories would have been increased by $2,330,000 and $9,358,000 at October 31, 1997 and 1996, respectively, if the FIFO method had been used exclusively. Due to the Company's continuous manufacturing process, there is no significant work in process at any point in time.

(5) PROPERTY, PLANT AND EQUIPMENT:

    A summary of the components of property, plant and equipment and their estimated useful lives is as follows--

                                                                             OCTOBER 31,
                                                                        ----------------------      ESTIMATED
                                                                           1997        1996        USEFUL LIVES
                                                                        ----------  ----------  ------------------
                                                                            (IN THOUSANDS)
Land..................................................................  $   15,164  $   12,982
Buildings.............................................................      76,601      72,867  15 to 31.5 years
Machinery and equipment...............................................     260,327     242,812  3 to 16 years
Furniture and fixtures................................................       7,461       6,304  9 years
Leasehold improvements................................................       2,293       2,521  6 to 25 years
Motor vehicles........................................................       3,924       6,561  3 years
Construction in progress..............................................      16,471      12,266
                                                                        ----------  ----------
                                                                           382,241     356,313
Less--Accumulated depreciation and amortization.......................      89,498      65,997
                                                                        ----------  ----------
                                                                        $  292,743  $  290,316
                                                                        ----------  ----------
                                                                        ----------  ----------

    Maintenance and repairs expense was approximately $13,500,000, $1,845,000, and $2,283,000 for the years ended October 31, 1997, 1996 and 1995, respectively.

                              AEP INDUSTRIES INC.

(6) ACCRUED EXPENSES

    At October 31, 1997 and 1996, accrued expenses consisted of the following--

                                                                                                1997       1996
                                                                                              ---------  ---------
                                                                                                 (IN THOUSANDS)
Payroll and employee benefits...............................................................  $  15,147  $  12,394
  Interest..................................................................................      3,181      1,130
Taxes (other than income)...................................................................      4,325      4,805
Customer Rebates............................................................................      6,994      3,811
Acquisition Related:
  Severance.................................................................................      2,000      7,800
  Professional Fees.........................................................................     --          2,200
  Relocation of machinery and equipment.....................................................     --          2,800
  Other.....................................................................................        458      1,527
Other.......................................................................................      8,007     12,665
                                                                                              ---------  ---------
                                                                                              $  40,112  $  49,132
                                                                                              ---------  ---------
                                                                                              ---------  ---------

(7) DEBT:

A summary of the components of debt is as follows--

                                                                                                 OCTOBER 31,
                                                                                            ----------------------
                                                                                               1997        1996
                                                                                            ----------  ----------
                                                                                                (IN THOUSANDS)
Term loan facility (a)....................................................................  $  320,000  $  350,000
Revolving credit facility (a).............................................................      --          10,000
Pennsylvania Industrial Loans (b).........................................................       5,981       5,196
Foreign bank borrowings (c)...............................................................      51,025      11,261
                                                                                            ----------  ----------
  Total Debt..............................................................................     377,006     376,457
Less--Current portion.....................................................................      65,484      51,019
                                                                                            ----------  ----------
Long-Term Debt............................................................................  $  311,522  $  325,438
                                                                                            ----------  ----------
                                                                                            ----------  ----------

------------------------

(a) On October 11, 1996, to facilitate the acquisition of BGP, the Company entered into a long term credit agreement (the "Credit Agreement") with a consortium of banks arranged by Morgan Guaranty Trust Company of New York. The Credit Agreement provided the Company with two credit facilities consisting of (1) a six year amortizing term loan facility in the amount of $350,000,000 and (2) a six year revolving credit facility in the amount of $100,000,000. The Company borrowed under the Credit Agreement: (1) a $5,000,000 prime rate loan at 8.25% (this was repaid prior to October 31, 1996); (2) $10,000,000 under the revolving credit facility (this was repaid in 1997); and (3) $350,000,000 term loan with installment payments due quarterly in 1997 and in increasing amounts thereafter ($30 million was repaid in 1997). At October 31, 1996, the interest rates ranged from 5.8875% to 6.075%. Concurrent with the above, the Company repaid its prior credit facilities totaling $95,356,869.

   As a result of the Company's high degree of leverage and the effect on net sales that occurred as a result of overcapacity in the domestic stretch wrap industry, the Company believed there was a

                              AEP INDUSTRIES INC.

(7) DEBT: (CONTINUED)
    substantial likelihood that it would fail to maintain certain financial ratios, including minimum fixed charge coverage and leverage ratios, at the levels required by the Credit Agreement. The Company received a waiver relating to such ratios and entered into an amendment to the Credit Agreement (the "Amendment") in October 1997.

   The principal effects of the Amendment relate to the interest rate applicable to the Credit Agreement and the amortization schedule with respect to the term loan made thereunder. The interest rate margins which determine the interest rates applicable to the loans under the Credit Agreement have been increased as follows: the margin applicable to Base Rate loans (formerly 0%) has been increased to a range from 0% to .75% and the margin applicable to LIBOR Rate loans (formerly .25% to .625%) has been increased to a range from .45% to 1.75%. The required amortization payments in respect of the term loan have been reduced so that, instead of amortizing the full principal during the term of the loan, a balloon payment equal to the remaining outstanding principal balance of the term loan will be due at maturity (October 11, 2002). As a result of the Amendment, the Company has written-off the unamortized prior debt issuance costs of $3,330,000 and has capitalized $1,050,000 of amendment fees. (See Note 16).

   The Amendment contains certain customary representations, warranties, covenants and conditions such as, but not limited to, cash flow ratio, fixed charge coverage ratio and certain restrictions on, and not limited to, dividends, mergers, investments, asset sales and additional indebtedness.

(b) During 1996, the Company entered into the following financing arrangements in connection with the construction of its Wright Township, Pennsylvania manufacturing facility:

   $1,600,000 fifteen year fixed rate 2% loan due on August 1, 2011;

   $3,300,000 fifteen year fixed rate 2% loan due on July 1, 2011;

   $ 400,000 seven year fixed rate 2% loan due on July 1, 2003.

   During 1997, the Company also entered into the following financing arrangements with Wright Township, Pennsylvania:

   $750,000 five year fixed rate 1% loan due on February 24, 2002.

   $400,000 fifteen year fixed rate 2% loan due on August 1, 2011.

   The Company has repaid $355,000 and $114,000 of these borrowings during 1997 and 1996, respectively.

(c) These amounts consist of short term foreign bank borrowings at an average interest rate of approximately 6.9% and 6.1% in 1997 and 1996, respectively, and long term debt of $818,000 and $615,000 in 1997 and 1996, respectively. In 1996, the long term debt was held in Italy and South Africa, with average interest rates of 12.36% and 18.59%, respectively. In 1997, the long term debt was held in Australia, Italy and South Africa, with average interest rates of 11.47%, 12.36% and 18.59%, respectively.

                              AEP INDUSTRIES INC.

(7) DEBT: (CONTINUED)
    Payments required on all debt during each of the next five years are as follows--

                                                                                (IN THOUSANDS)
                                                                                --------------

1998..........................................................................   $     65,484
1999..........................................................................         15,627
2000..........................................................................         20,550
2001..........................................................................         25,548
2002..........................................................................         20,118
Thereafter....................................................................        229,679
                                                                                --------------
                                                                                 $    377,006
                                                                                --------------
                                                                                --------------

    Cash paid for interest during 1997, 1996 and 1995 was $22,178,000, $7,546,000 and $3,273,000, respectively.

    The fair value of the Company's debt is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same remaining maturities. The Company believes that the stated values represent the estimated fair values of the Company's debt instruments.

(8) SHAREHOLDERS' EQUITY:

    On October 11, 1996, in connection with the acquisition of BGP (as discussed in Note 3), the Company issued 2,412,818 shares of the Company's common stock at a price of $33.15625 per share or a total of $80,000,000.

    In August 1995, the Company executed a stock purchase agreement with J. Brendan Barba, the Chairman of the Board, President and Chief Executive Officer of the Company under which the Company purchased and placed into treasury 1,550,000 shares of the Company's stock owned by Mr. Barba at $21.04 per share. Pursuant to a self tender offering commencing in August 1995, to its shareholders, the Company purchased and placed into treasury during 1996 and 1995 168,000 and 1,083,000 shares, respectively, of the Company's stock at $22.75 per share. The purchases of treasury stock were accounted for under the cost method. During 1997, the Company issued 19,457 shares from treasury to fund the Company's ESOP (Note 9).

    The Company's Board of Directors may direct the issuance of the Company's $1.00 par value Preferred Stock in series and may, at the time of issuance, determine the rights, preferences and limitations of each series.

    In April 1995, the shareholders of the Company approved the Company's 1995 Stock Option Plan and the 1995 Employee Stock Purchase Plan, previously adopted by the Board of Directors.

    The 1995 Stock Option Plan ("1995 Option Plan") has reserved 500,000 shares of Common Stock for the granting of options to key employees of the Company, including directors and officers. The 1995 Option Plan became effective January 1, 1995, and will terminate December 31, 2004. The 1995 Option Plan, provides for the grant of incentive stock options ("ISOs") which may be exercised over a period of ten years, issuance of SARS, restricted stock, performance shares and nonqualified stock options, including fixed annual grants, to nonemployee directors. Under the 1995 Option Plan, options have been granted to

                              AEP INDUSTRIES INC.

(8) SHAREHOLDERS' EQUITY: (CONTINUED)
key employees and outside directors for terms of up to ten years, at an exercise price not less than the fair value at the date of grant, with the exception of participants who were granted ISOs at 110% of the fair value because they possessed more than 10% of the voting rights of the Company's outstanding common stock at the time of grant, which options are exercisable in whole or in part at stated times from the date of grant up to five years from the date of grant. The Stock Option Committee is made up entirely of outside directors who administer the 1995 Option Plan. Under the Plan, outside directors receive a fixed annual grant of 1,000 options at the time of the annual meeting of shareholders. During 1997 and 1996, 125,900 and 2,000 options, respectively, under the 1995 Option Plan were canceled. As of October 31, 1997 and 1996, 164,020 and 171,000 options respectively, were available for grant.

    The 1995 Employee Stock Purchase Plan ("1995 Purchase Plan") became effective July 1, 1995 and will terminate June 30, 2005. The 1995 Purchase Plan has an aggregate of 300,000 shares of common stock which has been made available for purchase by eligible employees of the Company, including directors and officers, through payroll deductions over successive six-month offering periods. The purchase price of the common stock under the 1995 Purchase Plan is 85% of the lower of the last sales price per share of common stock in the over-the-counter market on either the first or last day of each six-month offering period. As of October 31, 1997 and 1996, 10,682 and 15,176 shares, respectively, had been issued under the 1995 Purchase Plan.

    In November 1985, the Board of Directors and the shareholders of the Company adopted the Company's 1985 Stock Option Plan (the "1985 Option Plan") and 1985 Employee Stock Purchase Plan (the "1985 Purchase Plan").

    Under the 1985 Option Plan, 772,500 options were granted to key employees of the Company, including directors and officers. At October 31, 1997 and 1996, 44,695 and 79,075 options, respectively, had been exercised and 353,290 and 420,425 options were outstanding. During 1997 and 1996, 22,440 and 7,500 options respectively, under the 1985 Option Plan were canceled. The 1985 Option Plan expired on October 31, 1995.

    Under the 1985 Purchase Plan, an aggregate of 187,500 shares of common stock were made available for purchase through December 31, 1995. As of October 31, 1995, 139,063 shares had been issued under the Purchase Plan and the 48,437 shares which were available for purchase through December 31, 1995, have expired as of October 31, 1996.

    Transactions under the Purchase Plans are as follows--

                                                                                 NUMBER OF    NUMBER OF    PURCHASE
                                                                                  SHARES       SHARES        PRICE
                                                                                 1995 PLAN    1985 PLAN    PER SHARE
                                                                                -----------  -----------  -----------
Available at October 31, 1995.................................................     300,000       48,437
  Expired.....................................................................                  (48,437)
  Purchased...................................................................     (15,176)                $   18.12
                                                                                -----------  -----------
Available October 31, 1996....................................................     284,824       --
  Purchased...................................................................     (10,682)      --        $   34.00
                                                                                -----------  -----------
Available October 31, 1997....................................................     274,142       --
                                                                                -----------  -----------
                                                                                -----------  -----------

                              AEP INDUSTRIES INC.

(8) SHAREHOLDERS' EQUITY: (CONTINUED)
    Transactions under the Option Plans are as follows--

                                                                      NUMBER OF    OPTION PRICE   WEIGHTED AVERAGE
                                                                       SHARES       PER SHARE      EXERCISE PRICE
                                                                     -----------  --------------  -----------------
Outstanding at October 31, 1995....................................     509,000   $   5.09-23.13      $   15.32
  Granted..........................................................     329,000   $  23.75-51.15      $   40.96
  Exercised........................................................     (79,075)  $   5.66-18.75      $    9.27
    Forfeited......................................................      (9,500)  $   5.66-24.93      $    9.81
                                                                     -----------                         ------
Outstanding at October 31, 1996....................................     749,425   $   5.09-51.15      $   27.28
  Granted..........................................................     136,180   $  31.00-57.50      $   36.64
  Exercised........................................................     (47,995)  $   6.00-24.93      $   14.97
                                                                     -----------                         ------
Outstanding at October 31, 1997....................................     689,270   $   5.09-51.15      $   26.61
                                                                     -----------                         ------
                                                                     -----------                         ------

    The weighted average fair values of options granted in 1996 at prices above market value and at market value are $11.89 and $24.09 respectively. The weighted average exercise price of options granted in 1996 at prices above market value and at market value were $33.68 and $41.99, respectively.

    The fair value of each stock option grant is estimated as of the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

                                                                                    1997       1996
                                                                                  ---------  ---------
Risk-Free Interest Rates........................................................       6.56%      6.23%
Expected Lives..................................................................        7.2        6.5
Expected Volatility.............................................................         41%        43%

    The following table summarizes information about stock options outstanding at October 31, 1997:

                               NUMBER OF                                           NUMBER
                                OPTIONS           WEIGHTED         WEIGHTED      EXERCISABLE     WEIGHTED
                            OUTSTANDING AT         AVERAGE          AVERAGE          AT           AVERAGE
               EXERCISE       OCTOBER 31,         REMAINING        EXERCISE      OCTOBER 31,     EXERCISE
 RANGE OF        PRICE           1997         CONTRACTUAL LIFE       PRICE          1997           PRICE
-----------  -------------  ---------------  -------------------  -----------  ---------------  -----------

 $    5.09     $    7.64          38,100                3.8        $    5.79         38,100      $    5.79
      7.65         11.47          46,300                3.6             9.91         43,420           9.82
     17.23         25.84         320,590                7.5            20.29        126,876          19.83
     25.85         38.77         129,280                8.4            30.18          6,000          27.42
     38.78         51.15         155,000                8.6            46.81         30,000          46.83
-----------                                              --
                  ------         -------                          -----------       -------     -----------
      5.09         51.15         689,270                7.5        $   26.61        244,396      $   19.36

                              AEP INDUSTRIES INC.

(8) SHAREHOLDERS' EQUITY: (CONTINUED)
    Had compensation expense for all stock option grants in fiscal years 1997 and 1996 been determined consistent with SFAS No. 123, the Company's net income and income per share would have been as follows:

                                                                              1997       1996
                                                                            ---------  ---------
Net Income:...............................................  As Reported     $   8,571  $   2,553
  (In Thousands)                                            Pro Forma           7,436      2,321
Net Income Per Share:.....................................  As Reported          1.15        .50
                                                            Pro Forma            1.03        .48

    The effects of applying SFAS No. 123 in this pro forma disclosure are not indicative of future amounts. SFAS No. 123 does not apply to awards prior to fiscal 1996 and additional awards in future years are anticipated.

(9) PENSIONS AND RETIREMENT SAVINGS PLAN

    The Company sponsors various post retirement plans for most full-time employees. Total pension expense for 1997, 1996 and 1995 was $3,030,500, $814,000, and $166,000, respectively. The Company sponsors a defined contribution plan in the United States and defined benefit and defined contribution plans in its foreign locations, obtained through the acquisition of BGP.

    Effective January 1, 1996, the Company's United States operations amended its 401(k) savings plan to become a 401(k) Savings and Employee Stock Ownership Plan (the "Plan"). Employees of the Company in the U.S. who have completed one year of service and are over the age of 21 (with the exception of those employees covered by a collective bargaining agreement) may participate. The Plan shall be primarily invested in the common stock of the Company. The Company will use shares currently held in treasury for contributions to the Plan.

    The Company makes a contribution of the Company's common stock equal to 1% of a participant's compensation for the plan year and will match 75% of a participant's contribution up to 4% of the participant's compensation. For the purpose of determining the number of shares of Company common stock to be contributed to the Plan, the Company's stock will be valued for the first ten business days of the month of February following the close of any Plan year. In 1997 and 1996, respectively, 19,457 and 0 shares were issued. The Company has expensed approximately $1,031,000 and $814,000 in 1997 and 1996, respectively, related to this Plan.

    Under the Company's 401(k) savings plan prior to the 1996 amendment (in the Unites States only), the Company matched 25% of eligible employee contributions up to 6% of compensation. Costs charged to expense relating to this plan were $166,000 for the year ended October 31, 1995.

    The Company also sponsors defined contribution plans at selected foreign locations obtained through the BGP acquisition. The plans cover full time employees and provide for employer contributions of between 3% and 5% of salary or a percentage of employee contributions. The Company's contributions related to these plans for 1997 totaled approximately $224,500.

    The Company also has defined benefit plans in certain of its foreign locations, obtained through the BGP acquisition. For most salaried employees, benefits under these plans generally are based on compensation and credited service. For most hourly employees, benefits under these plans are based on

                              AEP INDUSTRIES INC.

(9) PENSIONS AND RETIREMENT SAVINGS PLAN (CONTINUED) specified amounts per year of credited service. The Company funds these plans in amounts actuarially determined or with the funding requirements of federal law and regulations.

    The following table presents a reconciliation of the status of the foreign defined benefit pension plans to accrued pension liability:

                                                                                          OCTOBER 31,  OCTOBER 31,
                                                                                             1997         1996
                                                                                          -----------  -----------
                                                                                               (IN THOUSANDS)
Vested benefit obligation...............................................................   $ (13,644)   $ (17,021)
Accumulated benefit obligation..........................................................     (15,055)     (18,375)
Projected benefit obligation............................................................     (19,295)     (23,113)
Plan assets at fair value...............................................................      14,602       16,936
Unrecognized net gain...................................................................         123       --
                                                                                          -----------  -----------
Plan assets less than projected benefit obligation......................................   $  (4,570)   $  (6,177)
                                                                                          -----------  -----------
                                                                                          -----------  -----------

    The above amounts are included in other long term liabilities.

    The components of net periodic pension costs for the foreign defined benefit pension plans are as follows:

                                                                                                      1997
                                                                                              ---------------------
                                                                                                 (IN THOUSANDS)
Service costs of benefits earned during the year............................................        $   2,034
Interest cost of projected benefit obligation...............................................            1,325
Actual return (gain) on assets..............................................................           (1,152)
Employee contributions......................................................................             (504)
                                                                                                       ------
Net Pension Expense.........................................................................        $   1,703
                                                                                                       ------
                                                                                                       ------

    As BGP was acquired on October 11, 1996, the 1996 net periodic pension costs for the foreign defined benefit plans were immaterial.

    The assumptions used, shown based on a weighted average, in determining the status of the foreign pension plans at October 31, 1997 and October 31, 1996, were as follows:

                                                                                             OCTOBER 31,       OCTOBER 31,
                                                                                                1997              1996
                                                                                          -----------------  ---------------
Discount rate...........................................................................              7%              7.5%
Salary progression rate.................................................................              4%              4.1%
Long term rate of return................................................................              6%              8.4%

(10) INVESTMENT IN JOINT VENTURE

    In connection with the acquisition of BGP, the Company acquired for $15 million, fifty percent of Borden Hitachi, a joint venture with Hitachi. The joint venture manufactures pallet-wrap and polyvinyl chloride ("PVC") food films for the Japanese industrial, institutional and consumer markets.

                              AEP INDUSTRIES INC.

(10) INVESTMENT IN JOINT VENTURE (CONTINUED)
    The investment is being accounted for using the equity method of accounting. The investment account has been increased for income of the joint venture of $317,000 in 1997 and $28,000 during the period October 12 to October 31, 1996. These amounts are included in other income.

(11) INCOME TAXES:

    The provision for income taxes is summarized as follows--

                                                                                           YEAR ENDED OCTOBER 31,
                                                                                       -------------------------------
                                                                                         1997       1996       1995
                                                                                       ---------  ---------  ---------
                                                                                               (IN THOUSANDS)
Current
  Federal............................................................................  $  --      $     976  $   6,176
  State and Local....................................................................     --            416      1,357
  Foreign............................................................................      1,991        178     --
                                                                                       ---------  ---------  ---------
                                                                                           1,991      1,570      7,533
                                                                                       ---------  ---------  ---------
Deferred:
  Federal and State..................................................................  $   1,101  $     728  $   1,190
  Foreign............................................................................      1,603       (440)    --
                                                                                       ---------  ---------  ---------
                                                                                           2,704        288      1,190
                                                                                       ---------  ---------  ---------
Total provision for income taxes.....................................................  $   4,695  $   1,858  $   8,723
                                                                                       ---------  ---------  ---------
                                                                                       ---------  ---------  ---------

    Undistributed earnings of the Company's foreign subsidiaries of approximately $5.8 million are considered permanently invested outside the United States and as a result, the Company has not provided federal income taxes on the unremitted earnings. A determination of the deferred tax liability from a distribution of foreign earnings has not been made as such determination is not practicable.

    The tax effects of significant temporary differences which comprise the deferred tax assets (liabilities) at October 31, 1997 and 1996 are as follows--

                                                                                                    OCTOBER 31,
                                                                                                --------------------
                                                                                                  1997       1996
                                                                                                ---------  ---------
                                                                                                   (IN THOUSANDS)
Deferred tax asset--
  Bad debt expense............................................................................  $     463  $     389
  Unicap adjustment...........................................................................        351        189
  Alternative minimum tax.....................................................................      1,262      1,048
    Fixed assets..............................................................................      3,620     --
    Net operating loss carryforwards..........................................................     27,919     --
  Other.......................................................................................         14          7
                                                                                                ---------  ---------
      Gross deferred tax asset................................................................     33,629      1,633
    Valuation Allowance.......................................................................    (14,739)    --
                                                                                                ---------  ---------
                                                                                                ---------  ---------
      Net deferred tax asset..................................................................  $  18,890  $   1,633
                                                                                                ---------  ---------
                                                                                                ---------  ---------

                              AEP INDUSTRIES INC.

(11) INCOME TAXES: (CONTINUED)
    Deferred tax assets are recorded in other current assets and other long term assets.

Deferred tax liability
  Depreciation..........................................................  $ (26,119) $ (15,406)
  Other.................................................................       (866)      (169)
                                                                          ---------  ---------
                                                                          ---------  ---------
    Deferred tax liability..............................................  $ (26,985) $ (15,575)
                                                                          ---------  ---------
                                                                          ---------  ---------

    During the year, the Company reduced goodwill by approximately $8.4 million relating to the deferred tax assets established as a result of the acquisition of BGP.

    Approximately $53.4 million of total net operating losses remained at October 31, 1997, $33.7 million of which expire in the years 1998 through 2002, and $2.3 million of which can be carried forward indefinitely. The benefits of these carryforwards are dependent on the taxable income in those foreign jurisdictions in which they arose and accordingly, a valuation allowance has been provided where management has determined that it is more likely than not that the carryforwards will not be utilized. In the event that the tax benefits relating to the valuation allowance are realized, substantially all of such benefits would reduce goodwill. Additionally, there are approximately $17.4 million of federal net operating losses in the United States available to be carried forward, which will expire in the year 2012.

    A reconciliation of the provision for taxes on income before extraordinary item to that which would be computed at the statutory rate of 34%, 34%, and 35% in 1997, 1996 and 1995, respectively is as follows--

                                                                                           YEAR ENDED OCTOBER 31,
                                                                                       -------------------------------
                                                                                         1997       1996       1995
                                                                                       ---------  ---------  ---------
                                                                                               (IN THOUSANDS)
Provision at statutory rate..........................................................  $   4,510  $   1,500  $   7,840
State tax provision, net of Federal tax benefit......................................        153        275        882
Effect of non U.S. operations taxed at rates different than U.S Federal statutory
  rate...............................................................................        142        (73)    --
Other, net...........................................................................       (110)       156          1
                                                                                       ---------  ---------  ---------
                                                                                       $   4,695  $   1,858  $   8,723
                                                                                       ---------  ---------  ---------
                                                                                       ---------  ---------  ---------

    United States income tax returns for fiscal years 1994, 1995 and 1996 are currently under examination by the Internal Revenue Service. Assessments, if any, are not expected to have a material adverse effect on the financial statements.

    Cash paid for income taxes paid during 1997, 1996 and 1995 was approximately $2,633,000, $3,990,000 and $7,101,000, respectively.

(12) LEASE COMMITMENTS:

    The Company has lease agreements for several of its facilities and certain transportation equipment expiring at various dates through October 31, 2015. Rental expense under all leases was $5,710,000, $2,366,000 and $2,617,000 for 1997, 1996 and 1995, respectively.

                              AEP INDUSTRIES INC.

(12) LEASE COMMITMENTS: (CONTINUED)
    Under the terms of noncancellable operating leases with terms greater than one year, the minimum rental, excluding the provision for real estate taxes and net of sublease rentals, is as follows--

                                                                                      (IN
                                                                                   THOUSANDS)
                                                                                  ------------

1998............................................................................   $    4,000
1999............................................................................        3,183
2000............................................................................        2,329
2001............................................................................        1,821
2002............................................................................        1,463
Thereafter......................................................................        9,478
                                                                                  ------------
                                                                                   $   22,274
                                                                                  ------------
                                                                                  ------------

(13) COMMITMENTS AND CONTINGENCIES

EMPLOYMENT CONTRACTS--

    On October 11, 1996, the Company entered into employment agreements with the Chairman of the Board , President and Chief Executive Officer and with the Executive Vice President of the Company. Each contract has a term of five years with a base salary of $500,000 for the Chairman and $240,000 for the Executive Vice President. The base salary is increased each year by a percentage equal to the percentage increase, if any, in the consumer price index. The employment agreements provide that each individual may be terminated without cause prior to the expiration of the agreement, and in such case, each person would be entitled to severance payments equal to two times the sum of the annual base salary then in effect plus the bonus earned for the immediate preceding year, payable over a two year period.

CLAIMS AND LAWSUITS--

    The Company and its subsidiaries are subject to claims and lawsuits which arise in the ordinary course of business. On the basis of information presently available and advice received from counsel representing the Company and its subsidiaries, it is the opinion of management that the disposition or ultimate determination of such claims and lawsuits against the Company will not have a material adverse effect on the Company's financial position or results of operations.

                              AEP INDUSTRIES INC.

(14) QUARTERLY FINANCIAL DATA (UNAUDITED):

                                                                 JANUARY 31,  APRIL 30,    JULY 31,   OCTOBER 31,
                                                                 -----------  ----------  ----------  -----------
                                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
1997
Net sales......................................................   $ 181,686   $  190,302  $  198,031   $ 189,104
Gross profit...................................................      39,475       39,065      39,708      41,484
Net income.....................................................       4,056        1,991       2,214         310
                                                                 -----------  ----------  ----------  -----------
  Net income per share of common stock.........................   $    0.56   $     0.27  $     0.30   $    0.04
                                                                 -----------  ----------  ----------  -----------
                                                                 -----------  ----------  ----------  -----------
1996
Net sales......................................................   $  54,770   $   55,821  $   63,907   $  96,036
Gross profit...................................................      16,235       15,097      15,619      12,819
Net income (loss)..............................................       3,205        2,464       2,305      (5,421)
                                                                 -----------  ----------  ----------  -----------
  Net income (loss) per share of common stock..................   $    0.64   $     0.50  $     0.47   ($   1.03)
                                                                 -----------  ----------  ----------  -----------
                                                                 -----------  ----------  ----------  -----------

    Earnings per share are computed independently for each of the quarters presented.

(15) SEGMENT INFORMATION

    The Company's operations are conducted within one business segment, the production, manufacture and distribution of plastic packaging products, primarily for the food/beverage, industrial and agricultural markets. It operates in three geographical regions, North America, Europe and Asia/Pacific.

    Information about the Company's operations by geographical area as of and for the year ended October 31, 1997 is as follows:

                                                                                         DEPRECIATION
                                                     NET       OPERATING     CAPITAL         AND       IDENTIFIABLE
                                                    SALES       INCOME     EXPENDITURES  AMORTIZATION    ASSETS
                                                  ----------  -----------  ------------  ------------  -----------
                                                                           (IN THOUSANDS)
North America...................................  $  469,631   $  28,170    $   22,628    $   22,862    $ 353,570
Europe/South Africa.............................     208,906       4,785         9,891         5,867      169,418
Asia/Pacific....................................      80,586       4,965         6,833         3,922       59,750
Corporate.......................................      --           1,932        --            --           30,345
                                                  ----------  -----------  ------------  ------------  -----------
  Total.........................................  $  759,123   $  39,852    $   39,352    $   32,651    $ 613,083
                                                  ----------  -----------  ------------  ------------  -----------
                                                  ----------  -----------  ------------  ------------  -----------

    Included in Corporate assets are the investment in joint venture and the net assets held for sale. Included in the Corporate operating income are the income from joint venture and all elimination and adjusting entries.

    As the acquisition of BGP occurred on October 11, 1996, segment information is not material as of and for the year ending October 31, 1996 and not applicable prior to the acquisition.

    Intersegment sales and export sales are not material. Operating income includes all costs and expenses directly related to the geographical area. Identifiable assets are those used in each segment's operations, except net assets held for sale which represents the fair market value of those assets.

    No single customer accounted for more than 10% of sales in any year.

                              AEP INDUSTRIES INC.

(15) SEGMENT INFORMATION (CONTINUED)
    In June 1997, the Financial Accounting Standard Board issued Statement of Financial Accounting Standards No. 131 "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 131 requires disclosures for each business segment that are similar to current requirements, with the addition of quarterly disclosures and more detailed geographic disclosures. The Company is not required to adopt SFAS 131 until the year ending October 31, 1999. SFAS 131 relates solely to disclosure provisions, and therefore will not have any effect on the results of operations, financial position and cash flows of the Company.

(16) SUBSEQUENT EVENT

    On November 19, 1997, the Company completed an offering of $200 million in aggregate principal amount of 9.875% Senior Subordinated Notes due November 15, 2007 (the "Notes"). The issue price was 99.224% resulting in an effective yield of 10%. The net proceeds (approximately $193 million) from the Notes have been used to repay a portion of the indebtedness outstanding under the Company's outstanding Credit Agreement (Note 7).

    In January 1998, the Company completed the sale of its operations in South Africa to local management for $1 million plus the settlement of all intercompany items. As of and for the year ending October 31, 1997, total assets for this operation amounted to approximately $6.5 million and net losses amounted to approximately $700,000 respectively. The sale did not result in any gain or loss.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THEN THE SECURITIES TO WHICH IT RELATES OR ANY OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                            ------------------------

                               TABLE OF CONTENTS

Available Information.................          2
Prospectus Summary....................          3
Risk Factors..........................         13
Capitalization........................         19
Selected Historical and Pro Forma
  Consolidated Financial Data.........         20
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................         22
Business..............................         28
Management............................         40
The Exchange Offer....................         43
Description of Credit Facilities......         54
Description of the Exchange Notes.....         57
Exchange Offer; Registration Rights...         85
Certain United States Federal Income
  Tax Consequences....................         87
Plan of Distribution..................         88
Legal Matters.........................         89
Experts...............................         89
Incorporation of Certain Information
  by Reference........................         89
Index to Financial Statements.........        F-1

PROSPECTUS

                                  $200,000,000

                              AEP INDUSTRIES INC.

                                     [LOGO]

OFFER TO EXCHANGE $200,000,000 OF ITS 9.875% SENIOR SUBORDINATED NOTES DUE 2007,
  WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT, FOR $200,000,000 OF ITS
             OUTSTANDING 9.875% SENIOR SUBORDINATED NOTES DUE 2007

                                          , 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the Delaware General Corporation Law which covers the indemnification of directors, officers, employees and agents of a corporation is hereby incorporated herein by reference. Reference is made to Articles Sixth and Fifteenth of Registrant's Restated Articles of Incorporation which provide for indemnification by the Registrant in the manner and to the full extent permitted by Delaware law.

    The Company has obtained a directors and officers insurance policy.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) EXHIBITS. The exhibits required to be filed as part of this registration statement are listed in the attached Index to Exhibits.

    (b) FINANCIAL STATEMENT SCHEDULES. The financial statement schedules of the Registrant required to be filed as part of this Registration Statement are listed on the attached index to financial statement schedules.

ITEM 22. UNDERTAKINGS

    (A) Undertaking Required by Regulation S-K, Item 512(a).

    The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act 1933 to reflect;

           (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, reflect the fundamental change in the information set forth in the Registration Statement;

           (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (B) Undertaking required by Regulation S-K, Item 512(b).

    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of a registrant's annual report pursuant to Section 13(a) or 13(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement in relating to the Securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (C) Undertaking required by Regulation S-K, Item 512(e).

    The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 and Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prosectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

    (D) Undertakings required by Regulation S-K, Item 512(g).

        (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statment, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

        (2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (E) Undertakings required by Regulation S-K, Item 512(h).

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURE

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Form S-4 and has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 13th day of February, 1998.

                                AEP INDUSTRIES INC.

                                By:  /s/ J. BRENDAN BARBA
                                     -----------------------------------------
                                     J. Brendan Barba
                                     Chairman of the Board, President
                                     and Principal Executive Officer

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below under the heading "Signatures" constitutes and appoints each of J. Brendan Barba and Paul M. Feeney his true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any or all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and for all intends and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Dated: February 13, 1998        AEP INDUSTRIES INC.

                                By:  /s/ J. BRENDAN BARBA
                                     -----------------------------------------
                                     J. Brendan Barba
                                     Chairman of the Board, President and
                                     Principal Executive Officer

Dated: February 13, 1998        By:  /s/ PAUL M. FEENEY
                                     -----------------------------------------
                                     Paul M. Feeney
                                     Executive Vice President, Principal
                                     Financial Officer and Director

Dated: February 13, 1998        By:  /s/ LAWRENCE R. NOLL
                                     -----------------------------------------
                                     Lawrence R. Noll
                                     Controller, Principal Accounting
                                     Officer and Director

Dated: February 13, 1998        By:  /s/ KENNETH AVIA
                                     -----------------------------------------
                                     Kenneth Avia
                                     Director

Dated: February 13, 1998        By:  /s/ WILLIAM CARTER
                                     -----------------------------------------
                                     William Carter
                                     Director

Dated: February 13, 1998        By:  /s/ PAUL E. GELBARD
                                     -----------------------------------------
                                     Paul E. Gelbard
                                     Director

Dated: February 13, 1998        By:  /s/ C. ROBERT KIDDER
                                     -----------------------------------------
                                     C. Robert Kidder
                                     Director

Dated: February 13, 1998        By:  /s/ CLIFTON S. ROBERTS
                                     -----------------------------------------
                                     Clifton S. Robins
                                     Director

Dated: February 13, 1998        By:  /s/ LEE STEWART
                                     -----------------------------------------
                                     Lee Stewart
                                     Director

Dated: February 13, 1998        By:  /s/ SCOTT A. STUART
                                     -----------------------------------------
                                     Scott A. Stuart
                                     Director

                               INDEX TO EXHIBITS

EXHIBIT NUMBER                                         DESCRIPTION OF EXHIBIT                                       PAGE
-------------------  ------------------------------------------------------------------------------------------     -----

         3    (a)    Restated Certificate of Incorporation of the Company as filed April 11, 1997 (incorporated by reference to Exhibit 3(a) to the Quarterly Report on 10-Q for the quarter ended July
                     31, 1997).................................................................................       *

         3    (b)    Amended and Restated By-Laws of the Company (incorporated by reference to Exhibit 4 to
                     Registrant's report on Form 8-K, dated October 11, 1996)..................................       *

        10    (a)    1985 Stock Option Plan of the Company (incorporated by reference to Exhibit 10(mm) to
                     Amendment No. 2 to Registration Statement on Form S-1 No. 33-2242)........................       *

        10    (b)    The Employee Profit Sharing and 401(k) Retirement Plan and Trust as adopted March 3, 1993
                     (incorporated by reference to Exhibit 10(g) to Registrant's Quarterly Report on Form 10-Q
                     for the period ended January 31, 1993)....................................................       *

        10    (c)    1995 Stock Option Plan of the Company (incorporated by reference to Exhibit 4 to the
                     Registration Statement No. 33-58747 on Form S-8)..........................................       *

        10    (d)    1995 Employee Stock Purchase Plan of the Company (incorporated by reference to Exhibit 4
                     to the Registration Statement No. 33-58743 on Form S-8)...................................       *

        10    (e)    Lease dated as of March 20, 1990, between the Company and Phillips and Huyler Assoc., L.P.
                     (incorporated by reference to Exhibit 10(aa) to the Annual Report on Form 10-K for the
                     year ended October 31, 1990)..............................................................       *

        10    (f)(1) Credit Agreement, dated as of October 11, 1996, among the Company, the Morgan Guaranty
                     Trust Company, as Agent, and the banks party thereto (incorporated by reference to Exhibit
                     3 to Registrant's report on Form 8-K, dated October 11, 1996).............................       *

        10    (f)(2) Amendment No. 1, dated as of October 24, 1997, to the Credit Agreement dated as of October
                     11, 1996, among the Company, the Morgan Guaranty Trust Company as Agent and the Bank's
                     party thereto (incorporated by reference to Exhibit 10(f)(2) to Registrant's Annual Report
                     on Form 10-K for the fiscal year ended October 31, 1997)..................................       *

        10    (g)    Tender Offer to Purchase, dated as of August 10, 1995, (incorporated by reference to
                     Exhibit (a)(1) as filed on August 10, 1995, with Schedule 13E-4)..........................       *

        10    (h)    Stock Purchase Agreement, dated as of August 2, 1995, between the Company and J. Brendan
                     Barba (incorporated by reference to Exhibit (c) as filed on August 10, 1995 with Schedule
                     13E-4)....................................................................................       *

        10    (i)(1) Purchase Agreement, dated as of June 20, 1996, without exhibits, between the Company and
                     Borden Inc. (incorporated by reference to Exhibit C-1 to Registrant's report on Form 8-K,
                     dated June 20, 1996)......................................................................       *

        10    (i)(2) Amendment No. 1, dated as of October 11, 1996, to the Purchase Agreement, dated as of June
                     20, 1996, between the Company and Borden, Inc. (incorporated by reference to Exhibit 1(b)
                     to Registrant's report on Form 8-K, dated October 11, 1996)...............................       *

        10    (i)(3) Combined Financial Statements of Borden Global Packaging Operations as of December 31,
                     1995 and 1994 and for each of the three years in the period ended December 31, 1995
                     (incorporated by reference to Annex F to Registrant's Proxy Statement, dated September 11,
                     1996).....................................................................................       *

EXHIBIT NUMBER                                         DESCRIPTION OF EXHIBIT                                       PAGE
-------------------  ------------------------------------------------------------------------------------------     -----
        10    (j)(1) Governance Agreement, dated as of June 20, 1996, without exhibits, between the Company and
                     Borden, Inc. (incorporated by reference to Exhibit C-2 to Registrant's report on Form 8-K,
                     dated June 20, 1996)......................................................................       *

        10    (j)(2) Amendment No. 1, dated as of October 11, 1996, to the Governance Agreement dated as of
                     June 20, 1996, between the Company and Borden, Inc. (incorporated by reference to Exhibit
                     2(b) to Registrant's report on Form 8-K, dated October 11, 1996)..........................       *

        10    (k)    Employment Agreement, dated as of October 11, 1996, between the Company and J. Brendan
                     Barba (incorporated by reference to Exhibit 10(k) to Registrant's Annual Report on Form
                     10-K for the fiscal year ended October 31, 1997)..........................................       *

        10    (l)    Employment Agreement, dated as of October 11, 1996, between the Company and Paul M. Feeney
                     (incorporated by reference to Exhibit 10(l) to Registrant's Annual Report on Form 10-K for
                     the fiscal year ended October 31, 1997)...................................................       *

        10    (m)    Purchase Agreement, dated November 14, 1997, among Registrant and J.P. Morgan Securities,
                     Inc., Morgan Stanley & Co. Incorporated and Salomon Brothers Inc (incorporated by
                     reference to Exhibit 1 to Registrant's report on Form 8-K, dated November 19, 1997).......       *

        10    (n)    Registration Rights Agreement, dated as of November 19, 1997, among Registrant and J.P.
                     Morgan Securities, Inc., Morgan Stanley & Co. Incorporated and Salomon Brothers, Inc
                     (incorporated by reference to Exhibit 1 to Registrant's report on Form 8-K, dated November
                     19, 1997).................................................................................       *

        10    (o)    Indenture, dated as of November 19, 1997, between the Registrant and The Bank of New York, as Trustee (incorporated by reference to Exhibit 1 to Registrant's report on Form 8-K,
                     dated November 19, 1997)..................................................................       *

        10    (p)    Agreement for Sale of Business, dated July 18, 1997, between ICI Australia Limited and ICI
                     Australia Operations PTY Limited as Seller, and Registrant's subsidiary AEP Industries
                     (Australia) PTY Limited, as Purchaser (incorporated by reference to Exhibit 10(p) to
                     Registrant's report on Form 10-K for the year ended October 31, 1997).....................       *

        23           Consent of Arthur Andersen LLP............................................................

        24           Power of Attorney (see "Power of Attorney" on signature page).............................

        99    (a)    Form of Letter of Transmittal.............................................................

        99    (b)    Notice of Guaranteed Delivery.............................................................

------------------------

*   Incorporated by reference.